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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement.                        [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS
                                                         PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive proxy statement.
[ ]  Definitive additional materials.
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                               JASON INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of filing fee (check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        Common Stock, $0.10 par value

    (2) Aggregate number of securities to which transaction applies:

        20,435,353

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        The filing fee was determined based upon the product of (a) the 17,880,311 shares of common stock, par value $0.10 per share, proposed to be acquired by the acquiror (which does not include the minimum of 2,555,042 shares which will be owned by the acquiror prior to the merger), and (b) the merger consideration of $11.25 per share of common stock, plus $5,036,707.62 payable to holders of options and warrants to purchase shares of common stock in exchange for the cancellation of such options and warrants (the "Total Consideration"). The payment of the filing fee, calculated in accordance with Regulation 240.0-11 under the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the Total Consideration.

    (4) Proposed maximum aggregate value of transaction:

        $206,190,206.62

    (5) Total fee paid:

        $41,238.04

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

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

                               JASON INCORPORATED
                     411 EAST WISCONSIN AVENUE, SUITE 2120
                           MILWAUKEE, WISCONSIN 53202

                                                                    June 6, 2000

TO THE SHAREHOLDERS OF JASON INCORPORATED:

     The Board of Directors of Jason Incorporated (the "Company") cordially invites you to attend the Annual Meeting of the Shareholders of the Company to be held on June 27, 2000 at 10:00 a.m., local time, at The University Club, 924 East Wells Street, Milwaukee, Wisconsin 53202, and at any adjournment or postponement thereof (the "Annual Meeting").

     At the Annual Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 30, 2000, as amended (the "Merger Agreement"), by and among the Company, Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Saw Mill ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Vincent L. Martin and Mark Train (the Chairman and Chief Executive Officer of the Company, respectively, and collectively the "Management Shareholders"), as it may be amended from time to time, which provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "Merger").

     If the Merger is approved, each outstanding share of the Company's $0.10 par value common stock (the "Common Stock") other than Common Stock owned by the Company or its subsidiaries or by Merger Sub and Common Stock owned by shareholders who have perfected their dissenters' rights in accordance with Wisconsin law, will be converted into the right to receive $11.25 in cash without interest (the "Merger Consideration"), and each outstanding option to acquire a share of Common Stock will be converted into the right to receive an amount per share equal to the Merger Consideration minus the exercise price per share for each such option, without interest. The Merger and the Merger Agreement are each described in the accompanying Proxy Statement and a copy of the Merger Agreement is attached as ANNEX A to the Proxy Statement. The Wisconsin dissenters' rights laws are described in the accompanying Proxy Statement and a complete copy of such laws is attached as ANNEX C to the Proxy Statement. Please read all of these materials carefully.

     Because the Management Shareholders are each members of the Company's Board of Directors and will retain a continuing ownership interest in the Company following the Merger, the Board of Directors appointed a special committee of the Board of Directors (the "Special Committee"), consisting of four members of the Board of Directors who are not employees of the Company and who are not affiliated with Saw Mill, to negotiate the Merger Agreement on behalf of the Company, to consider the fairness of the proposed Merger to the Company and its shareholders other than the Management Shareholders, Saw Mill, Parent, Merger Sub and their respective affiliates (collectively, the "Public Shareholders"), and to recommend to the full Board of Directors whether to proceed with the proposed Merger. In connection with its review and consideration of the proposed Merger, the Special Committee retained Lehman Brothers Inc. to act as its independent financial advisor and Michael Best & Friedrich LLP to act as its independent legal advisor. On January 29, 2000, Lehman Brothers Inc. delivered its oral opinion, which was subsequently confirmed in writing, to the Special Committee to the effect that, as of the date of its opinion, the Merger Consideration of $11.25 in cash per share of Common Stock to be received in the Merger by the Public Shareholders is fair to those shareholders from a financial point of view. A copy of the opinion of Lehman Brothers Inc. is attached as ANNEX B to, and a description of its opinion is included in, the accompanying Proxy Statement.

     THE SPECIAL COMMITTEE HAS UNANIMOUSLY RECOMMENDED THE MERGER TO THE BOARD OF DIRECTORS AS BEING FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE PUBLIC SHAREHOLDERS. Based upon this recommendation, the Board of Directors has approved the Merger Agreement and has determined that the Merger, the Merger Agreement and the Merger Consideration, are fair to, and in the best interests of, the Company and the Public Shareholders. Accordingly, the Board of Directors recommends that the shareholders of the Company vote "FOR" the approval and adoption of the Merger Agreement at the Annual Meeting.

     Generally, the receipt of the Merger Consideration in exchange for shares of Common Stock will be a taxable transaction to the Company's shareholders for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

     Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority the outstanding shares of Common Stock in accordance with applicable Wisconsin law. Under a voting agreement, the Management Shareholders and certain of their affiliates have granted an irrevocable proxy to Merger Sub which permits Merger Sub to vote all shares of Common Stock owned by the Management Shareholders and such affiliates (representing approximately 37.6% of the outstanding shares of Common Stock), in favor of the adoption and approval of the Merger Agreement and the Merger.

     At the Annual Meeting, you will also be asked to consider and vote on the election of directors and to ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as independent auditors of the Company. The election of each nominee for director requires the affirmative vote of a majority of the votes represented at the Annual Meeting at which a quorum is present. The Board of Directors recommends that shareholders of the Company vote "FOR" each nominee for election to the Board of Directors. The appointment of independent auditors is not required to be submitted to a vote of shareholders; however, the Board of Directors believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. If shareholder ratification is not received, the Board of Directors will reconsider the appointment. The ratification of independent auditors requires the affirmative vote of a majority of the votes represented at the Annual Meeting at which a quorum is present. The Board of Directors recommends that shareholders of the Company vote "FOR" the ratification of the appointment of independent auditors of the Company.

     ATTACHED IS A NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND A PROXY STATEMENT CONTAINING A DISCUSSION OF THE BACKGROUND OF, REASONS FOR, AND TERMS OF THE MERGER. WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THE ACCOMPANYING PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK PERSONALLY WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                          Very truly yours,

                                          /s/ MARK TRAIN

                                          Mark Train
                                          Chief Executive Officer

                               JASON INCORPORATED
                     411 EAST WISCONSIN AVENUE, SUITE 2120
                           MILWAUKEE, WISCONSIN 53202

                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 27, 2000

                                                                    June 6, 2000

TO THE SHAREHOLDERS OF JASON INCORPORATED:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Jason Incorporated (the "Company") will be held on June 27, 2000 at 10:00 a.m., local time, at The University Club, 924 East Wells Street, Milwaukee, Wisconsin 53202, and at any adjournment or postponement thereof (the "Annual Meeting") for the following purposes:

     1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 30, 2000, as amended (the "Merger Agreement"), by and among the Company, Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Saw Mill ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Vincent L. Martin and Mark Train (the Chairman and Chief Executive Officer of the Company, respectively, and collectively the "Management Shareholders"), as it may be amended from time to time, which, among other things, provides for (a) the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "Merger"), and (b) the conversion in the Merger of each outstanding share of common stock, par value $0.10 per share (the "Common Stock") of the Company (other than (i) Common Stock owned by the Company or its subsidiaries, (ii) Common Stock owned by Merger Sub (including 2,437,262 shares of Common Stock currently owned by the Management Shareholders to be contributed to Parent prior to the Merger) and (iii) Common Stock owned by shareholders who have perfected their dissenters' rights in accordance with Wisconsin law) into the right to receive $11.25 in cash without interest (the "Merger Consideration"). A copy of the Merger Agreement is attached as ANNEX A to the accompanying Proxy Statement and is incorporated into this Notice by reference.

     2. To elect a Board of Directors to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

     3. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year 2000.

     4. To consider any other matters that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     THE BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE MERGER CONSIDERATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS OTHER THAN THE MANAGEMENT SHAREHOLDERS, SAW MILL, PARENT, MERGER SUB AND THEIR RESPECTIVE AFFILIATES. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING. In addition, the Board of Directors recommends that the shareholders of the Company vote "FOR" all nominees for the Board of Directors and "FOR" the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors.

     Shareholders and beneficial shareholders who do not wish to accept the Merger Consideration and who properly perfect dissenters' rights under Wisconsin law are entitled to have a court determine the fair value of their shares. A copy of the relevant provisions of Wisconsin law are attached as ANNEX C to the accompanying Proxy Statement. These dissenters' rights are subject to a number of restrictions and technical requirements described in ANNEX C and the attached Proxy Statement.

     Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in accordance with Wisconsin law. The election of each nominee for director and the ratification of the appointment of independent auditors each requires the affirmative vote of a majority of the votes represented at the Annual Meeting at which a quorum is present. Only shareholders of record at the close of business on May 30, 2000 are entitled to notice of, and to vote at, the Annual Meeting. During the ten day period prior to the Annual Meeting, any shareholder may examine a list of the Company's shareholders of record, for any purpose related to the Annual Meeting, during ordinary business hours at the offices of the Company at 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin 53202.

     WE CANNOT COMPLETE THE MERGER UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT AT THE ANNUAL MEETING. YOUR VOTE IS VERY IMPORTANT.

     WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THE ACCOMPANYING PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK PERSONALLY WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                         By Order of the Board of Directors,

                                          /s/ VINCENT L. MARTIN

                                          Vincent L. Martin
                                          Chairman

    PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES OF COMMON STOCK AFTER THE MERGER HAS BEEN APPROVED AND
                               BECOMES EFFECTIVE.

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2000

                               JASON INCORPORATED
                     411 EAST WISCONSIN AVENUE, SUITE 2120
                           MILWAUKEE, WISCONSIN 53202

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 27, 2000

     This Proxy Statement is being furnished to the holders of Common Stock, par value $0.10 per share (the "Common Stock"), of Jason Incorporated (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on June 27, 2000 at 10:00 a.m., local time, at The University Club, 924 East Wells Street, Milwaukee, Wisconsin 53202, and at any adjournment or postponement thereof (the "Annual Meeting").

     At the Annual Meeting, shareholders of the Company will consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 30, 2000, as amended (the "Merger Agreement"), by and among the Company, Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Saw Mill ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Vincent L. Martin and Mark Train (the Chairman and Chief Executive Officer of the Company, respectively, and collectively the "Management Shareholders"), as it may be amended from time to time, providing for the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). The Merger Agreement is attached as ANNEX A to this Proxy Statement.

     The Merger will be completed on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which at the effective time of the Merger (the "Effective Time"): (a) Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease; (b) the Company will become a privately held corporation; (c) the Board of Directors of Merger Sub will replace the Board of Directors of the Company; (d) each share of Common Stock other than (i) Common Stock owned by the Company or its subsidiaries, (ii) Common Stock owned by Merger Sub (including 2,437,262 shares of Common Stock currently owned by the Management Shareholders to be contributed to Parent prior to the Merger) and (iii) Common Stock owned by shareholders who have perfected their dissenters' rights in accordance with Wisconsin law (collectively, "Dissenting Shares"), will be converted into the right to receive $11.25 in cash without interest (the "Merger Consideration"); and (e) each outstanding option to acquire a share of Common Stock will be converted into the right to receive an amount per share equal to the Merger Consideration minus the exercise price per share for each such option, without interest (the "Option Consideration").

     A majority of the outstanding shares of Common Stock must be voted in favor of the Merger Agreement for the Merger Agreement and the Merger to be approved. Under the Merger Agreement, Saw Mill, Parent and Merger Sub have agreed to vote all shares of Common Stock beneficially owned by them, or with respect to which they have the power, by agreement, proxy or otherwise, to cause to be voted, in favor of the approval and adoption of the Merger Agreement and the Merger. In addition, under a voting agreement, the Management Shareholders and certain of their affiliates have granted an irrevocable proxy to Merger Sub which permits Merger Sub to vote all shares of Common Stock owned by the Management Shareholders and such affiliates (representing approximately 37.6% of the outstanding shares of Common Stock), in favor of the adoption and approval of the Merger Agreement and the Merger. Consequently, after taking into account the Common Stock to be contributed to Merger Sub and the shares over which Merger Sub has voting power under the Voting Agreement, Merger Sub will have voting power over shares representing approximately 38.2% of the outstanding shares of Common Stock as of the date of the Annual Meeting.

     THE BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS OTHER THAN MERGER SUB, PARENT, SAW MILL, THE MANAGEMENT SHAREHOLDERS AND THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, THE "PUBLIC SHAREHOLDERS"). THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING. SEE "SPECIAL
FACTORS -- REASONS FOR THE MERGER; FAIRNESS OF THE MERGER."

     At the Annual Meeting, you will also be asked to consider and vote on the election of directors and to ratify the appointment of independent auditors of the Company. The election of each nominee for director requires the affirmative vote of a majority of the votes represented at the Annual Meeting at which a quorum is present. The Board of Directors recommends that shareholders of the Company vote "FOR" each nominee for election to the Board of Directors. The appointment of independent auditors is not required to be submitted to a vote of shareholders; however, the Board of Directors believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. If shareholder ratification is not received, the Board of Directors will reconsider the appointment. The ratification of independent auditors requires the affirmative vote of a majority of the votes represented at the Annual Meeting at which a quorum is present. The Board of Directors recommends that shareholders of the Company vote "FOR" the ratification of the appointment of independent auditors of the Company.

     Shares of Common Stock are listed and traded on The Nasdaq National Market ("NASDAQ") under the symbol "JASN". On January 28, 2000, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Stock on NASDAQ was $7.125 per share. On June 1, 2000, the most recent practicable trading day prior to the date of this Proxy Statement, the reported closing price of Common Stock on NASDAQ was $10.25 per share.

     As used in this Proxy Statement, unless the context otherwise requires, the term "the Company" refers to Jason Incorporated and its subsidiaries. All information regarding the Company and its subsidiaries in this Proxy Statement has been supplied by the Company and not the Special Committee (as defined herein). All information regarding Saw Mill, Parent and Merger Sub in this Proxy Statement has been supplied by Saw Mill. All information regarding the Management Shareholders has been supplied by the Management Shareholders.

     This Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders of the Company on or about June 6, 2000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED HEREIN OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............       5

FORWARD-LOOKING STATEMENTS..................................       5

SUMMARY.....................................................       5

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY.........      13

THE ANNUAL MEETING..........................................      14
  Purpose...................................................      14
  Record Date; Voting Rights................................      14
  Required Vote.............................................      14
  Proxies...................................................      15

PROPOSAL 1: MERGER OF THE COMPANY AND MERGER SUB............      15

PARTIES TO THE MERGER.......................................      15
  The Company...............................................      15
  Saw Mill, Parent and Merger Sub...........................      17
  The Management Shareholders...............................      18
  Past Transactions between the Company and Saw Mill........      18

SPECIAL FACTORS.............................................      18
  Purpose and Effects of the Merger.........................      18
  Reasons for the Merger; Fairness of the Merger............      19
  Benefits and Detriments of the Merger to the Company, the
     Management Shareholders and Public Shareholders........      24
  Reports, Opinions and Appraisals..........................      26
  Opinion of the Independent Financial Advisor to the
     Special Committee......................................      27
  Accounting Treatment of the Merger........................      33
  Certain Tax Consequences of the Merger....................      33

THE MERGER..................................................      34
  Merger Consideration; Cancellation of Common Stock........      34
  Background of the Merger..................................      34
  Recommendation of the Special Committee and the Board of
     Directors..............................................      38
  Required Regulatory Approvals.............................      39
  Interests of Certain Persons in the Merger................      39
  Financing for the Merger..................................      43
  Fees and Expenses.........................................      46
  Conduct of the Company's Business if the Merger is Not
     Completed..............................................      47
  Plans for the Company After the Merger....................      47
  Certain Projections of Future Operating Results...........      47
  Legal Proceedings.........................................      48

RIGHTS OF DISSENTING SHAREHOLDERS...........................      48

THE MERGER AGREEMENT........................................      50
  General...................................................      50
  Payment for Shares........................................      50
  Treatment of Company Stock Options........................      51
  Directors and Officers....................................      51
  Articles of Incorporation and By-laws.....................      51
  Representations and Warranties............................      51

                                                              PAGE
                                                              ----
  Vote of Saw Mill, Parent and Merger Sub...................      52
  Third Party Transactions; Fiduciary Responsibilities......      52
  Indemnification and Insurance.............................      53
  State Takeover Laws.......................................      53
  Cooperation with Financing................................      54
  Equity Securities of the Company..........................      54
  Conduct of Business Pending the Merger....................      54
  Conditions to the Merger..................................      55
  Termination...............................................      56
  Fees, Expenses and Other Payments.........................      57

PROPOSAL 2: ELECTION OF DIRECTORS...........................      58
  Committees................................................      58
  Nominees for Election as Directors........................      59

EXECUTIVE OFFICERS..........................................      60

EXECUTIVE COMPENSATION......................................      61

STOCK OPTIONS...............................................      62

COMPENSATION COMMITTEE REPORT...............................      62

STOCK PERFORMANCE...........................................      64

SECURITY OWNERSHIP..........................................      64

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS............      66

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING...............      66

INDEPENDENT PUBLIC ACCOUNTANTS..............................      67

OTHER MATTERS...............................................      67

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....      67

PERSONS MAKING THE SOLICITATION; EXPENSES OF SOLICITATION...      67

ANNUAL REPORT...............................................      67

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS................      67

ANNEX A -- AGREEMENT AND PLAN OF MERGER, AS AMENDED

ANNEX B -- OPINION OF LEHMAN BROTHERS INC.

ANNEX C -- WISCONSIN DISSENTERS' RIGHTS STATUTES

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents previously filed by it with the Commission pursuant to the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"):

COMMISSION FILINGS                         PERIOD
------------------                         ------
Annual Report on Form 10-K...............  Year ended December 31, 1999
Current Report on Form 8-K...............  January 30, 2000
Quarterly Report on Form 10-Q............  Quarter ended March 31, 2000

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such documents. Copies of the documents incorporated by reference in this Proxy Statement without exhibits are available without charge upon written or oral request from the Corporate Secretary, Jason Incorporated, 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin 53202, (telephone (414) 277-9300). To obtain timely delivery, requests for copies should be made no later than June 20, 2000 (five business days before the date of the Annual Meeting).

                           FORWARD-LOOKING STATEMENTS

     When used in this Proxy Statement or in documents incorporated by reference herein with respect to the Company, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement or as of the date of such other documents. Actual results may differ materially from those contemplated in forward-looking statements and projections. Important assumptions and factors that could cause actual results to differ materially from those contemplated, projected, forecasted, estimated or budgeted in, or expressed or implied by, projections and forward-looking statements include industry trends, currency fluctuations, government fiscal and monetary policy, the success of new product introductions, general economic and business conditions in the markets the Company serves and actions of competitors which may affect the Company's ability to obtain orders and the ability of the Company to implement its plans. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. The Company assumes no obligation to update such forward-looking statements or any projections to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                                    SUMMARY

     The following is a summary of some of the information in the Proxy Statement. It is not meant to be comprehensive and does not contain all the information that is important to you. We have included page references to direct you to more complete information in the document. You should carefully read the entire Proxy Statement and the other documents to which this Proxy Statement refers to fully understand the merger and its consequences.

THE MERGER (See page 34)     -- Calendar Holdings, Inc. will acquire Jason
                                Incorporated by merging its wholly owned subsidiary, Calendar Acquisition Corp., into Jason. Calendar Holdings Inc. is referred to as "Parent" and Calendar Acquisition Corp. as "Merger Sub" throughout this proxy statement. Jason will be the surviving corporation in the merger and will be a wholly owned subsidiary of Parent. Immediately after the Merger is completed, Saw Mill Capital Fund II, L.P. will own approximately 50% of the common stock of Parent, on a fully diluted basis (which percentage may be reduced as a result of the issuance of warrants to providers of financing for the merger), and Vincent L. Martin and

                                Mark Train, who are the Chairman and Chief
                                Executive Officer, respectively, of Jason (and who we refer to throughout the Proxy Statement as the "Management Shareholders") will own, in the aggregate, approximately 35% of the common stock of Calendar Holdings, on a fully diluted basis (which percentage may be reduced as a result of the issuance of warrants to providers of financing for the merger). On the date of this Proxy Statement, Merger Sub owns less than 1%, and the Management Shareholders and their affiliates own approximately 37.6%, of the common stock of Jason. Below is a diagram of the merger which indicates the relative ownership percentages, on a fully diluted basis, of Jason as of the date of this Proxy Statement and immediately after the merger.

          OWNERSHIP PERCENTAGES AS OF THE DATE OF THIS PROXY STATEMENT

                 [OWNERSHIP PERCENTAGES PROXY STATEMENT TABLE]

            OWNERSHIP PERCENTAGES AS OF IMMEDIATELY AFTER THE MERGER

                      [OWNERSHIP PERCENTAGES MERGER TABLE]

* These percentages may be reduced as a result of the issuance of warrants to providers of financing for the Merger.

WHY THE BOARD OF DIRECTORS
  RECOMMENDS THAT YOU VOTE
  FOR THE MERGER AGREEMENT
  (See pages 22 and 38)      -- THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN
                                FAVOR OF THE MERGER AGREEMENT. In the opinion of the board of directors, based upon the unanimous recommendation of the special committee, the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of Jason's shareholders (other than Saw Mill, the Management Shareholders and each of their respective affiliates). THE BOARD OF DIRECTORS HAS ACCORDINGLY RECOMMENDED THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
VOTE REQUIRED TO APPROVE
THE MERGER AGREEMENT (See
  page 14)                   -- The holders of a majority of the outstanding
                                shares of Jason's common stock must vote to approve the merger agreement. Saw Mill and the Management Shareholders currently beneficially own a total of approximately 38.2% of Jason's common stock. The Management Shareholders have authorized Saw Mill to vote their shares in favor of the merger agreement. IF YOU DO NOT VOTE YOUR SHARES, THE EFFECT WILL BE A VOTE AGAINST THE MERGER. THE BOARD OF DIRECTORS, WITH THE MANAGEMENT SHAREHOLDERS ABSTAINING, UNANIMOUSLY RECOMMENDS VOTING "FOR" THE MERGER.

SAW MILL (See page 17)       -- Saw Mill is a Delaware limited partnership. It
                                was formed for the purpose of providing a
                                portion of the financing for the merger.
PARENT AND MERGER SUB (See
  page 17)                   -- Parent and Merger Sub are subsidiaries of Saw
                                Mill formed for the purpose of completing the merger. Merger Sub will merge into Jason in the Merger and will cease to exist. Following the Merger, Parent will hold 100% of the outstanding common stock of Jason.
OPINION OF FINANCIAL
ADVISOR (See page 27)        -- A special committee of Jason's Board of
                                Directors received a written opinion from Lehman Brothers. The written opinion states that the merger consideration, as of January 29, 2000, was fair from a financial point of view to the holders of Jason common stock, other than Saw Mill, the Management Shareholders and their respective affiliates.
WHAT YOU WILL RECEIVE IN
THE MERGER (See pages 1 and
  34)                        -- Shareholders of Jason (other than Jason itself,
                                Merger Sub and shareholders who perfect their dissenters' rights) will be entitled to receive $11.25 in cash, without interest, for each share of Jason's common stock. If you own stock options of Jason, you will be entitled to receive, for each stock option, the difference between $11.25 and the exercise price of each stock option, without interest, regardless of whether the option is fully vested.

LOCATION, DATE AND TIME OF
  ANNUAL MEETING (See page
  14)                        -- The annual meeting will be on June 27, 2000 at
                                10:00 a.m. local time at The University Club, 924 East Wells Street, Milwaukee, Wisconsin, 53202. If the meeting is adjourned for any reason, we will give you notice of the new date and time.

PURPOSE OF THE MERGER (See
  page 14)                   -- The purpose of the merger is to allow Saw Mill
                                and the Management Shareholders to acquire
                                Jason. If the merger is completed, Jason common stock will cease to be publicly traded and holders of common stock (other than Jason itself, Merger Sub and shareholders who perfect their dissenter's rights described elsewhere in this Proxy Statement) will receive $11.25 in cash per share.

INTEREST OF MANAGEMENT
  SHAREHOLDERS (See page
  39)                        -- The Management Shareholders have interests in
                                the merger that are different from your
                                interests as a shareholder. Collectively, the Management Shareholders now beneficially own 7,687,812 shares of Jason common stock representing approximately 37.6% of the outstanding common stock. In connection with the merger, the Management Shareholders will contribute a total of 2,437,262 shares of common stock valued at an aggregate average of $10.13 per share to Parent in exchange for shares of Parent. In exchange for their remaining 5,250,550 shares of Jason common stock, the Management Shareholders will receive the cash consideration of $11.25 per share resulting in an aggregate average value of approximately $10.90 per share in cash and stock being received by the Management Shareholders for their shares of Jason common stock in connection with the Merger. The Management Shareholders also will continue to serve in their positions as executive officers of Jason after the merger and will enter into new employment agreements with the surviving corporation. The Management Shareholders have agreed to allow Saw Mill to vote their shares in favor of the Merger.

INTEREST OF MEMBERS OF THE
  SPECIAL COMMITTEE (See
  page 40)                   -- The members of the special committee, which was
                                established to evaluate and negotiate the merger, own shares of Jason common stock and options to acquire Jason common stock. The treatment of Jason common stock and options owned by members of this special committee is identical to the treatment of Jason common stock and options owned by the other Public Shareholders. If the merger is completed, the members of this special committee will be entitled to receive, in the aggregate, $2,303,831 for their shares of Jason common stock and $484,073 for their options to acquire Jason common stock.

CONDITIONS OF THE MERGER
(See page 55)                -- A number of conditions must be satisfied before
                                any of the parties is obligated to complete the merger, including:

                                - the merger must be approved by the holders of a majority of the outstanding shares of Jason common stock; and

                                - there must be no legal or judicial restraints or prohibitions preventing completion of the merger.

                             -- Additional conditions must be satisfied or
                                waived before either Saw Mill, Parent or Merger Sub is obligated to complete the merger, including:

                                - The funding of the debt and equity financings described in the Proxy Statement must have occurred. This funding is subject to a number of material conditions different than those in the merger agreement;

                                - Jason must have performed or complied with all of its obligations and covenants set forth in the merger agreement except where failure to do so would not have a material adverse effect on Jason;

                                - The representations and warranties made by Jason in the merger agreement must be true and correct except where the failure to be true and correct would not have a material adverse effect on Jason;

                                - Since December 31, 1998 no event shall have occurred which would reasonably be expected to have a material adverse effect on Jason; and

                                - The shares held by shareholders who exercise dissenters' rights must not exceed 10% of the outstanding shares of Jason common stock.

                             -- Additional conditions must be satisfied or
                                waived before Jason is obligated to complete the merger, including:

                                - Parent, Merger Sub and Saw Mill must have performed or complied in all material respects with all of their respective obligations and covenants set forth in the merger agreement.

TERMINATION OF THE MERGER
  AGREEMENT (See page 56)    -- All parties may agree at any time (including any
                                time after the annual meeting) to terminate the merger agreement. In addition, either Jason or Saw Mill indirectly through Merger Sub may terminate the merger agreement if:

                                - the merger has not been completed by August 31, 2000;

                                - a final court order or other governmental action prohibits the merger; or

                                - the shareholder approval required to complete the merger is not obtained.

                             -- Jason may also terminate the merger agreement
                                if:

                                - Saw Mill, Parent or Merger Sub materially breaches a representation, warranty, covenant or obligation set forth in the merger agreement and such breach is not or cannot be cured; or

                                - the board of directors of Jason recommends accepting an acquisition proposal other than the merger in accordance with merger agreement.

                             -- Saw Mill indirectly through Merger Sub may also
                                terminate the merger agreement if:

                                - Jason materially breaches a representation, warranty, covenant or obligation set forth in the merger agreement and such breach is not or cannot be cured; or

                                - the board of directors of Jason withdraws or adversely modifies its recommendation of the merger agreement or recommends that Jason shareholders approve an acquisition proposal other than the merger.

ACQUISITION PROPOSALS (See
  page 52)                   -- The merger agreement permits Jason to provide
                                information to and engage in discussions and negotiations with third parties who may be interested in proposing a transaction with Jason if Jason receives a bona fide inquiry or proposal from a third party and the special committee concludes in good faith that such party is financially capable and that it has a fiduciary duty to provide such information or engage in such discussions or negotiations. The merger agreement also contains limitations on such activities if no third party proposal or inquiry is made.

FEES AND EXPENSES (See page
  57)                        -- Under the circumstances described above, Jason
                                will pay Saw Mill a termination or "break up" fee equal to $6.7 million less certain expenses. This fee is payable if, among other things, the merger agreement is terminated by Jason or Saw Mill, through Merger Sub, because the board of directors of Jason, based on a recommendation of the special committee, withdraws its recommendation of the merger agreement or recommends a proposal for another transaction as set out in detail in the merger agreement. The termination fee is also payable if the merger agreement is terminated under certain circumstances and a transaction similar to the merger, which was disclosed prior to the termination, is completed within nine months of the termination date.

CONFLICTS OF INTEREST (See
  pages 18 and 39)           -- Vincent L. Martin and Mark Train, two of the six
                                members of the board of directors, have a conflict of interest in recommending approval of the merger agreement. If the merger occurs, Mr. Martin and Mr. Train, together with Saw Mill, will indirectly own Jason's common stock following the merger and as a result will receive the benefit of any future earnings, growth and increased value of Jason while you will no longer receive any such benefit. Mr. Martin and Mr. Train will also continue to serve as officers of Jason after the merger. Because of this conflict, Mr. Martin and Mr. Train abstained from voting for the merger. Consequently, the board of directors' recommendation is based on the unanimous recommendation of the special committee of non-employee directors, which did not have a conflict of interest in making the recommendation.

BOARD OF DIRECTORS' ACTION
TO ENSURE THE PRICE PER
  SHARE YOU WILL RECEIVE IN
  THE PROPOSED MERGER IS
  FAIR (See pages 19 and
  38)                        -- The board of directors formed a special
                                committee consisting of four non-employee directors to evaluate and negotiate the terms of the merger agreement with Saw Mill and the Management Shareholders. The special committee independently selected and retained legal and financial advisors to assist it in the negotiation. The special committee received an opinion from its financial advisor, on which the special committee and the entire board of directors relied, that as of the date of the opinion, the $11.25 per share you will receive in the proposed merger is fair to you from a financial point of view. This fairness opinion does not extend to the Management Shareholders, Saw Mill or their affiliates.

ADVANTAGES OF THE MERGER TO
  YOU (See pages 18 and 26)  -- In the merger, you will receive a cash premium for your Jason common stock over the market price when the proposed merger was announced. The merger consideration of $11.25 per share represents a premium of 57.9% over the closing market price of Jason common stock on January 28, 2000, the last trading day before the proposed merger was announced. You also will not bear the risk of any decrease in the value of Jason.

DISADVANTAGES OF THE MERGER
  TO YOU (See pages 18 and
  26)                        -- Following the proposed merger, you will no
                                longer own stock of Jason and will no longer benefit from any earnings or growth of Jason. Also, you may recognize a taxable gain as a result of the Merger.

WHAT TO DO NOW               -- Please mark your vote on, sign, date and mail
                                your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented and voted at the annual meeting.

RIGHTS YOU HAVE IF YOU
OPPOSE THE MERGER (See page
  48)                        -- Shareholders who do not vote in favor of the
                                merger may dissent and obtain the fair value of their shares, but only if they strictly comply with all of the Wisconsin law procedures explained on pages 43 to 44 and in Annex C to this Proxy Statement.

WHO MAY VOTE ON THE MERGER
  (See page 14)              -- All shareholders of record as of the close of
                                business on May 30, 2000 will be entitled to notice of, and to vote at, the annual meeting.

DON'T SEND YOUR STOCK
  CERTIFICATES NOW           -- Don't send in your stock certificates now. After
                                the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates for the cash merger consideration of $11.25 per share.

SHARES HELD IN "STREET
NAME"                        -- If your shares of Jason common stock are held in
                                "street name" by your broker, your broker will ONLY vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

CHANGING YOUR VOTE
  (See page 15)              -- If you have signed and mailed back your proxy
                                card and want to change your vote, you may either send a written revocation or another signed proxy card with a later date to Jason's transfer agent, before the meeting or simply attend the annual meeting and vote in person.

COMPLETION OF THE MERGER
  (See page 18)              -- We are working toward completing the merger as
                                quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the annual meeting.

U.S. FEDERAL INCOME TAX
  CONSEQUENCES OF THE
  MERGER (See page 33)       -- The cash you receive for your shares generally
                                will be taxable for U.S. federal income tax purposes. To review the federal income tax consequences to shareholders in greater detail, see page 29.

OTHER MATTERS TO BE VOTED
  ON AT THE ANNUAL MEETING
  (See page 14)              -- At the annual meeting you will also vote on the
                                election of directors to hold office until the next annual meeting of shareholders, and you will vote to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year 2000. If the merger is completed, all of the directors of Jason will be replaced by the board of directors of Merger Sub.

WHO CAN HELP ANSWER OTHER
  QUESTIONS                  -- If you have more questions about the merger or
                                would like additional copies of this proxy statement, you should contact the Corporate Secretary of Jason Incorporated, 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin 53202 (telephone (414) 277-9300).

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

OPERATING RESULTS(1)
(in thousands except per share data)

                                                         FOR THE YEAR ENDED                              FOR THE QUARTER ENDED
                              ------------------------------------------------------------------------   ---------------------
                              DECEMBER 31,   DECEMBER 25,   DECEMBER 26,   DECEMBER 27,   DECEMBER 29,   MARCH 31,   MARCH 26,
                                  1999           1998           1997           1996           1995         2000        1999
                              ------------   ------------   ------------   ------------   ------------   ---------   ---------
Net sales...................    $423,865       $390,853       $338,666       $291,676       $275,199     $121,487    $102,200
Cost of sales...............     323,841        303,568        264,766        226,070        214,657       93,604      78,985
                                --------       --------       --------       --------       --------     --------    --------
Gross profit................     100,024         87,285         73,900         65,606         60,542       27,883      23,215
Selling and administrative
  expense...................      65,315         58,984         50,401         43,748         40,433       18,118      16,204
                                --------       --------       --------       --------       --------     --------    --------
Operating income............      34,709         28,301         23,499         21,858         20,109        9,765       7,011
Interest expense............      (6,132)        (6,661)        (7,837)        (7,375)        (7,560)      (1,599)     (1,522)
Merger expenses.............          --             --             --             --             --       (1,631)         --
Other income (expense)......         660          1,272          1,410            211           (225)         106         348
                                --------       --------       --------       --------       --------     --------    --------
Income from continuing
  operations before income
  taxes.....................      29,237         22,912         17,072         14,694         12,324        6,641       5,837
Provision for income
  taxes.....................     (11,475)        (8,937)        (6,658)        (5,730)        (5,063)       3,225       2,276
                                --------       --------       --------       --------       --------     --------    --------
Income from continuing
  operations................      17,762         13,975         10,414          8,964          7,261        3,416       3,561
Income (loss) from
  discontinued operations,
  net of tax................          --          1,278          1,813            (98)         4,270           --          --
                                --------       --------       --------       --------       --------     --------    --------
Net income..................    $ 17,762       $ 15,253       $ 12,227       $  8,866       $ 11,531     $  3,416    $  3,561
                                ========       ========       ========       ========       ========     ========    ========
Earnings per share -- basic
  Income from continuing
    operations..............    $    .87       $    .69       $    .52       $    .45       $    .36     $    .17    $    .18
  Income (loss) from
    discontinued
    operations..............          --            .06            .08           (.01)           .21           --          --
                                --------       --------       --------       --------       --------     --------    --------
  Net income................    $    .87       $    .75       $    .60       $    .44       $    .57     $    .17    $    .18
                                ========       ========       ========       ========       ========     ========    ========
Earnings per share --diluted
  Income from continuing
    operations..............    $    .86       $    .66       $    .51       $    .44       $    .36     $    .16    $    .17
  Income (loss) from
    discontinued
    operations..............          --            .06            .08           (.01)           .19           --          --
                                --------       --------       --------       --------       --------     --------    --------
  Net income................    $    .86       $    .72       $    .59       $    .43       $    .55     $    .16    $    .17
                                ========       ========       ========       ========       ========     ========    ========

BALANCE SHEET DATA(1)
(in thousands)

                              DECEMBER 31,   DECEMBER 25,   DECEMBER 26,   DECEMBER 27,   DECEMBER 29,   MARCH 31,   MARCH 26,
                                  1999           1998           1997           1996           1995         2000        1999
                              ------------   ------------   ------------   ------------   ------------   ---------   ---------
Total assets................    $311,897       $299,181       $263,285       $290,718       $254,986     $320,589    $297,144
Long-term debt..............      70,208         62,849         85,631        134,467        110,067       70,349      76,083
Working capital, excluding
  net assets of discontinued
  operations................      44,785         45,092         36,803         45,123         33,234       46,552      40,862
Shareholders' equity........     140,369        123,943        107,264         95,264         86,218      143,268     127,274

---------------

No cash dividends have been declared on the Common Stock for the years presented.

(1) Historical amounts have been restated to reflect the reclassification of the power generation businesses as discontinued operations.

                               THE ANNUAL MEETING

PURPOSE

     This Proxy Statement is being furnished to holders of shares of Common Stock in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting. At the Annual Meeting, shareholders of the Company will consider a proposal to approve and adopt the Merger Agreement, as it may be amended from time to time, which provides for the Merger of Merger Sub into the Company, with the Company as the Surviving Corporation. The Merger Agreement is attached as ANNEX A to this Proxy Statement. In addition, at the Annual Meeting, shareholders of the Company will be asked to consider and vote on the election of directors and to ratify the appointment of independent auditors of the Company.

     THE BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS OTHER THAN MERGER SUB, PARENT, SAW MILL, THE MANAGEMENT SHAREHOLDERS AND THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, THE "PUBLIC SHAREHOLDERS"). THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING. SEE "SPECIAL FACTORS -- REASONS FOR THE MERGER; FAIRNESS OF THE MERGER." IN ADDITION, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE "FOR" EACH NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS AND "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

RECORD DATE; VOTING RIGHTS

     Only holders of shares of Common Stock at the close of business on May 30, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. 20,528,377 shares of Common Stock were outstanding on the Record Date held by 208 holders of record. Each share of Common Stock entitles the registered holder thereof to one vote.

REQUIRED VOTE

     The Wisconsin Business Corporation Law ("WBCL") requires that a majority of the issued and outstanding shares of Common Stock must be voted in favor of the Merger Agreement for the Merger Agreement to be approved. Under the Merger Agreement, Saw Mill, Parent and Merger Sub have agreed to vote all shares of Common Stock owned by them in favor of the approval and adoption of the Merger Agreement and the Merger. In addition, under the Voting Agreement, as hereinafter defined, the Management Shareholders and certain of their affiliates have granted an irrevocable proxy to Merger Sub which permits Merger Sub to vote all shares of Common Stock owned by the Management Shareholders and such affiliates (representing approximately 37.6% of the outstanding shares of Common Stock), in favor of the adoption and approval of the Merger Agreement and the Merger. Consequently, after taking into account the shares of Common Stock that will be contributed to Merger Sub and the shares over which Merger Sub has voting power under the Voting Agreement Merger Sub will have voting power over shares representing approximately 38.2% of the outstanding shares of Common Stock as of the Annual Meeting. SEE "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER; VOTING AGREEMENT."

     The Company's By-laws provide that a majority of the votes entitled to be cast with respect to the election of members of the Board of Directors, represented either in person or by proxy, shall constitute a quorum with respect to such matter. If a quorum exists, the election of each nominee for director requires the affirmative vote of a majority of the votes represented at the Annual Meeting.

     The appointment of independent auditors is not required to be submitted to a vote of shareholders; however, the Board of Directors believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. If shareholder ratification is not received, the Board of Directors will reconsider the appointment. The ratification of independent auditors requires the affirmative vote of a majority of the votes represented at the Annual Meeting at which a quorum is present.

     Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement for purposes of the election of directors and will have the effect of a vote against a proposal at the Annual Meeting. The inspector of election appointed by the Board of Directors at the Annual Meeting will determine the presence of a quorum and tabulate the results of shareholder voting.

PROXIES

     All shares of Common Stock represented by properly executed proxies that are received in time for the Annual Meeting and which have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares of Common Stock will be voted "FOR" the approval and adoption of the Merger Agreement, "FOR" each nominee for election to the Board of Directors and "FOR" ratification of the Company's independent auditors. In addition, the persons designated in such proxies will have the discretion to vote on matters incident to the conduct of the Annual Meeting. If the Company proposes to adjourn the Annual Meeting, the person named in the enclosed proxy card will vote all shares of Common Stock for which they have authority, other than those that have been voted against the approval and adoption of the Merger Agreement, in favor of such adjournment.

     The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of the Company, prior to the Annual Meeting, a written notice of revocation bearing a later date or time than the proxy, delivering to the Secretary of the Company a duly executed proxy bearing a later date or time than the revoked proxy or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy.

     The Company will bear the cost of solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of the Company and its subsidiaries may solicit proxies from shareholders of the Company by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

               PROPOSAL 1:  MERGER OF THE COMPANY AND MERGER SUB

     The description of the Merger and the Merger Agreement contained in this Proxy Statement describes the material terms of the Merger Agreement but does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as ANNEX A and incorporated herein by reference.

PARTIES TO THE MERGER

THE COMPANY

     The Company is a diversified industrial manufacturing company with leading positions in niche markets throughout the world. The Company operates in two business segments: Motor Vehicle Products and Industrial Products. The Company manufactures a wide range of products for numerous industries, and has operations in the U.S. and 11 foreign countries.

     The Company's Motor Vehicle Products business segment includes the following three business groups serving different areas relating to motor vehicles:

     Automotive Acoustical Fiber Insulation. Janesville Products, established in 1881, is the world's largest manufacturer of acoustical fiber insulation for the automotive industry. Suroflex, the Company's German subsidiary, is a manufacturer of acoustical fiber insulation for the European automotive industry. Janesville U.K. produces acoustical fiber insulation for the U.K. automotive industry.

     Specialty Nonwovens. Sackner Products, established in 1916, designs and manufactures polyester-based products used predominantly for acoustical insulation in the automotive and office furniture industries and as air filters in a variety of applications. Sackner's automotive products, which represent approximately half of its revenues, include door panel inserts and interior acoustical trim applications.

     Seating. Milsco Manufacturing, established in 1924, designs and manufactures seating products for Harley-Davidson(R) motorcycles, construction equipment and turf care vehicles. The Company has been the sole supplier of Harley-Davidson(R) motorcycle seats for over 60 years.

     The Company's Motor Vehicle Products business segment has capitalized on the trend in the automotive industry toward larger vans and sport utility vehicles as well as new requirements for acoustical materials that have higher acoustical performance and lower weight, that are cost effective and environmentally friendly. As a result, the Company has increased its average dollar sales per vehicle produced in North America by 39% over the last five years.

     The Company's Industrial Products business segment is composed of two business groups serving various industries:

     The Industrial Consumables business group consists of two separate business units.

     - Industrial Brushes. The Company's industrial brush business unit designs and manufactures a variety of industrial power, maintenance, strip and mill brushes, used in numerous manufacturing applications. This unit is composed of Osborn International and Sealeze and has been operating for over 100 years.

     - Industrial Buffs and Compounds. The Company's industrial buffs and compounds business unit designs and manufacturers industrial buffs and compounds used in a variety of industrial finishing applications. JacksonLea, established in 1931, is the world's largest manufacturer of industrial buffs and compounds.

     Industrial Components. The Jason Components business unit, established in 1919, produces custom-ordered stampings, assemblies, wire forms and expanded metal products. This unit has capitalized on the trend of manufacturing companies to outsource their component assembly operations. This unit uses its design, engineering and manufacturing capabilities to reduce its customers' manufacturing cost and increase customers' manufacturing flexibility.

     The Company was incorporated in 1985 and its principal executive offices are located at 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin 53202. The Company's phone number is (414) 277-9300. The Common Stock is the Company's sole outstanding class of equity securities. As of the Record Date, 20,528,377 shares of Common Stock were outstanding.

     Shares of Common Stock are listed and traded on The Nasdaq National Market ("NASDAQ") under the symbol "JASN". On January 28, 2000, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Stock on NASDAQ was $7 1/8 per share. On June 1, 2000, the most recent practicable trading day prior to the date of this Proxy Statement, the reported closing price of Common Stock on NASDAQ was $10.25 per share. The Company has not paid any dividends in the previous two fiscal years. The Company's current financing arrangements restrict the payment of dividends. The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock as reported on NASDAQ during each fiscal quarter for the past two fiscal years

                                                                  HIGH             LOW
                                                                ---------      -----------
1998
First Quarter...............................................      $10 3/4         $7 5/8
Second Quarter..............................................       10 3/4          8 1/4
Third Quarter...............................................        8 3/4          6 1/2
Fourth Quarter..............................................        8 5/8          7
1999
First Quarter...............................................      $ 9 1/4         $7 1/4
Second Quarter..............................................        9 1/4          6 3/4
Third Quarter...............................................        8 1/2          5 13/16
Fourth Quarter..............................................        7 7/8          5 7/8
2000
First Quarter...............................................      $11             $6

SAW MILL, PARENT AND MERGER SUB

     Saw Mill is a Delaware limited partnership. The address and telephone number of its principal business office is 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, New York, 10510, telephone number (914) 741-1300. Saw Mill was formed solely for the purpose of investing in equity securities of Parent.

     Parent is a Delaware corporation. The address of its principal business office is 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, New York, 10510, and its telephone number is (914) 741-1300. Parent was formed solely for the purpose of holding 100% of the capital stock of Merger Sub and after the Merger, the Surviving Corporation, as defined below. As of the date hereof, Saw Mill owns 100% of the capital stock of Parent.

     Merger Sub is a Wisconsin corporation. The address of its principal business office is 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, New York, 10510, and its telephone number is (914) 741-1300. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of merging with and into the Company, at which time the separate corporate existence of Merger Sub will cease and the Company will continue in existence as the Surviving Corporation.

     Howard D. Unger is the President of Saw Mill Capital L.L.C. ("SMC") and the President, Secretary and Treasurer and sole director of Parent and Merger Sub. Mr. Unger is a citizen of the United States. The address and telephone number of Mr. Unger's principal business office is 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, New York, 10510 and his telephone number is (914) 741-1300. Mr. Unger is engaged principally in the business of making private equity investments. Mr. Unger was a co-founder and Managing Director of Chase Capital from 1993 to 1996. He founded and has been the Managing Partner of SMC since 1997. Mr. Unger has been a director of the Global Energy Equipment Group since 1998 and a director of Vinings Industries since 1995.

     Saw Mill Investments II, LLC is a Delaware limited liability company and is the general partner of Saw Mill. The address of its principal business and office is 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, New York, 10510 and its telephone number is (914) 741-1300. Saw Mill Investments II, LLC was formed solely for the purpose of acting as the general partner of Saw Mill.

     During the last five years, none of Merger Sub, Parent, Saw Mill, or Saw Mill Investments II, LLC or Mr. Unger has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or was a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Mr. Unger, in his individual capacity, directly owns 117,780 shares of Common Stock (representing less than 1% of the outstanding shares of Common Stock) as to which he has sole voting and dispositive power.

Mr. Unger acquired indirect beneficial ownership of an additional 7,686,683 shares of Common Stock upon the execution of the Voting Agreement. In the aggregate, as of the date hereof, Mr. Unger has direct or indirect beneficial ownership of 7,804,463 shares of Common Stock representing approximately 38.2% of the total outstanding Common Stock. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     As of the date of this Proxy Statement, Merger Sub beneficially owns 7,686,683 shares of Common Stock, representing approximately 37.6% of the outstanding shares as to which it has shared voting power by way of the Voting Agreement. Each of Parent, Saw Mill, Saw Mill Investments II, LLC and Mr. Unger, exclusively through their direct or indirect control of Merger Sub also beneficially own the same 7,686,683 shares of Common Stock, representing approximately 37.6% of the outstanding shares of Common Stock and has shared voting and dispositive powers over such shares by virtue of the Voting Agreement. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

THE MANAGEMENT SHAREHOLDERS

     Vincent L. Martin is the Chairman of the Company. Mr. Martin is a citizen of the United States. The address of Mr. Martin's principal business office is 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin 53202 and his telephone number is (414) 277-9300. During the last five years, Mr. Martin has been employed by the Company. See "PROPOSAL 2: ELECTION OF DIRECTORS -- NOMINEES FOR ELECTION AS DIRECTORS."

     Mark Train is the President and Chief Executive Officer of the Company. Mr. Train is a citizen of the United States. The address of Mr. Train's principal business office is 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin 53202 and his telephone number is (414) 277-9300. During the last five years, Mr. Train has been employed by the Company. See "PROPOSAL 2: ELECTION OF DIRECTORS -- NOMINEES FOR ELECTION AS DIRECTORS."

     During the last five years, neither Mr. Martin nor Mr. Train has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or was a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Mr. Martin beneficially owns 4,430,129 shares of Common Stock, representing approximately 21.7% of the outstanding shares. Mr. Martin has shared voting power as to 4,430,004 of those shares under the Voting Agreement. Mr. Train beneficially owns 3,257,683 shares of Common Stock, representing approximately 15.9% of the outstanding shares. Mr. Train has shared voting power as to 3,256,679 of those shares under the Voting Agreement. See "THE
MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

PAST TRANSACTIONS BETWEEN THE COMPANY AND SAW MILL

     On June 5, 1998, the Company completed the sale of its power generation businesses to a management-led group backed by SMC, an affiliate of Saw Mill, Parent and Merger Sub. Net cash proceeds to the Company from the sale approximated $30.1 million.

                                SPECIAL FACTORS

PURPOSE AND EFFECTS OF THE MERGER

     The purpose of the Merger is for Saw Mill and the Management Shareholders to acquire the Company as a result of the Merger in which the Public Shareholders will receive $11.25 per share of Common Stock, without interest. If the Merger Agreement and Merger are approved at the Annual Meeting, the parties to the Merger Agreement will file articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin (the "Department of Financial Institutions") in accordance with the WBCL. The Merger will become effective (the "Effective Time") upon filing of the Articles of Merger with the Department of Financial Institutions. At the Effective Time, Merger Sub will be merged with and into the

Company in accordance with Wisconsin law, whereupon the separate existence of Merger Sub will cease, and the Company will be the Surviving Corporation. At the Effective Time, each share of Common Stock other than Common Stock owned by the Company or its affiliates, Common Stock owned by Merger Sub (including 2,437,262 shares of Common Stock currently owned by the Management Shareholders to be contributed to Parent prior to the Merger) and Dissenting Shares, will be converted into the right to receive $11.25 per share in cash without interest.

     The Common Stock is currently registered under the Exchange Act. If the Merger Agreement and the Merger are approved at the Annual Meeting and the Merger is completed, the Common Stock will become eligible for termination of registration under Section 12(g)(4) of the Exchange Act, and the registration of Common Stock under the Exchange Act will be terminated as soon as practicable after the Merger is completed. Termination of registration of the shares of Common Stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and will make certain provisions of the Exchange Act inapplicable to the Company, such as the obligation to file reports under Section 15(d) of the Exchange Act, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 with respect to going-private transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or limited. The shares of Common Stock will also be delisted from NASDAQ as a result of the Merger.

REASONS FOR THE MERGER; FAIRNESS OF THE MERGER

     THE SPECIAL COMMITTEE

     In concluding that the Merger Agreement should be recommended to the Board of Directors, and that the Merger is fair to and in the best interests of the Public Shareholders, the Special Committee considered a number of factors. The following discussion of the factors considered by the Special Committee is not intended to be exhaustive but summarizes the material factors considered. The Special Committee considered the following factors which supported its conclusion that the Merger is fair to, and in the best interests of, the Public
Shareholders:

     - MARKET PRICE AND PREMIUM. The Merger Consideration will enable the Public Shareholders to realize a significant premium over the prices at which the Common Stock has traded over the past two years. The historical market prices of Common Stock were deemed relevant because they indicate the arm's-length trading prices of Common Stock as determined in the open market. The Merger Consideration represents a premium of 57.9%, 45.2%, 80.0%, 21.6% and 91.5%, respectively, over the closing market price of Common Stock one day, one week, four weeks, at the 52-week high and at the 52-week low, respectively, prior to the public announcement of the Merger Agreement.

     - FORMATION OF SPECIAL COMMITTEE AND ARM'S-LENGTH NEGOTIATIONS. The negotiations between the Special Committee on behalf of the Company and the Public Shareholders, the Management Shareholders and Saw Mill and their respective advisors were conducted at arm's-length. None of the members of the Special Committee are employed by or affiliated with the Company, except in their capacities as directors and shareholders, nor will they have any equity interest in the Surviving Corporation following the Merger.

     - MERGER CONSIDERATION. The Special Committee concluded, based on its negotiations with Saw Mill, Parent and Merger Sub, that the Merger Consideration represented the highest price that Saw Mill, Parent and Merger Sub were willing to pay to acquire the shares of Common Stock. This determination was the result of the Special Committee's arm's-length negotiations with Saw Mill, Parent and Merger Sub in an attempt to obtain the highest possible price, the fact that the Merger Consideration was increased by Saw Mill, Parent and Merger Sub by 18.4% to a price equal to $1.75 per share more than the initial proposal of $9.50 per share made by Saw Mill, Parent and Merger Sub, and the fact that the Merger Consideration to Public Shareholders was increased by Saw Mill, Parent and Merger Sub by a final $0.25 per share only after the Management Shareholders agreed to accept a lower aggregate consideration equal to approximately $10.90 per share of Common Stock owned by them.

     - LEHMAN BROTHERS FAIRNESS OPINION. Lehman Brothers Inc. ("Lehman Brothers") provided an oral opinion to the Special Committee on January 29, 2000, which was subsequently confirmed in writing on January 31, 2000 (the "Lehman Opinion"), to the effect that, as of January 29, 2000 and based upon and subject to certain assumptions, factors and limitations, the Merger Consideration of $11.25 per share of Common Stock to the Public Shareholders is fair, from a financial point of view, to the Public Shareholders. The Special Committee also considered the analysis underlying the Lehman Opinion as presented to the Special Committee in an extensive presentation by Lehman Brothers on January 29, 2000. A copy of the Lehman Opinion, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Annex B. Shareholders should read the Lehman Opinion carefully in its entirety.

     - FIDUCIARY DUTIES. The Merger Agreement does not unduly deter a third party from making, or inhibit the Special Committee and its advisors from evaluating, negotiating or approving a transaction other than the Merger with a third party. Specifically, the Merger Agreement includes provisions which permit the Special Committee and its advisors to receive unsolicited inquiries and proposals from third parties, and permit the Special Committee to provide information to, engage in discussions and negotiate with, directly or through its advisors, any third party making an unsolicited inquiry or proposal, permit the Board of Directors to terminate the Merger Agreement in order to permit the Company to enter into an alternative transaction with a third party, limit the Company's obligation to pay a "break up" fee upon termination of the Merger Agreement (as a result, among other things, of the Board of Directors withdrawing its recommendation of the Merger or recommending an acquisition proposal or potential third party transaction other than the Merger) to $6.7 million in the aggregate (which amount includes reimbursable expenses to Saw Mill, Parent and Merger Sub and represents approximately 2.0% of the total funds required for Saw Mill, Parent and Merger Sub to complete the Merger), limit the Company's obligation to reimburse Saw Mill, Parent and Merger Sub for their expenses upon termination of the Merger Agreement in certain circumstances where the break up fee is inapplicable to an aggregate of $1.5 million, and provide that the Company will be reimbursed for its expenses in certain circumstances up to an aggregate amount of $1.5 million. SEE "THE MERGER AGREEMENT -- FEES, EXPENSES AND OTHER PAYMENTS."

     - RECEIPT OF COMMITMENT LETTERS. Saw Mill had received executed commitment letters from nationally recognized financial institutions to provide the necessary debt and private equity financing for the Merger. The Special Committee reviewed the terms and conditions of the commitment letters in detail with the assistance of Lehman Brothers.

     - HISTORICAL AND PROJECTED FINANCIAL PERFORMANCE AND RELATED RISK AND UNCERTAINTIES. The Special Committee considered information with respect to the financial condition, results of operations, business and prospects of the Company, including the financial projections supplied by the Company to Lehman Brothers and the inherent uncertainties and contingencies associated with those financial projections, the size of the Company as compared to the remaining public companies in the Company's business segments and the economic and market conditions affecting the Company. The Special Committee did not consider net book value or liquidation value to be material factors in determining the fairness of the Merger to the Public Shareholders. The Special Committee does not believe that these factors have any significant impact on the inherent value of the Company or the market trading prices of Common Stock.

     - LACK OF LIQUIDITY OF THE COMMON STOCK. In light of the relatively thin trading market and the lack of liquidity of the Common Stock, the Merger will afford Public Shareholders an opportunity to dispose of their Common Stock without the possible diminution of value resulting from the lack of an active trading market.

     - AVAILABILITY OF DISSENTERS' RIGHTS. Although the Merger is not structured so that approval of at least a majority of unaffiliated shareholders is required, dissenters' rights will be available to the holders of Common Stock under the WBCL in connection with the Merger. Under the WBCL, shareholders who dissent will be entitled to receive the "fair value" of their shares, which means the highest closing sales price per share of Common Stock during the 30-day period immediately prior to the completion of the Merger. See "RIGHTS OF DISSENTING SHAREHOLDERS."

     - LACK OF VIABLE ALTERNATIVES TO THE MERGER. Prior to the receipt of any proposal from SMC, the Board of Directors of the Company had discussed options available to maximize value to the Public Shareholders, including the sale of the Company to a third party. In that regard, the Board of Directors did not identify any logical synergistic purchasers. Following receipt of the proposal from SMC and the formation of the Special Committee, in its consideration of strategic alternatives, the Special Committee considered the merits of conducting an auction of the Company to third parties or authorizing Lehman Brothers to solicit interest from third parties, and discussed this possibility with the Management Shareholders. The Management Shareholders informed the Special Committee that SMC was not willing to participate in an auction of the Company and would withdraw its proposal if the Company were put up for auction or if Lehman Brothers actively solicited third party offers. The financial advisor and counsel to the Special Committee confirmed this fact directly with SMC. The Management Shareholders also advised the Special Committee that they were opposed to these alternatives. After considering these factors, the Special Committee concluded that it would not be in the best interests of the Public Shareholders to assume the risk that SMC would withdraw its proposal, because the opportunity to obtain a premium price for the Common Stock for the Public Shareholders would be lost. Accordingly, the Special Committee did not direct Lehman Brothers to solicit offers or indications of interest from third parties. The Special Committee also believed that the ultimate public disclosure of a merger agreement would have an effect similar to an auction of the Company so long as any definitive merger agreement preserved the right of the Special Committee and its advisors to enter into negotiations and discussions with third parties that might express an interest in acquiring or entering into a transaction with the Company. The Special Committee was also cognizant that, unlike a public auction, the Special Committee would be assured in this process of a committed buyer. The Special Committee and its legal and financial advisors were unanimous in this view. As a result, the Special Committee insisted that the Special Committee and its advisors retain the right to provide information to, and enter into negotiations and discussions with, third parties that might express an interest in acquiring, or entering into a transaction with, the Company. See "THE MERGER AGREEMENT -- THIRD PARTY TRANSACTIONS; FIDUCIARY RESPONSIBILITIES." Also, the Special Committee preferred the Merger to the Company remaining a publicly traded entity because the Merger afforded the Public Shareholders liquidity for their Common Stock at fair value without the possible diminution of value resulting from the lack of an active trading market, poorer than expected Company performance and/or adverse general market conditions.

     In determining that the proposed Merger is fair to, and in the best interests of, the Public Shareholders, the Special Committee also considered the following potential negative factors:

     - LOSS OF EQUITY INTEREST. If the Merger is approved, the Public Shareholders will not participate in the future growth of the Company. Because of the risks and uncertainties associated with the Company's future prospects, the Special Committee concluded that this detriment was not quantifiable. The Special Committee also weighed the relative merits of receiving a cash premium for the Common Stock versus a more speculative potential future return. In addition, the Special Committee considered the fact that Saw Mill, Parent, Merger Sub and the Management Shareholders will continue to have the opportunity to benefit from any increases in the value of the Company following the Merger and in this consideration, reviewed management's projections of future sales and earnings of the Company and determined that the future prospects of the Company are adequately reflected in the Merger Consideration.

     - POTENTIAL CONFLICTS OF INTEREST OF MEMBERS OF THE SPECIAL COMMITTEE. If the Merger is completed, the members of the Special Committee will receive (solely in their capacity as shareholders and optionholders of the Company), in the aggregate, $2,303,831 in Merger Consideration and $484,073 in Option Consideration. The Special Committee, however, believes that its interests are consistent with the interests of all other Public Shareholders in this regard. The members of the Special Committee will also receive compensation for their services as members of the Special Committee. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER -- DIRECTORS AND EXECUTIVE OFFICERS OTHER THAN MANAGEMENT SHAREHOLDERS." The Special Committee believes that this does not present a conflict of interest because this compensation is payable whether or not the Merger is completed.

     - FEDERAL INCOME TAX CONSEQUENCES TO PUBLIC SHAREHOLDERS. The Special Committee considered the fact that the Public Shareholders may, depending on their tax basis in their Common Stock, recognize a taxable gain upon the completion of the proposed Merger. The Special Committee believes that the opportunity to receive the cash Merger Consideration, together with the other positive factors described above, outweighs these potential tax consequences. See "SPECIAL FACTORS -- CERTAIN TAX CONSEQUENCES OF THE MERGER."

     In view of all of the factors considered by the Special Committee in connection with the evaluation of the Merger and the complexity of these matters, the Special Committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. However, based upon these factors, the evaluation of all the relevant information provided to them by the Special Committee's independent financial and legal advisors and taking into account the existing trading ranges for the Common Stock, the Special Committee determined that the Merger Agreement and the Merger, including the Merger Consideration, is fair, from a financial point of view, to the Public Shareholders. In considering the factors described above, individual members of the Special Committee may have given different weights to different factors.

     THE BOARD OF DIRECTORS

     The Board of Directors considered the following factors in deciding to recommend that shareholders vote "FOR" the adoption and approval of the Merger Agreement at the Annual Meeting:

     -  the recommendation of the Special Committee;

     - the factors referred to above as having been taken into account by the Special Committee; and

     - the fact that the Merger Consideration and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and its independent legal and financial advisors, on the one hand, and representatives of Saw Mill, Parent, Merger Sub and the Management Shareholders, on the other hand.

     In view of the factors considered by the Board of Directors in connection with the evaluation of the Merger and the complexity of these matters, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. The Board of Directors also received an extensive presentation from, and relied on the experience and expertise of, Lehman Brothers with respect to the quantitative analysis of the financial terms of the Merger. The Board of Directors conducted a discussion of, among other things, the factors described above, including asking questions of the Company's management and regularly retained legal advisors, and reached the conclusion that the Merger was advisable and in the best interests of the Company, the Public Shareholders and the Company's other constituencies. In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors.

     The Board of Directors believes that the Merger is procedurally fair because, among other things:

     - the Special Committee consisted entirely of non-management, non-affiliated independent directors appointed by the Board of Directors to represent solely the interests of the Public Shareholders;

     - the Special Committee retained and was advised by its own independent financial advisor, Lehman Brothers, to assist it in evaluating the Merger and provide it with financial advice;

     - the Special Committee retained and was advised by its own independent legal counsel, Michael Best & Friedrich LLP, who negotiated on behalf of the Special Committee;

     - the Special Committee engaged in extensive negotiations and deliberations in evaluating the Merger and Merger Consideration;

     - the Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and Saw Mill, Parent and Merger Sub and their respective advisors; and

     - even though the Special Committee consisted of directors of the Company and was therefore not completely unaffiliated with the Company, committees of independent directors are a commonly utilized mechanism which are recognized under applicable law to ensure fairness in transactions of this type.

     In view of the foregoing, the Board of Directors believes that sufficient procedural safeguards exist to ensure fairness of the Merger and to permit the Special Committee to effectively represent the interests of the Public Shareholders, and therefore, additional unaffiliated representatives to act on behalf of the Public Shareholders are not necessary.

     SAW MILL, PARENT AND MERGER SUB

     Saw Mill believes the Merger is fair to the Public Shareholders. However, neither Saw Mill nor any of its affiliates has undertaken any formal evaluation of the fairness of the Merger to the Company's shareholders. Moreover, Saw Mill did not participate in the deliberations of the Special Committee or receive advice from the Special Committee's financial advisor. Consequently, Saw Mill is not in a position to specifically adopt the conclusions of the Special Committee with respect to the fairness of the Merger to the Public Shareholders. Because of the variety of factors considered, Saw Mill did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Saw Mill's determination that the Merger is fair was made after consideration of all factors it determined to be relevant. These factors include:

     - the current and past trading prices of Common Stock compared to the common stock of other similar manufacturers;

     - the Merger will provide the Public Shareholders a significant premium for their shares compared to the market price at the time the Company publicly announced a possible sale;

     - the Merger Agreement was the result of arm's-length negotiations in which the Special Committee was assisted by its independent financial and legal advisers;

     - the Company has advised Saw Mill that its proposal was believed to be the best alternative for the Company and the Public Shareholders;

     - the establishment of the Special Committee to evaluate Saw Mill's proposal as well as other alternatives;

     -  the unanimous recommendation of the Special Committee;

     - the fact that the Special Committee received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the Merger Consideration to the Public Shareholders;

     - the fact that the Management Shareholders will receive a lower average price for all of their shares of Common Stock than the Public Shareholders; and

     - the fact that the Special Committee aggressively negotiated the terms of the Merger Agreement and the Merger.

     Saw Mill believes these analyses and factors provide a reasonable basis upon which to form its belief that the Merger is fair to the Public Shareholders. This belief should not, however, be construed as a recommendation to the Company's shareholders by Saw Mill to vote to approve the Merger.

     Saw Mill did not consider net book value, going concern value or liquidation value to be material factors in determining the fairness of the Merger to the Public Shareholders. Saw Mill does not believe that these factors have any significant impact on the market trading prices of Common Stock. Saw Mill did not rely on any report, opinion or appraisal in determining the fairness of the Merger to the Public Shareholders, but does not disagree with the conclusion expressed by Lehman Brothers in its opinion to the Special Committee regarding the fairness, from a financial point of view, of the Merger Consideration to the Public Shareholders. Saw Mill is not aware of any firm offers made in the last 18 months by an unaffiliated person to merge or consolidate with the Company, to acquire all or any substantial part of the Company's assets or to acquire control of the Company. For the reasons cited above and based upon their involvement in the process leading up to the Merger, Saw Mill believes that the procedures used by the Special Committee were fair to the Public Shareholders. These procedures include the formation of the Special Committee and the fact that the Merger must be approved by the Company's shareholders, including the Management Shareholders.

BENEFITS AND DETRIMENTS OF THE MERGER TO THE COMPANY, THE MANAGEMENT SHAREHOLDERS AND THE PUBLIC SHAREHOLDERS

     The Merger will have different benefits and detriments for each of the Company, the Management Shareholders and the Public Shareholders. These benefits and detriments are described, and quantified to the extent practicable, below.

BENEFITS AND DETRIMENTS TO THE COMPANY

     The Company believes that the Merger will result in the following benefit to the Company:

     - If the Merger is completed, the Surviving Corporation will be eligible to delist the Common Stock from NASDAQ and the Surviving Corporation will no longer be required to bear the legal and administrative expense of complying with the legal requirements applicable to companies which have securities listed on NASDAQ. See "SPECIAL FACTORS -- PURPOSE AND EFFECTS OF THE MERGER." In particular, the Surviving Corporation will not be required to dedicate any time or expense to public shareholder and analyst inquiries and investor relations. The Company expects that its cost savings from the elimination of these items will be approximately $225,000 per year.

     The Company believes that the Merger will result in the following detriments to the Company:

     - If the Merger is completed, the Surviving Corporation will incur a significant amount of senior and subordinated debt and will issue a significant amount of preferred equity securities. See "THE
        MERGER -- FINANCING FOR THE MERGER."

     - The definitive agreements for the senior and subordinated debt and preferred equity financing will contain certain financial and other covenants which are expected to be more restrictive than the covenants required by the Company's existing senior secured lenders.

     - If the Merger is completed, the Surviving Corporation will be unable to use publicly traded equity securities for acquisitions or to grant options to its employees exercisable for publicly traded equity securities.

BENEFITS AND DETRIMENTS TO THE MANAGEMENT SHAREHOLDERS

     The Company believes that the Merger will result in the following benefits to the Management Shareholders:

     - After the Merger is completed, the Management Shareholders will benefit from any stock price appreciation that may result from any increases in the future earnings, growth and value of the Surviving Corporation. See "SPECIAL FACTORS -- REASONS FOR THE MERGER; FAIRNESS OF THE MERGER."

     - As a result of the Merger, the Management Shareholders will contribute an aggregate of 2,437,262 shares of Common Stock valued at approximately $10.13 per share, or $24,700,000 in the aggregate, to Parent in exchange for shares of common stock of Parent. The Management Shareholders and their affiliates also will receive $11.25 per share, or $59,068,688 in the aggregate, for the 5,250,550 shares of Common Stock that they are not contributing to Parent. The contribution and the Merger will result in the Management Shareholders and their affiliates receiving aggregate consideration equal to approximately $10.90 per share of Common Stock. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     - Each of the Management Shareholders has agreed to enter into employment agreements with the Surviving Corporation. Under the employment agreements, Mr. Martin will be paid a base salary of $300,000 per year and Mr. Train will be paid a base salary of $450,000 per year. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER -- EMPLOYMENT AGREEMENTS."

     - The Management Shareholders will enter into a stockholders agreement with the other stockholders of Parent which will entitle the Management Shareholders to designate three directors of Parent in their sole discretion and a fourth independent director subject to the approval of Saw Mill. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE
        MERGER -- STOCKHOLDERS AGREEMENT."

     The Company believes that the Merger will result in the following detriments to the Management Shareholders:

     - After the Merger is completed, the Management Shareholders will continue to bear the risk of any stock price depreciation that may result from the future earnings, growth and value of the Surviving Corporation.

     - The Company believes that the Management Shareholders will recognize a taxable gain upon receipt of the cash Merger Consideration. See "SPECIAL FACTORS -- CERTAIN TAX CONSEQUENCES OF THE MERGER."

     - The shares of common stock of Parent which the Management Shareholders will receive in the Merger will be relatively illiquid and will be subject to transfer restrictions under the stockholders agreement.

     - The Management Shareholders' employment agreements will contain non-compete provisions which will restrict the Management Shareholders from being involved in, during the period of their employment and for two years thereafter, any business which is in competition with the Surviving Corporation. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER -- EMPLOYMENT AGREEMENTS."

     - If the Merger is completed, Saw Mill and its affiliates will beneficially own a majority of the common stock of Parent and, as a result, will be able to influence the management of the Surviving Corporation.

BENEFITS AND DETRIMENTS TO THE PUBLIC SHAREHOLDERS

     The Company believes that the Merger will result in the following benefits to the Public Shareholders:

     - The Public Shareholders will receive a cash premium for their shares of Common Stock over the market price when the proposed Merger was announced. The Merger Consideration of $11.25 per share represents a premium of 57.9% over the closing market price of the Common Stock on January 28, 2000, the last trading day before the Merger was announced.

     - The Public Shareholders in the aggregate will receive $142,084,811 in Merger Consideration and $5,036,707.62 in Option Consideration as a result of the Merger.

     - After the Merger is completed, the Public Shareholders will not bear the risk of any stock price depreciation that may result from any decreases in the future earnings, growth and value of the Surviving Corporation.

     - Dissenters' rights are available to Public Shareholders who perfect their rights under applicable Wisconsin law and such shareholders are entitled to receive the fair value of their shares of Common Stock, as determined under such laws. See "RIGHTS OF DISSENTING SHAREHOLDERS."

     - The Public Shareholders will not pay commissions or brokerage fees in connection with the receipt of the Merger Consideration.

     The Company believes that the Merger will result in the following detriments to the Public Shareholders:

     - After the Merger is completed, the Public Shareholders will not benefit from any stock price appreciation which may result from any increases in future earnings, growth and value of the Surviving Corporation. See "THE MERGER -- REASONS FOR THE MERGER -- FAIRNESS OF THE MERGER."

     - Public Shareholders may realize a taxable gain as a result of the Merger. See "SPECIAL FACTORS -- CERTAIN TAX CONSEQUENCES OF THE MERGER."

     - After the Merger is completed, the Public Shareholders will no longer have any right to vote as shareholders of the Surviving Corporation.

REPORTS, OPINIONS AND APPRAISALS

     The Special Committee has received an opinion from an independent outside party, Lehman Brothers, regarding the fairness, from a financial point of view, of the Merger Consideration to the Public Shareholders. Lehman Brothers also provided materials and made presentations to the Special Committee and the Board of Directors at their respective meetings to consider the Merger and the Merger Agreement. See "THE MERGER -- BACKGROUND OF THE MERGER." The Special Committee selected Lehman Brothers based upon its reputation as an investment banking firm of international standing and based upon the recommendation of outside counsel to the Special Committee. The Special Committee did not undertake a formal interview process to select its financial advisor; rather the Special Committee considered the qualifications of a variety of nationally recognized investment banking firms. After interviewing Lehman Brothers and negotiating the terms of Lehman Brothers' engagement, the Special Committee selected Lehman Brothers as its exclusive independent financial advisor in connection with the Merger. At the commencement of its engagement, Lehman Brothers was paid a retainer fee of $100,000. Upon delivery of the Lehman Opinion, Lehman Brothers was paid an additional fee of $900,000. If the Merger is completed, Lehman Brothers will receive an additional fee of $2,000,000. Lehman Brothers will also be reimbursed for its out-of-pocket expenses in connection with the Merger. See "THE
MERGER -- FEES AND EXPENSES." Except for the foregoing, no material relationship existed during the past two years between Lehman Brothers and the Company and its affiliates.

OPINION OF THE INDEPENDENT FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     Lehman Brothers has acted as independent financial advisor to the Special Committee in connection with the Merger and delivered the Lehman Opinion to the effect that, as of the date thereof, and based on and subject to the assumptions, limitations and qualifications set forth in the Lehman Opinion, the Merger Consideration is fair, from a financial point of view, to the Public Shareholders.

     THE FULL TEXT OF THE LEHMAN OPINION WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH SUCH OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS MAY READ THE LEHMAN OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE LEHMAN OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN OPINION ATTACHED AS ANNEX B TO THIS PROXY STATEMENT.

     No limitations were imposed by the Company or the Special Committee on the scope of Lehman Brothers' investigation or the procedures followed by Lehman Brothers in connection with preparing its opinion, except that Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of the Company's business. SEE "SPECIAL FACTORS -- REASONS FOR THE MERGER; FAIRNESS OF THE MERGER -- THE SPECIAL COMMITTEE -- LACK OF VIABLE ALTERNATIVES TO THE MERGER." Lehman Brothers was not requested to and did not make any recommendation to the Special Committee as to the form or amount of consideration to be received by the Public Shareholders in the Merger, which was determined through negotiations between the Special Committee and Saw Mill, although Lehman Brothers did participate in such negotiations. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the Public Shareholders in the Merger on the basis of the financial and comparative analyses described below. The Lehman Opinion is for the use and benefit of the Special Committee and was rendered to it in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any Public Shareholder as to how such Public Shareholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In connection with the preparation and delivery of the Lehman Opinion to the Special Committee, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     -  the Merger Agreement and the specific terms of the Merger;

     - the annual report of the Company for the fiscal year ended December 25, 1998 filed on Form 10-K, the quarterly financial reports of the Company for the fiscal quarters ended March 26, 1999, June 25,

       1999 and September 24, 1999 filed on Form 10-Q, and such other publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis;

     - financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company;

     - a trading history of Common Stock from June 16, 1987 to January 28, 2000 and a comparison of that trading history with other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of the Company with other companies Lehman Brothers deemed relevant; and

     - a comparison of the financial terms of the Merger with the financial terms of certain other merger transactions that Lehman Brothers deemed relevant.

     In addition, Lehman Brothers had discussions with the management of the Company concerning the industries in which it operates, as well as its businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and has further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, the Company did not request Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or any part of the Company's business. The Lehman Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Opinion.

     COMPARABLE PUBLIC COMPANY ANALYSIS. Lehman Brothers compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant with the historical financial, operating and stock market performance of the Company, based upon information that was publicly available at that time and based upon information provided to Lehman Brothers by management of the Company. Lehman Brothers considered companies in three principal industry segments: automotive suppliers, industrial consumables producers and small-capitalization diversified manufacturers. The automotive suppliers that Lehman Brothers considered were Avon Rubber PLC, CLARCOR Inc., Collins & Aikman Corporation, Donnelly Corporation, Dura Automotive Systems, Inc., Laird Group PLC, Noble International, Ltd., Phoenix AG, Simpson Industries, Inc., STRATTEC SECURITY CORPORATION and Wynn's International, Inc. (the "Comparable Automotive Suppliers"); the industrial consumables producers considered were BHA Group Holdings, Inc., Donaldson Company, Inc., Farr Company, Flanders Corporation, Industrial Holdings, Inc., Kennametal Inc., The L.S. Starrett Company, Penn Engineering and Manufacturing Corp. and SPS Technologies, Inc. (the "Comparable Industrial Consumables Producers"); and the small-capitalization diversified manufacturers considered were Amcast Industrial Corporation, Barnes Group Inc., Esterline Technologies Corporation, Griffon Corporation, Myers Industries, Inc., Thomas Industries Inc. and Valmont Industries, Inc. (the "Comparable Small-Cap Diversified Manufacturers" and, together with the Comparable Automotive Suppliers and Comparable Industrial Consumables Producers, the "Comparable Public Companies").

     Lehman Brothers calculated a range of market multiples for the Comparable Public Companies by dividing the aggregate equity market value (total common shares outstanding multiplied by the closing market price per share on January 28, 2000), plus the latest reported debt, preferred stock and minority interest minus latest reported cash and cash equivalents (in aggregate, the "Enterprise Value") of each of the Comparable Public Companies by such company's latest twelve months ("LTM") net sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT"), as reported in publicly available information. In addition, Lehman Brothers divided the equity market value per share on January 28, 2000 of each of the Comparable Public Companies by the latest reported equity book value per share as reported in publicly available information and by projected earnings per share ("EPS") for 2000 calendar year, as represented by the mean estimate of research analysts as reported by First Call Corporation as of January 27, 2000. Estimates of 2000 EPS for the Company are based upon management projections. This analysis indicated the following results:

                                                                    LOW       HIGH     MEDIAN
                                                                   ------    ------    ------
    Enterprise Value as a multiple of LTM net sales............     0.31x     1.39x     0.62x
    Enterprise Value as a multiple of LTM EBITDA...............     3.3x      9.9x      5.3x
    Enterprise Value as a multiple of LTM EBIT.................     4.3x     22.9x      7.7x
    Price per share as a multiple of book equity value per
      share....................................................     0.61x    11.36x     1.17x
    Price per share as a multiple of 2000 EPS..................     4.1x     17.5x      9.0x

     Implied multiples for the Company based on the Merger price for LTM net sales, EBITDA and EBIT were 0.74x, 6.0x and 9.2x, respectively, for equity book value was 1.78x and for estimated calendar 2000 EPS was 11.8x.

     Because of the inherent differences between the business, operations and prospects of the Comparable Public Companies, on the one hand, and the Company, on the other, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Comparable Public Companies, on the one hand, and the Company, on the other, that would affect the public trading values of each.

     PRECEDENT TRANSACTIONS ANALYSIS. Lehman Brothers compared the financial and operating performance of certain companies that had entered into merger transactions since 1997 (with the exception of the transaction by Lear Corporation with Masland Corporation announced on May 24, 1996) and the financial terms of such transactions, which Lehman Brothers considered relevant, with the historical financial and operating performance of the Company and the financial terms of the Merger. Using publicly available information, Lehman Brothers analyzed the purchase prices and multiples paid in selected merger and acquisition transactions in three different categories: automotive supplier industry, industrial products industry and leveraged buyout transactions involving industrial manufacturing companies.

     The transactions among automotive suppliers that Lehman Brothers considered comparable to the Merger (the "Automotive Supplier Transactions") consisted of (identified by acquiror/acquiree):

     -  Intermet Corporation/Ganton Technologies, Inc.

     -  Wynn's International, Inc./Goshen Rubber Companies, Inc.

     -  Wagon PLC/Aries Structures

     - Total Fina SA's Hutchinson SA unit/Harvard Industries Inc.'s Kingston-Warren unit

     -  Borg-Warner Automotive, Inc./Eaton Corporation's Fluid Power unit

     -  Cooper Tire & Rubber Company/Standard Products Company

     -  American Axle & Manufacturing, Inc./Colfor Manufacturing, Inc.

     -  Dura Automotive Systems, Inc./Adwest Automotive PLC

     -  Dura Automotive Systems, Inc./Excel Industries, Inc.

     -  The General Chemical Group Inc./Defiance, Inc.

     -  Borg-Warner Automotive, Inc./Kuhlman Corporation

     -  Key Plastics LLC/the Foggini Group

     -  BTR PLC/Saiag SpA's Automotive Sealing unit

     -  Magna International, Inc./Triam Automotive Inc.

     -  Breed Technologies, Inc./Allied Signal Inc.'s Auto Air Bag unit

     - Key Plastics Inc./TRINOVA Corporation's Interior Automotive Plastics facilities

     -  Magna International, Inc./Douglas & Lomason Company

     -  Lear Corporation/Masland Corporation

     The transactions among industrial products companies that Lehman Brothers considered comparable to the Merger (the "Industrial Products Transactions") consisted of (identified by acquiror/acquiree):

     -  Jason Incorporated/Sinjet System AB

     - Barnes Group Inc./Allegheny Teledyne Incorporated's nitrogen gas springs unit

     -  Amsted Industries Incorporated/Varlen Corporation

     -  Pentair, Inc./Essef Corporation

     -  Applied Power Inc./ZERO Corporation

     -  MascoTech, Inc./TriMas Corporation

     -  Kennametal Inc./Greenfield Industries, Inc.

     -  Thyssen AG/Giddings & Lewis, Inc.

     -  Durco International Inc./BW/IP, Inc.

     -  ITT Industries, Inc./Goulds Pumps, Incorporated

     The leveraged buyout transactions involving industrial manufacturing companies that Lehman Brothers considered comparable to the Merger (the "Industrial LBOs" and, together with the Automotive Supplier Transactions and Industrial Products Transactions, the "Precedent Transactions") consisted of (identified by acquiror/acquiree):

     -  Kelso & Company/Citation Corporation

     -  Carreras, Kestner & Co., L.L.C./Hilite Industries, Inc.

     -  Lehman Brothers Inc./Blount International, Inc.

     -  Tinicum Capital Partners, L.P./Haskel International, Inc.

     -  J.W. Childs Associates, Inc./American Safety Razor Company

     - The Blackstone Group L.P. and Veritas Capital Partners L.P./Republic Engineered Steels, Inc.

     -  BancBoston Ventures, Inc./CMI Industries, Inc.

     -  Donaldson, Lufkin & Jenrette, Inc./Insilco Corporation

     -  Donaldson, Lufkin & Jenrette, Inc./Thermadyne Holdings Corporation

     -  The Blackstone Group L.P./Graham Packaging Company

     -  Bain Capital, Inc./Sealy Corporation

     -  Investcorp S.A./Falcon Building Products, Inc.

     -  Kohlberg Kravis Roberts & Co., L.P./Amphenol Corporation

     Lehman Brothers calculated the purchase price (including net debt) as a multiple of LTM net sales, EBITDA and EBIT for each acquired company for the four fiscal quarters immediately preceding the announcement of the transaction. This analysis indicated the following results:

                                                                    LOW      HIGH    MEDIAN
                                                                   ------   ------   ------
    Purchase price as a multiple of LTM net sales...............    0.37x    2.08x    1.00x
    Purchase price as a multiple of LTM EBITDA..................    3.8x    11.6x     7.3x
    Purchase price as a multiple of LTM EBIT....................    5.6x    24.4x    11.4x

     Based on the Merger price, the multiple of LTM net sales, EBITDA and EBIT paid for the Company are 0.74x, 6.0x and 9.2x, respectively.

     Because the market conditions, rationale and circumstances surrounding each of the Precedent Transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Precedent Transactions, on the one hand, and the Company, on the other, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgements concerning differences between the characteristics of the Precedent Transactions, on the one hand, and the Company, on the other, that would affect the acquisition value of the Company and such acquired companies.

     PREMIUMS PAID ANALYSIS. Lehman Brothers also analyzed the premiums paid relative to prices prior to announcement in connection with the Precedent Transactions. Lehman Brothers calculated the premium per share paid by the acquiror in each of the Precedent Transactions as a percentage of the stock price of the acquired company one day, one week, four weeks, at the 52-week high and the 52-week low prior to the original announcement of the Precedent Transactions. This analysis indicated the following results:

                                                                    LOW    HIGH    MEDIAN
                                                                   -----   -----   ------
    One day prior...............................................    -8.6%  104.1%    23.8%
    One week prior..............................................     8.1%  109.8%    32.6%
    Four weeks prior............................................     0.4%  108.3%    35.8%
    Vs. 52-week high............................................   -44.4%   44.4%     4.1%
    Vs. 52-week low.............................................     7.7%  427.3%    76.0%

     Lehman Brothers compared the above-mentioned ranges and median premiums of the Precedent Transactions to the premiums implied by the Merger price over the closing market price of Common Stock one day, one week, four weeks, at the 52-week high and at the 52-week low prior to the initial announcement of the Merger.

     The Merger price implied premiums of 57.9%, 45.2%, 80.0%, 21.6% and 91.5%, respectively, over the closing market price of Common Stock one day, one week, four weeks, at the 52-week high and at the 52-week low prior to the initial announcement of the Merger.

     DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers performed a discounted cash flow analysis on the projected financial information of the Company for the fiscal years 2000 through 2004, based upon operating and financial assumptions, forecasts and other information provided to Lehman Brothers by the management of the Company. Using this information, Lehman Brothers discounted to present value the projected stream of unleveraged net income (earnings before interest and after taxes) for the fiscal years 2000 through 2004 as adjusted for: certain projected non-cash items (such as depreciation and amortization); forecasted capital expenditures (including discretionary capital expenditures); and forecasted changes in non-cash working capital (in aggregate, "Free Cash Flow"). To estimate the residual value of the Company at the end of the forecast (the "Terminal Value"), Lehman Brothers utilized two approaches, applying a range of 5.5x-6.5x multiples to projected fiscal 2004 EBITDA and applying terminal period growth rates of 4.0%-5.0% to projected fiscal 2004 Free Cash Flow, and discounted these Terminal Values to present value.

     Lehman Brothers applied a range of discount rates that varied from 11.5% to 12.5%, based on a weighted average cost of capital analysis of the Comparable Public Companies derived from the Capital Asset Pricing Model. To calculate the aggregate net present value of the equity of the Company, Lehman Brothers subtracted total debt less cash and cash equivalents of the Company as of December 31, 1999, from the sum of the present value of the projected Free Cash Flow and the present value of the Terminal Value. This analysis resulted in a range of equity values of approximately $10.14 to $14.19 per share.

     LEVERAGED BUYOUT ANALYSIS. Lehman Brothers performed a leveraged buyout analysis to determine the potential implied equity value per share of Common Stock that might be achieved in an acquisition of the Company in a leveraged buyout transaction based on current market conditions. In conducting this analysis, Lehman Brothers utilized projected financial information of the Company, based upon operating and financial assumptions, forecasts and other information provided to Lehman Brothers by the management of the Company for the fiscal years 2000 through 2004, and based upon Lehman Brothers' estimates for the fiscal years 2005 through 2009, and assumed that merger financing could be obtained in the high yield market and bank finance markets in an amount not in excess of 4.8x 1999 estimated EBITDA. Lehman Brothers assumed that a minimum internal rate of return ranging from 20% to 30% on equity invested during a five-year period would be required by an acquiror. This analysis resulted in a range of equity values of the Company of $10.00 to $11.50 per share.

     PRESENT VALUE OF FUTURE STOCK PRICE ANALYSIS. Lehman Brothers examined the present value to shareholders of holding the Common Stock for two years and four years. Specifically, Lehman Brothers assumed that the hypothetical future stock price in two and four years was estimated based on multiplying projected EPS (based on management projections) by a range of P/E multiples from 10.0x to 13.0x (assuming the Company continues not to pay a dividend to common shareholders). Lehman Brothers then discounted these hypothetical future stock prices per share, applying a range of discount rates from 13% to 15%. The discount rates were based on the estimated cost of equity capital for the Company. This analysis resulted in a range of equity values of the Company of $9.11 to $13.20 per share.

     BREAK-UP ANALYSIS. The Special Committee did not request Lehman Brothers to solicit indications of interest to purchase the entire Company or any of the divisions or assets of the Company in connection with advising the Special Committee on the Merger. However, Lehman Brothers analyzed the hypothetical value of the Company assuming that it could be separated and sold as two distinct, stand-alone businesses, automotive products and industrial consumable products. The enterprise values of the separate businesses were determined based on an analysis of the 1999 management projections for each business. A range of multiples of enterprise value to EBITDA, derived from the Precedent Transactions Analysis, was then applied to 1999 estimated EBITDA to determine a pretax enterprise value for each business. The aggregate value of the two businesses was then adjusted to reflect total debt minus cash and non-operating assets and liabilities to arrive at equity value per share of the Company. Based upon advice of the Company, Lehman Brothers then took into account the fact that the Company would likely incur a significant tax liability upon the sale of its assets, resulting in an after-tax break-up value of the Company of $9.52 to $11.16 per share.

     COMMON STOCK PRICE ANALYSIS. Lehman Brothers compared the Common Stock price performance from January 31, 1995 until January 28, 2000, one day before the initial announcement of the Merger. Using January 31, 1995 as the base of 100%, on January 28, 2000, the Common Stock price was 79.2% of the base value, as compared to the S&P 400 Index value of 262.1%.

     Lehman Brothers also compared the Common Stock price performance from January 31, 1995 until January 28, 2000 with an index of the Comparable Automotive Suppliers, an index of the Comparable Industrial Consumables Producers and an index of the Comparable Small-Cap Diversified Manufacturers. Using January 31, 1995 as the base of 100%, on January 28, 2000, the Common Stock price was 79.2% of the base value, as compared to an index of the Comparable Automotive Suppliers, the Comparable Industrial Consumables Producers and the Comparable Small-Cap Diversified Manufacturers values of 140.3%, 129.2% and 135.5% of their base value, respectively.

     Lehman Brothers noted that the Merger price of $11.25 per share was 57.9% above the $7.13 per share closing price of the Common Stock one day prior to the Merger, 45.2% above the $7.75 per share closing price one week prior to the Merger, 80.0% above the $6.25 per share closing price one month prior to the Merger and 21.6% above the Common Stock's 52-week high through January 28, 2000 of $9.25 per share. Within the Comparable Public Companies, as of January 28, 2000, the Comparable Automotive Suppliers were down on average 28.7% from their 52-week highs, the Comparable Industrial Consumables Producers were down on average 26.2% from their 52-week highs and the Comparable Small-Cap Diversified Manufacturers were down on average 29.9% from their 52-week highs. Overall, the Comparable Public Companies were down on average 28.2% from their 52-week highs.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers because of its expertise, reputation and familiarity with the Company and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     As compensation for its services in connection with the Merger, the Company has agreed to pay Lehman Brothers a fee for acting as financial advisor to the Special Committee in connection with the Merger, including rendering its opinion. Under the terms of an engagement letter between Lehman Brothers and the Special Committee, the Company agreed to pay Lehman Brothers customary financial advisory fees, a portion of which was payable upon the rendering of the Lehman Opinion. See "THE MERGER -- FEES AND EXPENSES."

     In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion. In the ordinary course of its business, Lehman Brothers may trade in the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Merger Sub in connection with the Merger will be allocated to the assets and liabilities of the Surviving Corporation based upon their fair values, with any excess being treated as goodwill.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     The following is a general summary of certain U.S. federal income tax consequences of the Merger relevant to a beneficial holder of shares of Common Stock whose shares are converted into cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of shares of Common Stock. The discussion is based on the provisions of the Internal Revenue Code of 1986 (the "Code"), existing regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of holders of Common Stock that may be subject to special rules (e.g., holders who acquired their shares of Common Stock under the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect their dissenters' rights under the WBCL, holders who retain a continuing ownership interest in the Surviving Corporation, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the shares of Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the U.S. federal income tax consequences to persons who do not hold the shares of Common Stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the following does not address the U.S. federal income tax consequences to the Management Shareholders or any other shareholder who receives cash in the Merger and who becomes the owner of common stock or other equity securities of the Parent prior to, at or after the Effective Time.

     Each holder of Common Stock should consult his or her tax advisor as to the particular tax consequences of the Merger, including the application and effect of U.S. federal, state, local and foreign tax laws and possible changes in tax laws.

     The receipt of cash for shares of Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. For U.S. federal income tax purposes, a holder of Common Stock who receives cash in exchange for shares of Common Stock in the Merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the shares of Common Stock surrendered for cash in the Merger. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) surrendered for cash in the Merger. Such capital gain or loss will be long-term capital gain or loss if the holder has held the shares of Common Stock for more than one year at the time the Merger is completed. Net capital gain recognized by an individual investor (or an estate or certain trusts) upon a disposition of a share of Common Stock that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a share of Common Stock that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

                                   THE MERGER

MERGER CONSIDERATION; CANCELLATION OF COMMON STOCK

     The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of Common Stock, other than (i) Common Stock owned by the Company or its subsidiaries, (ii) Common Stock owned by Merger Sub (including 2,437,262 shares of Common Stock currently owned by the Management Shareholders to be contributed to Parent prior to the Merger) and (iii) Dissenting Shares, will be converted into the right to receive the Merger Consideration. All shares of Common Stock so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

     At the Effective Time, Common Stock owned by the Company or its subsidiaries and Common Stock owned by Merger Sub and its affiliates (including 2,437,262 shares of Common Stock currently owned by the Management Shareholders to be contributed to Parent prior to the Merger) will be canceled and retired without any consideration.

     In addition, the Merger Agreement provides that at the Effective Time, each issued and outstanding option to acquire Common Stock will be converted into the right to receive the Option Consideration, and each such option will automatically be canceled and retired and will cease to exist, in exchange for the right to receive the Option Consideration.

     Each share of Merger Sub's common stock issued and outstanding immediately prior to the Effective Time will be converted into and become fully paid and nonassessable shares of common stock, par value $0.01, of the Surviving Corporation upon the surrender of the certificates previously representing such shares of Merger Sub's common stock.

BACKGROUND OF THE MERGER

     During 1998 and early 1999 the Board of Directors discussed concerns that the Company's stock price was undervalued in view of the Company's financial performance. Subsequently, the Board of Directors reviewed this matter, and in January and February, 1999, invited Tucker Anthony Cleary Gull ("Tucker") to make a presentation to the Board of Directors concerning alternatives that might be available to the Company to increase shareholder value. In February, 1999, Tucker made its presentation to the Board of Directors. The Board of Directors considered this presentation and other factors deemed relevant by individual members of the Board of Directors and concluded at the time to take no specific action. The Board of Directors then communicated to management its concern and encouraged management to work towards enhancing shareholder value.

     In late June, 1999 and again on or about August 31, 1999, Howard D. Unger, on behalf of SMC, met with Vincent L. Martin, Chairman of the Company, regarding whether the Management Shareholders would be interested in discussing the possibility of participating in a buyout transaction financed by SMC. In September, 1999, the Management Shareholders informed the Board of Directors of SMC's interest in possibly participating in a buyout transaction with the Management Shareholders.

     On September 23, 1999, the Company received a letter from SMC (the "SMC Letter") expressing an interest in discussing a buyout transaction with the Company and the Management Shareholders. The SMC

Letter suggested that a price to the Company's shareholders of $9.50 per share was possible. The Company forwarded the SMC Letter to the Board of Directors, but did not immediately respond to the SMC Letter.

     On September 23, 1999, the Company also entered into a confidentiality and standstill agreement with SMC, pursuant to which the Company agreed to provide SMC with certain limited financial information regarding the Company. SMC agreed to treat all information provided by the Company to SMC as confidential and agreed not to purchase any additional equity securities of the Company, solicit proxies to vote Common Stock or attempt to influence the management, Board of Directors or policies of the Company for a period of two years. Following execution of that agreement, the Company provided certain limited financial information to SMC.

     On October 1, 1999, the Board of Directors established the Special Committee comprised of the non-management members of the Board of Directors, David Drury, Wayne Fethke, Frank Jones and Wayne Oldenburg. The Special Committee was authorized by the Board of Directors to consider strategic alternatives available to the Company, including but not limited to the proposal in the SMC Letter or other buyout or similar transactions. On October 1, 1999, Michael Best & Friedrich LLP was retained by the Special Committee to serve as independent counsel to the Special Committee and thereafter made a presentation to the Special Committee regarding the Special Committee's fiduciary duties, responsibilities and prerogatives as members of the Board of Directors and of a special committee of non-management members of the Board of Directors. Michael Best & Friedrich LLP had not previously represented the Company or any individual members of the Board of Directors.

     On October 1, 1999, the Special Committee selected Lehman Brothers as its independent financial advisor, subject to negotiating a satisfactory engagement agreement, which was subsequently executed by the Company as of November 15, 1999. The Special Committee directed Lehman Brothers to undertake an analysis of the strategic alternatives available to the Company, including the proposal in the SMC Letter, remaining as an independent public company and otherwise being acquired by a management-sponsored group or an independent third party. Lehman Brothers had not previously represented the Company.

     On October 1, 1999, at the request of SMC, the Special Committee, along with its legal and financial advisors, met with the Management Shareholders and representatives of SMC to learn about the background, experience and capabilities of SMC. SMC also reviewed the SMC Letter with the Special Committee at this meeting. The Special Committee declined to engage in any further discussions with SMC at this time.

     At its meeting on October 14, 1999, the Special Committee engaged in a further discussion of its legal duties and prerogatives and its duty to remain independent. Lehman Brothers reported on its activities and analysis to date and also stated that, although Lehman Brothers had not yet concluded its analysis of the Company, it had determined on a preliminary basis that the price per share referenced in the SMC Letter was inadequate. Lehman Brothers also reported on other methods to enhance shareholder value. At this meeting, counsel for the Special Committee was directed to inform the Company that all future requests for confidential information concerning the Company should be directed to the Special Committee and not the Company.

     At its meeting on October 26, 1999, the Special Committee determined, after considering the Lehman Brothers report of October 26, 1999 and other factors, that it was not prepared to pursue the proposal outlined in the SMC Letter and desired to consider other strategic alternatives available to the Company. In addition, the Special Committee directed its legal and financial advisors to respond to SMC that the price per share contained in the SMC Letter was unacceptable. The Special Committee also directed its advisors to communicate to SMC that the contingent nature of the financing discussed in the SMC Letter was also unacceptable.

     In October and November, 1999, the Special Committee considered the merits of conducting an auction of the Company to third parties or authorizing Lehman Brothers to solicit interest from third parties, and discussed this possibility with the Management Shareholders. During this process, the Management Shareholders informed the Special Committee that SMC was not willing to participate in an auction of the Company and would withdraw its proposal if the Company were put up for auction or if Lehman Brothers actively solicited third party offers. The financial advisor and counsel to the Special Committee later confirmed this fact directly with SMC. The Management Shareholders also advised the Special Committee that they were opposed to these alternatives. After considering these factors, the Special Committee concluded that it would not be in the best interests of the Public Shareholders to assume the risk that SMC would withdraw its proposal, because the opportunity to obtain a premium price for the Common Stock for the Public Shareholders would be lost. Accordingly, the Special Committee did not direct Lehman Brothers to solicit offers or indications of interest from third parties. The Special Committee also believed that the ultimate public disclosure of a merger agreement would have an effect similar to an auction of the Company so long as any definitive merger agreement preserved the right of the Special Committee and its advisors to enter into negotiations and discussions with third parties that might express an interest in acquiring, or entering into a transaction with, the Company. The Special Committee was also cognizant that, unlike a public auction, the Special Committee would be assured in this process of a committed buyer. The Special Committee and its legal and financial advisors were unanimous in this view.

     On November 6, 1999, the Special Committee and its legal and financial advisors met with the Management Shareholders to engage in a discussion of strategic alternatives available to the Company, including a management buyout. At this meeting, the Management Shareholders also informed the Special Committee that SMC was desirous of presenting a revised proposal for a buyout transaction involving the Company and provided a letter from SMC dated November 6, 1999 (the "November SMC Letter"). The Special Committee then requested the Management Shareholders to continue to consider other alternatives available to the Company. In addition the Special Committee informed the Management Shareholders that it would not immediately respond to the November SMC Letter, and would respond in due course. Frank Jones was elected Chairman of the Special Committee at this meeting.

     On November 12, 1999, the Special Committee met with its legal and financial advisors. At this meeting, the November SMC Letter was discussed in detail by the Special Committee and Lehman Brothers. The Special Committee also discussed its unanimous desire to retain maximum flexibility to respond to other opportunities which may be presented to the Company and engaged with counsel in a discussion of the members' fiduciary responsibilities and prerogatives as members of the Special Committee and Board of Directors. The Special Committee concluded based upon these factors and the presentations from its advisors that the proposal outlined in the November SMC Letter was unacceptable. The Special Committee directed its advisors to communicate its position to SMC.

     The Special Committee met on November 18, 1999 to further review matters within its jurisdiction. On or about November 22, 1999, at the direction of the Special Committee, counsel for the Special Committee informed SMC that it would not consider any proposal involving the Management Shareholders and SMC unless and until (i) counsel for SMC prepared and presented to the Special Committee a form of merger agreement (excluding the economic terms of any proposed transaction) which was satisfactory to the Special Committee in its sole discretion, and (ii) SMC obtained signed commitment letters satisfactory to the Special Committee and Lehman Brothers which evidenced SMC's financial capacity to consummate a transaction with the Company.

     During the period from November 22, 1999 through the date of the Merger Agreement, representatives of SMC and the Management Shareholders met several times and had numerous telephone conferences to generally discuss issues regarding, among other things, possible transaction structure, financing for a potential transaction, the terms of the Management Shareholders' participation in a possible transaction, possible shareholder arrangements following the transaction, accounting issues and due diligence matters. In addition, with the approval of the Special Committee, during such period SMC met with the Company's senior management and reviewed certain non-public financial information of the Company, including certain projections and alternative forecasts prepared by senior management at the request of SMC (the "Projections"), and the Special Committee allowed SMC and its potential financing sources to conduct due diligence with respect to the Company and its assets and operations. Prior to delivery to SMC, the Projections were provided to and reviewed by the Special Committee and its legal and financial advisors as described in "THE
MERGER -- CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS."

     On or about December 14, 1999, counsel for SMC advised counsel for the Special Committee that SMC was in the process of performing its due diligence review of the Company and that a draft of a merger agreement might be submitted to the Special Committee as early as the end of December, 1999. In addition, counsel for SMC advised counsel for the Special Committee that negotiations with potential financing sources were ongoing and that SMC was working to obtain signed commitment letters to present to the Special Committee in advance of making any further proposals to the Special Committee regarding a potential transaction with the Company.

     On December 30, 1999, counsel for SMC presented counsel for the Special Committee with an initial draft form of merger agreement. The draft presented did not contain any economic terms of the proposed transaction. During the first two weeks of January 2000, counsel for SMC and counsel for the Special Committee negotiated the form of merger agreement.

     On January 21, 2000, the Special Committee met with its legal and financial advisors to discuss the progress of SMC in obtaining draft commitment letters and the progress of counsel in negotiating the form of merger agreement with counsel for SMC. Lehman Brothers reported to the Special Committee that it had received and reviewed unsigned drafts of commitment letters and that, based upon and only to the extent of the information set forth in such commitment letters, such commitment letters were from national financial institutions and contained terms and conditions which were customary for financing the type of transaction proposed by SMC and the Management Shareholders. Michael Best & Friedrich LLP reported that its negotiations with SMC's counsel were ongoing and described in detail several non-economic terms of the proposed merger agreement which, in the opinion of counsel, were unacceptable. From approximately 2:00 p.m. until 11:00 p.m. on January 21, 2000, the Special Committee and its legal and financial advisors met with SMC and its counsel to negotiate the non-economic terms in the form of merger agreement. At 11:00 p.m., the Special Committee informed SMC that an impasse existed as to the non-economic terms of the form of merger agreement and that further discussions were at an end.

     On January 22, 2000, the Special Committee reconvened. After deliberation, the Special Committee determined that under certain conditions it would be in the best interests of shareholders to resume further negotiations with SMC and authorized Michael Best & Friedrich LLP to communicate such conditions to SMC. Counsel for SMC agreed to proceed on the basis outlined by the Special Committee. In addition, the Special Committee advised SMC that it would not enter into any economic discussions regarding the Merger until an acceptable form of merger agreement was prepared. From January 22, 2000 through January 27, 2000, counsel for the Special Committee and counsel for SMC continued to negotiate the non-economic terms of the form of merger agreement. On January 26 and 27, 2000, Michael Best & Friedrich LLP reported to members of the Special Committee on the negotiation of the non-economic terms of the form of merger agreement. On January 28, 2000, the Special Committee met with Michael Best & Friedrich LLP to discuss the proposed form of merger agreement in detail. The Special Committee concluded that negotiations had progressed to a point that a meeting between the Special Committee and SMC to discuss the economic terms of the proposed merger was appropriate.

     At approximately 1:00 p.m. on January 28, 2000, the Special Committee met with the Management Shareholders and representatives of SMC. SMC then made an extensive proposal regarding the economic terms of the proposed merger to the Special Committee pursuant to which SMC proposed that Saw Mill, Parent and Merger Sub would purchase Common Stock owned by all shareholders for $10.50 per share in cash. In addition, SMC made proposals regarding various other economic and non-economic elements of the proposed transaction, including the circumstances under which the Special Committee would be permitted to engage in negotiations and discussions with respect to alternative transactions with third parties, the proposed termination fee and a cap on expense reimbursement in certain circumstances. The Special Committee then met privately with its legal and financial advisors regarding each element of the SMC proposal. The Special Committee then met with SMC and delivered a detailed response to each element of the SMC proposal and informed SMC that a price of $10.50 per share was unacceptable and advised SMC that its price per share must be substantially increased. At 6:30 p.m., SMC informed the Special Committee that it was unwilling to increase its offer. The Special Committee advised SMC that, at a price of $10.50 per share, it would not recommend that the Board of Directors enter into a merger agreement. The Special Committee then adjourned.

     Later that evening, the Management Shareholders contacted counsel for the Special Committee and asked whether the Special Committee would agree to a further meeting the next day. Following discussions with members of the Special Committee, counsel for the Special Committee advised the Management Shareholders that the Special Committee would make itself available to meet again on January 29, 2000. On January 29, 2000, the Special Committee reconvened. SMC then presented a revised proposal to the Special Committee, pursuant to which SMC proposed a price to all shareholders of $11.00 per share. After a presentation by Lehman Brothers, and based upon the views of its members, the Special Committee concluded that $11.00 per share was inadequate and communicated its position to SMC. Discussions continued throughout the day. SMC then advised the Special Committee that it had restructured its proposed offer such that the Public Shareholders would receive $11.25 per share in cash and the Management Shareholders would receive a blended value of approximately $10.90 per share in cash and common stock of Parent. SMC was then excused from the meeting, and Lehman Brothers presented to the Special Committee an extensive written and oral analysis of the revised transaction structure and valuation methodologies. At the end of such presentation, Lehman Brothers advised the Special Committee that, in its opinion, the price of $11.25 per share to the Public Shareholders was fair to such shareholders from a financial point of view. This opinion was confirmed in writing on January 31, 2000 in the form of the Lehman Opinion attached as ANNEX B. The Special Committee also received a point-by-point analysis of the form of proposed merger agreement from Michael Best & Friedrich LLP.

     The Special Committee then informed SMC that, subject to final review and analysis of the form of merger agreement incorporating the most recent economic terms proposed by SMC and subject to final review of signed commitment letters for financing of the proposed transaction, the Special Committee would recommend that the Board of Directors approve the proposed merger at a price of $11.25 per share to the Public Shareholders. The full Board of Directors then convened a meeting to discuss the proposed merger, at which the Company's regular outside counsel, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., was present. At this Board of Directors meeting, Lehman Brothers made an extensive presentation to the full Board of Directors and the Company's regular counsel regarding the SMC proposal and explained to the full Board of Directors that it had rendered an oral opinion to the Special Committee that a price of $11.25 per share was fair, from a financial point of view, to the Public Shareholders. Based upon the presentation from Lehman Brothers and the work and approval of the Special Committee, the full Board of Directors voted to approve and adopt the Merger Agreement, subject to confirmation of agreed upon changes to the form of merger agreement and receipt of executed commitment letters from the sources of debt and equity financing for the transaction. The Management Shareholders were present for the full Board of Directors meeting, but abstained from voting on the motion to recommend the Merger Agreement to the Public Shareholders.

     As required by the Special Committee and the Board of Directors, on January 30, 2000, a completed form of the Merger Agreement and executed commitment letters for the debt and equity financing were presented by SMC. The Company, the Management Shareholders, Saw Mill, Parent and Merger Sub then executed the Merger Agreement. The Management Shareholders, certain of their affiliates, and Merger Sub then executed the Voting Agreement.

     Prior to the opening of NASDAQ for trading on January 31, 2000, the Company issued a press release announcing the execution of the Merger Agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     The Special Committee considered a variety of factors in determining whether to recommend that the Board of Directors approve and adopt the Merger Agreement and submit the Merger Agreement to a vote of shareholders (SEE "SPECIAL FACTORS -- REASONS FOR THE MERGER; FAIRNESS OF THE MERGER"). Based upon such factors, the Special Committee unanimously recommended that the Board of Directors approve and adopt the Merger Agreement, subject only to shareholder approval, the right of the Board of Directors to continue to consider proposals from third parties under the Merger Agreement, and the continuing exercise of the fiduciary duties of the Board of Directors.

     The Board of Directors considered and relied upon the conclusions and unanimous recommendation of the Special Committee that the full Board of Directors approve the Merger Agreement and the transactions contemplated thereby, including the Merger. In light of the number and variety of factors that the Special Committee and the Board of Directors considered in connection with their evaluation of the Merger, neither the Special Committee nor the Board of Directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors, and accordingly, neither the Special Committee nor the Board of Directors did so. In addition, individual members of the Special Committee and the Board of Directors may have given different weights to different factors. The Special Committee and the Board of Directors viewed their positions and recommendations as being based on the totality of the information presented and considered by them, respectively.

     The Board of Directors, after receiving the unanimous recommendation of the Special Committee, has approved the Merger Agreement and the Merger, and has determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Public Shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING.

     To avoid any potential conflict of interest with respect to the approval of the Merger Agreement, the Management Shareholders, who are also members of the Board of Directors, abstained from voting in their capacity as directors on the approval and adoption of the Merger Agreement because of their relationship with Saw Mill, Parent and Merger Sub and because the Management Shareholders will have a substantial and continuing interest in the Surviving Corporation after the Merger has been completed.

     Under the Voting Agreement, the Management Shareholders provided Merger Sub with their irrevocable proxy to vote 7,686,683 shares of Common Stock beneficially owned by them in favor of the Merger. To the knowledge of the Company after making reasonable inquiry, as of the date of this Proxy Statement, all of the other executive officers and members of the Board of Directors of the Company currently intend to vote all shares of Common Stock they own "FOR" approval and adoption of the Merger Agreement at the Annual Meeting for one or more of the reasons described under the caption "SPECIAL FACTORS -- Reasons for the Merger; Fairness of the Merger." In the aggregate, the executive officers and members of the Board of Directors of the Company beneficially own 8,465,996 shares of Common Stock, or 40.6% of the issued and outstanding shares of Common Stock.

REQUIRED REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (collectively, the "HSR Act"), certain merger transactions may not be completed unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Based upon information provided to the Company by Saw Mill, Parent and Merger Sub, the Company has determined that the Company is not required to make any filing under the HSR Act. The Company has not made any inquiry or determination with respect to whether or not parties other than the Company may be required to make filings under the HSR Act. The Company has been advised that Vincent L. Martin will be required to make a filing under the HSR Act. The Company has agreed to pay Mr. Martin's $45,000 filing fee in connection with such filing. To the knowledge of the Company after reasonable investigation, no other regulatory approvals must be obtained in order to complete the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     THE MANAGEMENT SHAREHOLDERS

     Under the Merger Agreement, the Management Shareholders will contribute 2,437,262 shares of Common Stock, valued at an aggregate average of $10.13 per share, to Parent immediately prior to the

Effective Time in exchange for common stock of Parent. In exchange, the Management Shareholders will receive approximately 35% of the common stock of Parent issued and outstanding immediately after the Effective Time, on a fully diluted basis (which percentage may be reduced as a result of the issuance of warrants to providers of financing for the Merger). The Management Shareholders and certain of their affiliates will receive the Merger Consideration of $11.25 per share for their remaining 5,250,550 shares of Common Stock resulting in an average value in cash and stock of approximately $10.90 per share of Common Stock being received by the Management Shareholders for their shares of Common Stock in connection with the Merger. The ownership of common stock of Parent presents the Management Shareholders with inherent conflicts of interest in connection with the Merger. In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware of such interests. The Special Committee and the Board of Directors were aware of such interests and considered them along with other factors described under "SPECIAL FACTORS -- Reasons for the Merger; Fairness of the Merger."

     The Management Shareholders and their affiliates in the aggregate currently own 37.6% of the Common Stock. For the year ended December 31, 1999, the net book value of the Company and net earnings of the Company were approximately, $140,369,000 and $17,762,000, respectively. As a result the Management Shareholders' aggregate proportionate interest in the net book value and net earnings of the Company for the fiscal year ended December 31, 1999 was approximately $52,778,744 and $6,678,512, respectively. If the Merger is completed, the Management Shareholders, in the aggregate, will own approximately 35% of Parent (which percentage may be reduced as a result of the issuance of warrants to providers of financing for the Merger) and will have, indirectly, a proportionate interest in the net book value and net earnings of the Surviving Corporation for the fiscal year ended December 31, 2000.

     DIRECTORS AND EXECUTIVE OFFICERS OTHER THAN MANAGEMENT SHAREHOLDERS

     Each member of the Board of Directors and each executive officer, other than the Management Shareholders, and certain other employees of the Company own shares of Common Stock and options to acquire Common Stock which will be converted at the Effective Time into the right to receive the Merger Consideration and Option Consideration, respectively. At or immediately after the Effective Time, certain executive officers (other than the Management Shareholders) will receive vested options to acquire common stock of Parent (which options have an aggregate value $1,927,357) which represent approximately 3.9% of the common stock of Parent issued and outstanding immediately after the Effective Time on a fully diluted basis (which percentage may be reduced as a result of the issuance of warrants to providers of financing for the Merger). In addition, the same such executive officers will receive vested deferred compensation at or immediately after the Effective Time in the aggregate amount of $642,452. Certain of such executive officers will also be entitled to invest cash in the aggregate amount of $1,331,253 and to obtain loans from the Parent, at or after the Effective Time, in the maximum aggregate amount of $1,346,354, the proceeds of each of which will be used to purchase up to 4.1% of the common stock of Parent on a fully diluted basis (which percentage may be reduced as a result of the issuance of warrants to providers of financing for the Merger). Such executive officers may also receive additional time-based and performance-based options and other compensation at or after the Effective Time as the board of directors of Parent may determine in its sole discretion. Except for the foregoing, the treatment of members of the Board of Directors and each executive officer, other than the Management Shareholders, and such other employees is identical to treatment of shareholders of the Company who are not members of the Board of Directors, named executive officers or employees. In the aggregate, the executive officers, other than the Management Shareholders, will be entitled to receive $1,589,974 in Merger Consideration and $510,841 in Option Consideration, including $137,363 with respect to options that are not exercisable as of the date of this Proxy Statement but which provide for accelerated vesting upon a change of control, including as a result of the Merger, after the Effective Time. The members of the Special Committee will be entitled to receive, in the aggregate, $2,303,831 in Merger Consideration and $484,073 in Option Consideration after the Effective Time. All options held by members of the Special Committee are exercisable as of the date of this Proxy Statement.

     Frank Jones, the Chairman of the Special Committee, will be paid a fee of $35,000, and each other member of the Special Committee will be paid a fee of $25,000, for their service to the Company as members of the Special Committee. In addition, the Chairman of the Special Committee is entitled to receive a fee of

$2,000 per meeting attended and each other member of the Special Committee is entitled to receive a fee of $1,000 per meeting attended, plus reimbursement of any reasonable travel expenses incurred in connection with attending such meetings.

     SAW MILL, PARENT AND MERGER SUB

     The Merger is being completed to permit Saw Mill, together with the Management Shareholders, to acquire the Company from the Public Shareholders and take the Company from being a public corporation to being a private corporation. After the Merger, Saw Mill will indirectly control the Surviving Corporation through its control of Parent.

     VOTING AGREEMENT

     Each of Parent, Merger Sub, Saw Mill, Saw Mill Investments II, LLC and Mr. Unger acquired beneficial ownership of 7,686,683 shares of Common Stock (representing approximately 37.6% of the outstanding Common Stock as of the date hereof) on the execution of a voting agreement, dated as of January 30, 2000 (the "Voting Agreement"), by and between Merger Sub, the Management Shareholders, Janet D. Martin and the Martin Family Foundation. The Management Shareholders, Mrs. Martin and the Martin Family Foundation entered into the Voting Agreement in order to induce Merger Sub to enter into the Merger Agreement.

     Under the Voting Agreement, the Management Shareholders, Mrs. Martin and the Martin Family Foundation have agreed that at any meeting of the Company's shareholders called for the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement or a transaction involving the acquisition of a material portion of the Company's assets or capital stock other than the Merger, or in connection with any written consent of the holders of shares of Common Stock, or in any other circumstances in which the Management Shareholders, Mrs. Martin or the Foundation are entitled to vote, consent or give any other approval, with respect to the Merger Agreement, the transactions contemplated by the Merger Agreement or a third party transaction, to vote, or cause to be voted, the shares of Common Stock held by the Management Shareholders, Mrs. Martin and the Martin Family Foundation at the direction of Merger Sub with respect to such transactions. The Management Shareholders, Mrs. Martin and the Martin Family Foundation also agreed under the Voting Agreement to vote against actions or agreements that would interfere with the completion of the Merger.

     The Management Shareholders, Mrs. Martin and the Martin Family Foundation granted Merger Sub an irrevocable proxy to vote the shares of Common Stock held by such shareholders as indicated above. Furthermore, the Management Shareholders, Mrs. Martin and the Foundation agreed not to:

     - transfer any of the shares of Common Stock held by the Management Shareholders, Mrs. Martin or the Martin Family Foundation except as contemplated by the Voting Agreement or the Merger Agreement; or

     - enter into any voting arrangement or understanding with respect to the shares of Common Stock held by the Management Shareholders, Mrs. Martin or the Martin Family Foundation.

     Under the Voting Agreement, the Management Shareholders also agreed to enter into a registration rights agreement and stockholders agreement with the Parent and to enter into employment agreements with the Company.

     STOCKHOLDERS AGREEMENT

     In connection with the Merger, Parent and certain of its shareholders will enter into a stockholders agreement under which such shareholders of Parent will agree to vote in favor of members of the Board of Directors of Parent designated by groups of Parent's shareholders who are parties to the stockholders agreement. Also, under the stockholders agreement:

     -  Parent will have nine directors;

     - Saw Mill will designate three directors in its sole discretion and will designate a fourth, independent director who is not an affiliate of SMC or the Management Shareholders subject to the approval of the Management Shareholders. Pursuant to Saw Mill's limited partnership agreement, one of the three directors designated by Saw Mill will be designated by Chase Capital Partners and two will be designated by Saw Mill's general partner, Saw Mill Investments II, LLC;

     - Management Shareholders will designate three directors in their sole discretion and will designate a fourth independent director subject to the approval of Saw Mill; and

     - the ninth director will be an independent director approved by Saw Mill and the Management Shareholders.

     The stockholders agreement also gives the holders of the senior preferred stock of Parent issued in connection with the financing of the Merger the ability to cause the size of the Board of Directors of Parent to increase to eleven and to fill the two new vacancies created in the event the Surviving Corporation's leverage ratio increases beyond a specified amount.

     EMPLOYMENT AGREEMENTS

     Under the Voting Agreement, each of the Management Shareholders has agreed to enter into employment agreements with the Surviving Corporation. Under the employment agreements, Mr. Martin will be paid a base salary of $300,000 per year and Mr. Train will be paid a base salary of $450,000 per year. In addition, their respective employment agreements entitle Mr. Martin and Mr. Train, at or after the Effective Time, to each participate in an option plan under which each will be granted options to acquire 1% of the common stock of Parent at the time of such grant. Each employment agreement has a term of five years, subject to earlier termination by resolution of the board of directors, upon the death or permanent disability of the executive or upon the Management Shareholder's voluntary resignation. If a Management Shareholder is terminated without cause, the Surviving Corporation is obligated to make severance payments consisting of such Management Shareholder's then current salary until the end of the term of the employment agreement together with any earned but unpaid bonuses. The employment agreements also contain non-compete provisions which restrict the Management Shareholders from being involved in, during the period of their employment and for two years thereafter, any business which is in competition with the Surviving Corporation. In addition, each employment agreement contains an obligation of confidentiality in respect of the Surviving Corporation's proprietary information and an agreement to assign intellectual property rights to the Surviving Corporation.

     REGISTRATION RIGHTS AGREEMENT

     In connection with the Merger, each of the Parent, Saw Mill, the Management Shareholders and certain other equity holders of Parent will enter into a registration rights agreement. Under the registration rights agreement, the Management Shareholders, such other equity holders and Saw Mill will have the ability to cause Parent to register common equity securities of Parent held by the parties to the registration rights agreement and to participate in registrations by the Parent of its equity securities.

     PLEDGE AGREEMENT

     Saw Mill, Merger Sub and Parent have agreed that in the event the Merger Agreement is terminated by the Company as a result of a material breach of any representation, warranty or agreement contained in the Merger Agreement by Parent, Merger Sub or Saw Mill that is not cured within twenty days, Saw Mill, Parent and Merger Sub will pay up to $1,500,000 of the Company's expenses incurred in connection with the Merger. To secure this obligation, Howard Unger and the Company entered into a pledge agreement under which Mr. Unger has pledged his shares of Common Stock to the Company. If neither Saw Mill, Parent nor Merger Sub fulfill their obligations to pay the Company's expenses as described above, the Company is entitled to Mr. Unger's shares of Common Stock in partial satisfaction of this obligation.

FINANCING FOR THE MERGER

     Saw Mill, Parent and Merger Sub estimate that the total amount of funds required to pay the Merger Consideration, the Option Consideration and the repayment of indebtedness for borrowed money of the Company or any of its subsidiaries that is required to be repaid as a result of the Merger, if any, and to pay all fees and expenses related to the Merger will be approximately $331.8 million. Saw Mill, Parent and Merger Sub expect these funds to be provided through the following sources:

     -  senior secured term loan facility of $95.0 million;

     -  the issuance of at least $125.0 million of senior subordinated notes;

     - an investment in the preferred stock and warrants to acquire common stock of Parent in the amount of $35.0 million provided by Chase Capital Partners, The Northwestern Mutual Life Insurance Company and Massachusetts Mutual Life Insurance Company;

     - an investment in the common stock of Parent in the amount of approximately $35.0 million provided by Saw Mill through the purchase of Parent common stock;

     - common equity financing in the amount of approximately $30.0 million provided by the Management Shareholders and certain other members of the Company's management team by way of a contribution of a portion of their existing equity in the Company to Parent in exchange for equity securities of Parent; and

     - the assumption by the Surviving Corporation of approximately $11.8 million of the Company's existing indebtedness.

     The Surviving Corporation expects to repay the debt it incurs in connection with the financing of the Merger from its cash flow from operations and/or from the proceeds of new debt or equity financings. The following is a summary of certain provisions of the senior, subordinated and preferred equity financing commitments obtained by Saw Mill and its affiliates in connection with the Merger. Although Saw Mill has obtained commitment letters for the financing described herein, the definitive agreements evidencing such financing may contain additional or different terms and conditions. As provided in Section
7.15 of the Merger Agreement, Saw Mill, Parent and Merger Sub have agreed that if any such commitment letter is terminated or the funds to be provided pursuant to any such commitment letter shall not be available, then Saw Mill, Parent and Merger Sub shall use commercially reasonable efforts to obtain an alternative source of financing, in each case, on financial and other terms no less favorable than those set forth therein, or, to the extent not set forth therein, on terms reasonably acceptable to Saw Mill, Parent and Merger Sub. Accordingly, if funds are not available under any such commitment letter (whether by termination or otherwise) or any such commitment letter is not otherwise used then, in order to consummate the Merger, Parent and/or Surviving Corporation may enter into such senior debt facilities, issue such subordinated debt securities and/or issue such preferred equity securities and/or warrants, in each case, in such amounts and on such terms as are reasonably acceptable to Saw Mill, Parent and Merger Sub.

                              SENIOR CREDIT FACILITIES

     Credit Agricole Indosuez ("Indosuez") has committed to provide the Surviving Corporation with a senior credit facility in an aggregate amount of $130.0 million. The senior credit facility will be comprised of the following:

     - a $20.0 million term A loan facility repayable in quarterly installments beginning three months following the completion of the Merger and ending on the maturity date in accordance with the chart set forth below;

     - a $75.0 million term B loan facility repayable in quarterly installments beginning three months following the completion of the Merger and ending on the maturity date in accordance with the chart set forth below; and

     - a $35.0 million revolving credit facility maturing five and one-half years after the Merger is completed with a letter of credit sub-facility in an amount to be determined.

                    REPAYMENT SCHEDULE
-----------------------------------------------------------
            TERM A LOAN                    TERM B LOAN
------------------------------------   --------------------
                        PERCENT OF             PERCENT OF
YEAR                   PRINCIPAL DUE   YEAR   PRINCIPAL DUE
----                   -------------   ----   -------------
1                           5.0%         1         1.0%
2                          10.0%         2         1.0%
3                          15.0%         3         1.0%
4                          20.0%         4         1.0%
5                          25.0%         5         1.0%
5.5                        25.0%         6        10.0%
                                         7        85.0%

     The Surviving Corporation will be the borrower under the senior credit facilities. All of the Surviving Corporation's present and future domestic subsidiaries will guarantee the senior credit facilities. In addition, the senior credit facilities will be secured by the following:

     - substantially all of the Surviving Corporation's assets and the assets of the Surviving Corporation's domestic subsidiaries; and

     - a pledge of all of the Surviving Corporation's capital stock and the capital stock of the Surviving Corporation's present and future domestic subsidiaries and sixty-six percent of the capital stock of the Surviving Corporation's present and future foreign subsidiaries.

     Loans under the senior credit facilities will bear interest, at the Surviving Corporation's option, at either:

     -  the base rate plus an applicable margin; or

     -  the London Interbank Offered Rate ("LIBOR") plus an applicable margin.

     The base rate is defined as the higher of the following:

     - Indosuez's prime commercial lending rate as announced from time to time at its head office; or

     -  the federal funds effective rate from time to time plus 0.5%.

     The initial applicable margins will be as follows:

                                               BASE RATE LOANS    LIBOR LOANS
                                               ---------------    -----------
Revolving credit facility..................         1.5%             3.0%
Term Loan A................................         1.5%             3.0%
Term Loan B................................         2.0%             3.5%

     Six months following the completion of the Merger, the interest rates on the revolving credit facility and the term A loan will be subject to adjustment based on total leverage.

     Borrowings under the senior credit facilities must be repaid with the net proceeds received by the Surviving Corporation from:

     - sales of the Surviving Corporation's assets other than sales of inventory in the ordinary course of business;

     - the Surviving Corporation's incurrence of indebtedness or the issuance of the Surviving Corporation's debt or equity securities;

     -  at Indosuez's discretion, certain insurance recoveries; and

     -  the reversion of pension plan assets.

     The borrowings must also be prepaid each fiscal year with 50% of the Surviving Corporation's cash flow above a set level. All mandatory prepayments must be used first to reduce the term A loan and the term B loan pro rata and then to reduce any balance under the revolving credit facility.

     The documents for the senior credit facilities will contain affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the senior credit facilities.

     The funding of the senior credit facilities will be subject to satisfaction of customary conditions for similar secured financings including:

     - the Surviving Corporation will have received gross proceeds of $125 million from the issuance of the senior subordinated notes or senior subordinated bridge loans, with the final terms and conditions of such debt satisfactory to Indosuez; and

     - Saw Mill and the preferred equity investors will have made their respective equity investments as described in the proxy statement.

     SENIOR SUBORDINATED DEBT FINANCING

     Merger Sub expects the Surviving Corporation to issue at least $125 million in senior subordinated notes. These senior subordinated notes will be the Surviving Corporation's senior subordinated obligations, ranking behind all of the Surviving Corporation's existing and future senior indebtedness, including the Surviving Corporation's indebtedness under the senior credit facility. The senior subordinated notes will be unconditionally guaranteed by each of the Surviving Corporation's domestic subsidiaries.

     In the event that the senior subordinated notes cannot be placed prior to the completion of the Merger, SMC has arranged for Credit Suisse First Boston to provide the Surviving Corporation with interim loans. Under the arrangement, if issued, the interim loans will have a maturity date that is 364 days from the closing of the Merger. Each lender of interim loans will have the option at any time to exchange all or a portion of its interim loans for the Surviving Corporation's senior subordinated notes (the "Exchange Notes") ranking on an equivalent basis as the interim loans. Each lender of interim loans who does not elect to exchange such loans for Exchange Notes will be required to extend the maturity date of the interim loans for intervals as determined by each lender. However, no lender will be required to extend the maturity date of the interim loans beyond the tenth anniversary of the closing of the Merger. The interest rate on the interim loans increases at the end of each three-month period from the closing of the Merger until the maturity date, up to a maximum rate.

     The Exchange Notes mature on the tenth anniversary of the closing of the Merger and bear interest at a fixed rate plus an applicable margin, up to a maximum rate. The definitive documentation for the senior subordinated notes and/or interim loans and Exchange Notes will contain affirmative and negative covenants and events of default customary for issuance of similar debt securities of this size and type.

     The funding of the interim loans is subject to the conditions customary for these types of transactions, including:

     - Credit Suisse First Boston having completed an environmental due diligence review of the Company to its satisfaction;

     - no event having occurred that affects the Company's business in a material adverse manner; and

     - after the date of the commitment letter, none of the following events shall have occurred:

       -- a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in any applicable jurisdiction;

       -- the declaration of a banking moratorium or any suspension of payments in respect of banks in any applicable jurisdiction;

       -- the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving any applicable jurisdiction;

       -- any limitations, whether or not mandatory, imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions; and

       -- a material adverse change in the financial markets that could have a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high-yield note offerings.

     PREFERRED EQUITY FINANCING

     Parent has received a commitment letter from Chase Capital Partners, The Northwestern Mutual Life Insurance Company and Massachusetts Mutual Life Insurance Company to provide the preferred equity financing. The preferred equity financing will consist of the purchase by the preferred equity investors of Parent's senior preferred stock and warrants to purchase shares of Parent's common stock for total consideration of $35.0 million.

     The senior preferred stock issued by Parent in connection with the Merger will have a liquidation value of $1,000 per share. Each share will accrue dividends at a rate of 14% per year, subject to increases if Parent does not fulfill various obligations. Upon any liquidation, dissolution or winding up of Parent, each holder of senior preferred stock will be entitled to be paid the liquidation value of the senior preferred stock plus accrued and unpaid dividends. The holders of senior preferred stock will not be entitled to any further payment. Holders of senior preferred stock must be paid before any holders of Parent's other equity securities receive any payments for their shares. The terms of the senior preferred stock will provide that holders of a majority of the outstanding shares of the senior preferred stock at the time in question will have the right to designate two members of the Parent's board of directors so long as the ratio of total debt to earnings before interest, taxes, depreciation and amortization exceeds 5.5:1.

     The warrants issued to the preferred equity investors will be exercisable into a total of 9% of Parent's common stock on a fully diluted basis immediately following the completion of the Merger.

     The obligation of the preferred equity investors to purchase the senior preferred stock is subject to conditions customary for these types of transactions, including:

     - the completion of the Merger on terms and conditions satisfactory to the preferred equity investors and their counsel;

     - Parent having a credit facility of not less than $130 million of financing under the senior credit facilities, on terms and conditions substantially as set forth in the commitment letter for the senior credit facilities;

     - Parent having received proceeds of not less than $125 million from the issuance of the senior subordinated notes or the senior subordinated bridge loans on terms and conditions substantially as set forth in the commitment letter for the senior subordinated debt;

     -  the investment by Saw Mill of not less than $37 million; and

     - an investment in the common stock of Parent by the Management Shareholders of not less than $26 million.

FEES AND EXPENSES

     Except as disclosed in this Proxy Statement and as set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger, the Merger Agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses, except that the Company will pay all expenses relating to the printing, filing and mailing of the Proxy Statement and all other related regulatory filing fees.

     To date, the Company has paid to Lehman Brothers a fee of $1 million. If the Merger is approved by the Company's shareholders, the Company will be obligated to pay Lehman Brothers an additional fee of $2 million. The Company has agreed to pay the reasonable out-of-pocket expenses incurred by Lehman Brothers.

     Firstar Trust Company has been retained to act as the Paying Agent in connection with the Merger. The Paying Agent will receive reasonable and customary compensation for services relating to the Merger and will be reimbursed for certain reasonable out-of-pocket expenses.

     It is estimated that the fees and expenses incurred by the Company, Saw Mill, Parent and Merger Sub in connection with the Merger and other transactions contemplated by the Merger Agreement will be approximately as set forth below (in millions):

Financing and Commitment Fees...............................   $ 9.81
Filing Fees.................................................     0.10
Special Committee's Financial Advisor's Fee and Expenses....     3.30
Legal Fees and Expenses.....................................     2.72
Accounting Fees and Expenses................................     0.35
Printing and Mailing Costs..................................     0.50
Miscellaneous...............................................     1.20
                                                               ------
Total.......................................................   $17.98
                                                               ======

     Under certain circumstances, the Company is obligated to reimburse Saw Mill, Parent and Merger Sub for certain expenses and to pay Merger Sub the Termination Fee. See "THE MERGER AGREEMENT -- FEES, EXPENSES AND OTHER PAYMENTS."

CONDUCT OF THE COMPANY'S BUSINESS IF THE MERGER IS NOT COMPLETED

     If the Merger Agreement is not approved at the Annual Meeting or if the Merger is not completed for any other reason, then the Company will continue to operate its business in the ordinary course.

PLANS FOR THE COMPANY AFTER THE MERGER

     Following the completion of the Merger, Saw Mill has informed the Company that the business and operations of the Surviving Corporation will be continued substantially as they are being currently conducted. The board of directors and management of the Surviving Corporation will, however, continue to evaluate the Surviving Corporation's business, operations, corporate structure and organization and will make changes as they deem appropriate.

CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS

     In November, 1999, management prepared projections of the Company's future operating performance for the fiscal years 2000 through 2004. The Company does not as a matter of course make public forecasts as to future operations, and the projections set forth below are included in this Proxy Statement only because such information was provided to Merger Sub and to its prospective lenders and to the Special Committee and its financial and legal advisors as described below. The Company does not intend to update or otherwise revise the financial projections to reflect circumstances existing after the date on which the projections were prepared or to reflect the occurrence of unanticipated events.

     Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, the projections were prepared by the Company not with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future operating results and this information should not be relied upon as such. The projections are based upon a variety of assumptions relating to the businesses of the Company which, although considered reasonable by the Company, may not be realized, and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. See "FORWARD-LOOKING STATEMENTS." None of the Company, Merger Sub, the Special Committee or any other person or party assumes responsibility for the accuracy or validity of the following projections.

     Significant financial projections that were provided to Merger Sub and to its prospective lenders and to the Special Committee and its financial and legal advisors are as follows:

                                                          (AMOUNTS IN THOUSANDS)
                                                           FISCAL YEARS ENDING
                                           ----------------------------------------------------
                                             2000       2001       2002       2003       2004
                                           --------   --------   --------   --------   --------
STATEMENT OF INCOME DATA:
Net sales................................  $466,144   $491,936   $523,312   $554,937   $583,641
Operating income.........................    38,358     42,785     47,797     51,047     53,757
Net income...............................    19,555     22,691     26,723     29,942     32,977
EBITDA...................................    59,535     65,962     71,602     74,930     77,704

                                           12/31/00   12/31/01   12/31/02   12/31/03   12/31/04
                                           --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total assets.............................  $335,756   $342,696   $345,265   $347,412   $348,839
Long-term debt (including current
  portion)...............................    88,119     70,430     43,918     13,746         --
Stockholder's equity.....................   160,466    183,157    209,880    239,822    272,800

LEGAL PROCEEDINGS

     Three purported class action lawsuits (collectively, the "Complaints") were filed in the Circuit Court of the State of Wisconsin for Milwaukee County under the captions Harbor Finance Partners v. Vincent L. Martin, et al, (Case No. 00CV000907, filed on February 1, 2000), Bruce Robbin v. Jason Incorporated, et al, (Case No. 00CV000953, filed on February 2, 2000) and George Swogger v. Jason Incorporated, et al (Case No. 00CV001322, filed on February 15, 2000). Each Complaint was filed by an alleged shareholder of the Company against the Company and each Management Shareholder and member of the Special Committee. The Complaints, which are substantially similar to each other, allege, among other things, that the price to Public Shareholders of $11.25 per share is inadequate. The Complaints seek, among other things, an order which certifies that the lawsuits may be maintained as class actions, prevents the Merger from being completed, rescinds the Merger in the event the Merger is consummated, awards unspecified compensatory damages to the members of the purported class, and awards the named plaintiffs their costs, including counsel and expert fees.

     The Special Committee, the Company and the Management Shareholders all believe the Complaints are without merit.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Sections 180.1301 to 180.1331 of the WBCL provide that any shareholder may dissent from the Merger and obtain payment of the fair value of his or her shares as determined in accordance with Section 180.1301(4) of the WBCL, provided that such shareholder delivers to the Company before the shareholder vote on the Merger, a written notice of the such shareholder's intent to demand payment for his or her shares if the Merger is completed, does not vote his or her shares in favor of the Merger, and complies with all of the remaining provisions of Sections 180.1301 to 180.1331 of the WBCL. The WBCL provides that a dissenting shareholder may not challenge the corporate action creating his or her entitlement to dissent unless the action is unlawful or fraudulent with respect to such shareholder or the issuer corporation.

     The following is a brief summary of Sections 180.1301 to 180.1331 of the WBCL which set forth the procedures for demanding statutory dissenters' rights. This summary is qualified in its entirety by reference to the full text of Sections 180.1301 to 180.1331 which is attached to this Proxy Statement as ANNEX
C. For purposes of this summary, "shareholder" refers to shareholders of record and beneficial shareholders who comply with the provisions of Section 180.1303 of the WBCL applicable to beneficial shareholders. For purposes of this summary, the "Company" also refers to the Surviving Corporation in the event the Merger is completed.

     If the Merger is approved and completed, shareholders who elect to exercise their dissenters' rights and who properly and timely perfect such rights will be entitled to receive the "fair value" in cash for their shares of Common Stock. Under Section 180.1301(4) of the WBCL, "fair value" means the highest closing sales price per share of Common Stock during the 30 day period immediately prior to the completion of the Merger.

     A shareholder who elects to exercise his or her dissenters' rights must perfect such rights by delivering to the Company prior to the vote at the Annual Meeting written notice of his or her intent to demand payment and must either vote against the Merger or abstain from voting on the Merger. Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written notice of intent to exercise dissenters' rights with the meaning of Section
180.1321. The written notice of intent to exercise dissenters' rights must be in addition to, and separate from, any such proxy or vote. Any shareholder who fails to deliver written notice prior to the vote on the Merger at the Annual Meeting or votes in favor of the Merger will lose the right to receive the fair value of his or her shares.

     If the Merger is approved, then within ten days after such approval, the Company will deliver to those shareholders who deliver the written notice described above and who do not vote in favor of the Merger (each, a "Dissenting Shareholder") a written dissenters' notice (the "Dissenters' Notice"). The Dissenters' Notice will set forth where the Dissenting Shareholder must send the payment demand, where and when certificates for shares of Common Stock must be deposited and the date by which the Company must receive the payment demand, which date must not be fewer than 30 nor more than 60 days from the date on which the Dissenters' Notice is delivered. In addition, the Dissenters' Notice must include a form for demanding payment which includes the date of first announcement to the shareholders of the terms of the Merger and requires the Dissenting Shareholder to certify whether he or she acquired beneficial ownership of the shares of Common Stock before such date, and a copy of the sections of the WBCL pertaining to dissenters' rights.

     A Dissenting Shareholder who is sent a Dissenters' Notice must demand payment in writing, certifying whether he or she acquired beneficial ownership of the shares before the date specified in such notice and deposit his or her certificates in accordance with such notice. A shareholder who does not demand payment by the date set in the Dissenters' Notice or who does not deposit his or her certificates where required by the date set forth in the Dissenters' Notice is not entitled to payment of the fair value of his or her shares.

     Upon the later of completion of the Merger or receipt of the payment demand, the Company will pay each Dissenting Shareholder who has complied with the above the fair value of the Dissenting Shareholder's shares of Common Stock, plus accrued interest. The payment must be accompanied by the latest available financial statements of the Company, an estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenters' rights if the Dissenting Shareholder is dissatisfied with the payment and a copy of the Sections of the WBCL pertaining to dissenters' rights.

     If the Dissenting Shareholder believes that the amount paid by the Company is less than the fair value of his or her shares or that the interest due was incorrectly calculated, the Company fails to make payment within 60 days after the date set in the Dissenters' Notice for demanding payment, or the Merger is not completed and the Company does not return the deposited certificates within 60 days after the date set in the Dissenters' Notice for demanding payment, the dissenter may notify the Company of his or her estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate, less any payment previously received. The Dissenting Shareholder must notify the Company in writing within 30 days after the Company made or payment for the Dissenting Shareholder's shares. If within 60 days after receipt by the Company of a demand described in this paragraph, the demand remains unsettled, the Company will bring a special proceeding and will petition the court to determine the fair value of the shares and accrued interest. If the Company does not bring the special proceeding within such 60 day period, the Company will pay each Dissenting Shareholder whose claim remains unsettled the amount demanded. The dissenter will be entitled to judgment for the amount by which the court finds the fair value of his or her shares exceeds the amount paid by the Company.

     The Merger Agreement provides that it may be terminated if the holders of more than 10% of the outstanding shares of Common Stock are Dissenting Shareholders.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTIONS
180.1301 TO 180.1331 OF THE WBCL WILL RESULT IN THE LOSS OF A SHAREHOLDER'S DISSENTERS' RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

     SHAREHOLDERS CONSIDERING THE EXERCISE OF DISSENTERS' RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTIONS 180.1301 TO
180.1331 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT DISSENT.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SUMMARY HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. SHAREHOLDERS SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

     The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the WBCL. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will become the Surviving Corporation.

     At the Effective Time, each issued and outstanding share of Common Stock, other than Dissenting Shares, shares of Common Stock held by the Company or its subsidiaries or by Merger Sub and the Contributed Shares (as defined below), will be converted into the right to receive $11.25 in cash without interest, and each share of Common Stock held by Merger Sub will be canceled without consideration.

     The Merger Agreement provides that each share of Merger Sub's common stock issued and outstanding immediately prior to the Effective Time will be converted into and become shares of Common Stock, par value $0.01, of the Surviving Corporation.

     Pursuant to a contribution agreement to be executed immediately prior to the Merger (the "Contribution Agreement"), the Management Shareholders will contribute an aggregate of 2,437,262 shares of Common Stock (the "Contributed Shares") to Parent in exchange for shares of common stock of Parent. Parent will own 100% of the common stock of the Surviving Corporation after the Merger. For purposes of determining the number of shares of common stock of Parent issued to the Management Shareholders, the 2,437,262 contributed shares of Common Stock were valued at the average price of $10.13 per share. The Chairman and Chief Executive Officer will receive $11.25 per share of Common Stock for the 2,918,623 shares and 2,331,928 shares, respectively, that they beneficially own and are not contributing to Parent under the Contribution Agreement ("Noncontributed Shares"). The contribution and the Merger will result in the Management Shareholders receiving aggregate consideration equal to approximately $10.90 per share of Common Stock for their Contributed Shares and Noncontributed Shares combined.

PAYMENT FOR SHARES

     Prior to the Effective Time, Merger Sub will designate a bank or trust company, reasonably satisfactory to the Company, to act as paying agent in the Merger (the "Paying Agent"). As soon as reasonably practicable after the Effective Time, the Surviving Corporation will mail or cause to be mailed to each holder of record of any certificate, which immediately prior to the Effective Time represented shares of Common Stock (all such certificates, the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. These materials will not be mailed to Merger Sub or holders of Dissenting Shares. Properly surrendered Certificates will be canceled, and the holder will receive the Merger Consideration, without interest, for each share of Common Stock represented by such Certificate.

     Interest will not be paid on the amounts payable upon surrender of Certificates which formerly represented shares of Common Stock. Therefore, the Company recommends that shareholders surrender their Certificates promptly after the Merger is completed. Shareholders whose certificates are lost, stolen or destroyed will be required to make an affidavit claiming such certificate or certificates to be lost, stolen or destroyed and, if required by the Company, to post a bond in such amount as the Company may reasonably require as indemnity against any claim that may be made against it with respect to such certificate. If, with respect to any shares of Common Stock, the Merger Consideration is to be paid to a person who is not the holder of record of such shares of Common Stock, the amount of any applicable transfer taxes will be required to be paid by the person requesting such payment of the Merger Consideration, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Surviving Corporation.

     At any time following the expiration of six months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which have not been disbursed to holders of Certificates, and thereafter such holders will look to the Surviving Corporation, subject to any applicable abandoned property, escheat or similar law, only as general creditors for payment of the Merger Consideration payable upon due surrender of their Certificates, without interest. Neither Merger Sub, the Management Shareholders, the Company, the Surviving Corporation nor the Paying Agent will be liable to any person in respect of any cash delivered to a public official or entity under any applicable abandoned property, escheat or similar law.

TREATMENT OF COMPANY STOCK OPTIONS

     The Surviving Corporation will promptly after the Effective Time pay to each holder of an option to purchase shares of Common Stock issued under the Company Stock Option Plan, whether or not exercisable or vested, the Option Consideration net of applicable withholding taxes. Upon receipt of the Option Consideration, each Company Stock Option will be canceled. The surrender of a Company Stock Option to the Company in exchange for the Option Consideration will release all rights the holder had or may have had in respect to such Company Stock Option.

     Except as otherwise agreed to by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in the capital stock of the Company or any of its subsidiaries will terminate at the Effective Time, and no participant in any such plans, programs or arrangements will have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their subsidiaries.

DIRECTORS AND OFFICERS

     The Merger Agreement provides that from and after the Effective Time, the board of directors of the Surviving Corporation will be comprised of the directors of Merger Sub existing immediately prior to the Effective Time, and the officers of the Surviving Corporation will be the officers of the Company existing immediately prior to the Effective Time, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and applicable law.

ARTICLES OF INCORPORATION AND BY-LAWS

     From and after the Effective Time, the Articles of Incorporation and By-laws of Merger Sub as in effect immediately prior to the Effective Time will be the Articles of Incorporation and By-laws of the Surviving Corporation, until thereafter amended in accordance with their respective terms.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, the Company has made customary representations and warranties to Merger Sub with respect to, among other things, corporate organization and qualification, capitalization, authority to enter into the Merger Agreement and complete the Merger, no conflicts, filings with the Commission and financial statements, known or asserted liabilities or obligations, the absence of certain changes or events, the absence of litigation, the requirement of a shareholder vote to approve the Merger Agreement, the receipt of the Lehman Opinion, no broker's or finder's fee, the applicability of state takeover statutes, disclosures in the proxy statement, compliance with laws, tax matters, the absence of change of control provisions, transactions with affiliates and known violations of the Foreign Corrupt Practices Act.

     In the Merger Agreement, each of Saw Mill, Parent and Merger Sub has made customary representations and warranties to the Company with respect to, among other things, corporate organization and qualification, authority to enter into the Merger Agreement and complete the Merger, no conflicts, interim operations of Parent and Merger Sub, disclosures in the proxy statement, no broker's or finder's fee, financing commitments, capitalization of Merger Sub, solvency, and current estimated sources and uses of funds in connection with the completion of the Merger. Saw Mill, Parent and Merger Sub have also represented that they have delivered to the Company true, correct and complete copies of the Senior Debt Commitment Letter, the Subordinated Debt Commitment Letter, the Preferred Equity Commitment Letter (collectively, the "Commitment Letters") and Saw Mill's agreement of limited partnership.

     In the Merger Agreement, each Management Shareholder has made customary representations and warranties to the Company, Saw Mill, Parent and Merger Sub with respect to, among other things, no conflicts, ownership of his shares of Common Stock, authority to enter into the Merger Agreement and perform his obligations thereunder, no broker's or finder's fee and transactions with the Company or any of its subsidiaries.

     Certain representations and warranties in the Merger Agreement are qualified as to "Company Material Adverse Effect." For purposes of the Merger Agreement, the term "Company Material Adverse Effect" means, when used in connection with the Company and its subsidiaries, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to the business, assets, liabilities, properties, results of operations or conditions, financial or otherwise, of the Company and its subsidiaries, taken as a whole (excluding any change or effect resulting from general economic conditions or relating to those industries specific to the business of the Company), or the ability of the Company to perform its obligations under the Merger Agreement, except for such changes, effects, events, occurrences, conditions or developments directly resulting from the Company's performance of its obligations under the Merger Agreement.

VOTE OF SAW MILL, PARENT AND MERGER SUB

     Under the Merger Agreement, Saw Mill, Parent and Merger Sub have agreed to vote all shares of Common Stock beneficially owned by them, or with respect to which they have the power, by agreement, proxy or otherwise, to cause to be voted, in favor of the approval and adoption of the Merger Agreement and the Merger.

THIRD PARTY TRANSACTIONS; FIDUCIARY RESPONSIBILITIES

     Prior to the Effective Time, the Board of Directors, the Company, the Management Shareholders and the Special Committee will not, and the Company will cause its subsidiaries not to, and the Company will not authorize nor permit any of the Company's agents to, directly or indirectly, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any non-public information to any person, other than Merger Sub, Parent, Saw Mill or any of their affiliates or representatives, concerning any potential Third Party Transaction (as defined below).

     Notwithstanding the above, if, after the date of the Merger Agreement, the Special Committee or the Company receives a bona-fide inquiry or proposal (any such inquiry, an "Acquisition Inquiry" or any such proposal, an "Acquisition Proposal") from a person who the Special Committee, in good faith, reasonably determines has the financial capacity to complete a merger or similar transaction involving the Company or the acquisition of a material portion of the assets or capital stock of the Company or its subsidiaries (any such transaction, other than the Merger, a "Third Party Transaction") and the Special Committee reasonably concludes, after consultation with its legal counsel, that the failure to provide information to, or engage in discussions or negotiations with, such person is inconsistent with the fiduciary duties of the Board of Directors

(the "Board's Fiduciary Duties"), then the Special Committee may provide certain information about the Company to such person and engage in discussions and negotiations with such person regarding the Acquisition Inquiry or Acquisition Proposal. In the event that, after the date of the Merger Agreement and prior to the Annual Meeting, the Special Committee or the Company receives an Acquisition Proposal from a person whom the Special Committee, in good faith, reasonably determines has the financial capabilities to complete such Acquisition Proposal and the Special Committee determines, in good faith and after consultation with its legal counsel, that the failure to do any or all of the following is inconsistent with the Board's Fiduciary Duties, the Board of Directors acting on the recommendation of the Special Committee may do any or all of the following:

     - withdraw, modify or change the Board of Directors' approval or recommendation of the Merger Agreement and the Merger;

     - approve or recommend to the Company's shareholders such Acquisition Proposal; or

     - terminate the Merger Agreement three business days after the Board of Directors gives Merger Sub written notice stating that the Board of Directors intends to terminate the Agreement and disclosing certain information with respect to any Acquisition Proposal which the Board of Directors intends to accept or recommend.

     Nothing in the Merger Agreement prohibits the Board of Directors or the Special Committee from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party, or from making such disclosure to the Company's shareholders which, in the judgment of the Board of Directors or the Special Committee, after consultation with its legal counsel, is necessary under applicable law or the rules of any stock exchange to meet the Board's Fiduciary Duties.

     The Merger Agreement further provides that the Company will promptly give Merger Sub written notice of any Acquisition Inquiry or Acquisition Proposal, including the material terms and conditions of such proposal or inquiry. In addition, the Company is required to keep Merger Sub reasonably informed of the status of any such Acquisition Inquiry or Acquisition Proposal, including any change in the terms or conditions thereof.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that the Surviving Corporation, for six and one-half years from and after the Effective Time, will indemnify, defend and hold harmless the present and former officers and directors of the Company ("Covered Parties") against all losses, claims, damages, liabilities, costs and expenses, including attorneys' fees and expenses, judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation whether arising before or after the Effective Time (each a "Claim") to the extent that any such Claim is based on, or arises out of, the fact that such person is or was an officer or director of the Company or, at the request of the Company, serving as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, based on the Merger Agreement or the transactions contemplated thereby, in each case to the extent that such Claim pertains to any matter of fact arising, existing or accruing prior to or at the Effective Time, to the full extent permitted under applicable law or the Company's Articles of Incorporation, By-laws or indemnification agreements in effect on the date of the Merger Agreement. In addition, the Surviving Corporation will, for six and one-half years from and after the Effective Time, maintain in effect directors' and officers' liability insurance policies for the Covered Parties with respect to matters occurring prior to the Effective Time that is at least equal to the Company's current directors' and officers' liability insurance policies.

STATE TAKEOVER LAWS

     Under the Merger Agreement, the Company will take all reasonably necessary steps to exempt the transactions contemplated by the Merger Agreement, including the Merger, from the requirements of any applicable state takeover law and to assist Merger Sub in any challenge to the validity or applicability to such transactions of any state takeover law.

COOPERATION WITH FINANCING

     During the period prior to the Effective Time, the Company will cooperate with Merger Sub and will use commercially reasonable efforts to cooperate with and provide information to Merger Sub to assist with Merger Sub's financing of the Merger.

EQUITY SECURITIES OF THE COMPANY

     Under the Merger Agreement, during the period beginning on the date of the Merger Agreement and ending on the first to occur of the completion of the Merger or the date nine months after the date of termination of the Merger Agreement, neither Saw Mill, Parent nor Merger Sub will, directly or indirectly, acquire or propose to acquire ownership, beneficially or of record, of any equity securities of the Company or any of its subsidiaries, except pursuant to the Merger Agreement and, immediately prior to the completion of the Merger, pursuant to the limited partnership agreement of Saw Mill and the Contribution Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Company has agreed that, prior to the Effective Time, it will, and it will cause its subsidiaries to, conduct business in the ordinary course and in a manner consistent with past custom and practice, use commercially reasonable efforts to, among other things, preserve the current relationships of the Company and its subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or its subsidiaries has significant business relations. Further, the Company will not, and will cause its subsidiaries to not, prior to the Effective Time, directly or indirectly do any of the following without the prior written consent of Merger
Sub:

     -  amend or otherwise change its Articles of Incorporation or By-laws;

     - issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock or other equity securities of any type or class of the Company or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity securities, or any other ownership interest (including, without limitation, any phantom interests), of the Company or its subsidiaries, or any assets of the Company or its subsidiaries, except for sales in the ordinary course of business consistent with past custom and practice and other asset sales for consideration or having a fair market value aggregating not more than $500,000;

     - declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities;

     - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity securities;

     - acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division, other than certain acquisitions of assets previously agreed to;

     - other than under the Company's existing credit facilities as in effect as of the date of the Merger Agreement, incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to or investments in, any other person; or authorize or make capital expenditures which are not in accordance with the Company's calendar year 2000 budget which has been presented to the Board of Directors prior to the date of the Merger Agreement;

     - enter into, establish, adopt, amend or renew any employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, or grant any salary or wage increase (other than in the ordinary course of business consistent with past custom and practice);

     - establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than in the ordinary course of business consistent with past custom and practice or as may be required by applicable law);

     - commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

     - make or institute any material change in accounting methods, procedures or practices in its accounting methods, procedures and practices unless mandated by GAAP;

     - enter into any agreement or other arrangement with any director, officer or shareholder of the Company, its subsidiaries or any affiliate of any of the foregoing, except in the ordinary course of business consistent with past custom and practice and with respect to the payment of reasonable compensation to the members of the Special Committee in connection with their performance of services as members of the Special Committee;

     - take any action or omit to take any action which would result in a violation of any applicable law or would cause a breach of any agreement, contract or commitment, which violation or breach would have or could reasonably be expected to have a Company Material Adverse Effect; or

     - license, assign or otherwise transfer to any person or entity any rights to any material intellectual property rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past custom or practice, or fail to maintain or enforce any material intellectual property rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past custom or practice.

CONDITIONS TO THE MERGER

     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

     The respective obligations of the Company and Merger Sub and the Management Shareholders to complete the Merger are subject to the satisfaction or waiver of the following conditions:

     - the Merger Agreement and the Merger will have been approved and adopted by the affirmative vote of the requisite holders of the outstanding shares of Common Stock in accordance with Wisconsin law and the Company's Articles of Incorporation;

     - no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction will have been enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction will be in effect which makes the Merger illegal or otherwise prohibits completion of the Merger, or limits or restricts the Surviving Corporation's conduct or operation of the business of the Company after the Merger;

     - all necessary and material governmental and regulatory clearances, consents or approvals will have been received; and

     - any applicable waiting period under the HSR Act relating to the Merger and related transactions will have expired or terminated.

     CONDITIONS TO THE OBLIGATIONS OF MERGER SUB.

     The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Merger Sub of the following further conditions:

     - the Company will have performed, in all material respects, all of its obligations required under the Merger Agreement to be performed by it at or prior to the Effective Time each of the representations and warranties of the Company contained in the Merger Agreement that are qualified by materiality or by Company Material Adverse Effect will be true and correct, and that are not so qualified will be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date;

     - Saw Mill, Parent and Merger Sub will have received an opinion of counsel from the Special Committee's legal counsel;

     - the Surviving Corporation will have obtained the Debt and Preferred Equity Financing on the terms and conditions set forth in the Commitment Letters or otherwise obtained debt and/or equity financing sufficient to complete the Merger and to pay all fees and expenses in connection with the Merger and to provide working capital for the Surviving Corporation;

     - since December 31, 1998, no event has occurred or will occur which has or which would reasonably be expected to have a Company Material Adverse Effect;

     - all Company Stock Options will be extinguished and, as of immediately prior to Closing, the Company will have no liability or obligation with respect to any such Company Stock Options;

     - except as set forth in the Merger Agreement, all outstanding indebtedness for borrowed money of the Company or any of its subsidiaries will be paid in full, any letters of credit of the Company or any of its subsidiaries will be terminated and the Company will have obtained the release of all liens or encumbrances on the capital stock of the Company or any of its subsidiaries and all assets of the Company or any of its subsidiaries securing indebtedness, and the release of all guarantees by the Company or any of its subsidiaries of indebtedness for borrowed money;

     - the Company will have obtained all consents, authorizations, approvals and waivers from third parties which are necessary in order to enable the completion of the transactions contemplated by the Merger Agreement and the Surviving Corporation to conduct its business in all material respects after the Closing Date on the same basis as it is currently conducted; and

     - the Dissenting Shares, if any, will not include more than 10% of the issued and outstanding shares of Common Stock.

     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE MANAGEMENT
SHAREHOLDERS.

     The respective obligations of the Company and the Management Shareholders are subject to the satisfaction or waiver by the Company and the Management Shareholders of the following further conditions:

     - each of Merger Sub, Parent and Saw Mill will have performed, in all material respects, all of its obligations required under the Merger Agreement to be performed by it at or prior to the Effective Time; and

     - each of the representations and warranties of Merger Sub, Parent and Saw Mill contained in the Merger Agreement that are qualified by materiality will be true and correct, and that are not so qualified, will be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date.

     CONDITIONS TO THE OBLIGATIONS OF SAW MILL AND PARENT.

     The respective obligations of Saw Mill to execute and deliver the Contribution Agreement and to make the Saw Mill Contribution, and Parent to execute and deliver the Contribution Agreement and to consummate the Pre-Merger Contributions as defined in the Merger Agreement, are subject to the satisfaction or waiver by Saw Mill of the "Conditions to the Obligations of Each Party" set forth above, and the "Conditions to the Obligations of Merger Sub" set forth above.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company:

     A.   by mutual written consent of the Company and Merger Sub;

     B. by either the Company or Merger Sub if the waiting period under the HSR Act has not terminated or expired, or if any court of competent jurisdiction in the United States or other United States governmental authority has issued an order, decree or ruling, or taken any other action, in each case, which is final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger, or if the Effective Time has not occurred on or before August 31, 2000, provided that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Closing to occur;

     C. by either the Company or Merger Sub if the holders of the outstanding shares of Common Stock fail to approve and adopt the Merger Agreement and the Merger upon a vote taken at a meeting of shareholders, provided that the right to terminate the Merger Agreement under this clause will not be available to the Company if its breach of the Merger Agreement has been the cause of or resulted in the failure to obtain such shareholder approval;

     D. by Merger Sub, if the Board of Directors or any committee thereof (including the Special Committee) withdraws, modifies in a manner adverse to Merger Sub, or refrains from giving its approval or recommendation of the Merger Agreement, or recommends an Acquisition Proposal or a potential Third Party Transaction to the Company's shareholders pursuant to the Board's Fiduciary Duties (See "THE MERGER AGREEMENT -- THIRD PARTY TRANSACTIONS; FIDUCIARY RESPONSIBILITIES");

     E. by the Company, upon a material breach of any representation, warranty or agreement of any of Parent, Saw Mill or Merger Sub set forth in the Merger Agreement, provided that, if such breach is of a type curable and is curable by Parent, Saw Mill or Merger Sub through the exercise of its reasonable best efforts and Parent, Saw Mill or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate the Merger Agreement under this clause for a period of 20 business days from the date on which the Company delivers to Parent, Saw Mill or Merger Sub written notice setting forth in reasonable detail the circumstances giving rise to such breach;

     F. by Merger Sub, upon any material breach of any representation, warranty or agreement of the Company set forth in the Merger Agreement, provided that, if such breach is of a type curable and is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Merger Sub may not terminate the Merger Agreement under this clause for a period of 20 business days from the date on which Merger Sub delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach; or

     G. by the Company in accordance with the Boards' Fiduciary Duties, provided, that in order for the termination of the Merger Agreement under this clause to be deemed effective, the Company will have complied with all of the provisions contained in the Merger Agreement (See "THE MERGER AGREEMENT -- THIRD PARTY TRANSACTIONS; FIDUCIARY RESPONSIBILITIES.")

FEES, EXPENSES AND OTHER PAYMENTS

     Except as otherwise provided herein and in the Merger Agreement, all fees and expenses incurred in connection with the Merger, the Merger Agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses, except that the Company will pay all expenses relating to the printing, filing and mailing of the Proxy Statement and all other related regulatory filing fees.

     Under the Merger Agreement, in the event the Merger Agreement is terminated under clauses A or B under "Termination" above and certain conditions described in "Conditions to the Obligations of Merger Sub" have not been satisfied, or under clauses D, F or G in "THE MERGER AGREEMENT -- TERMINATION" above, on the date of such termination, the Company will pay Saw Mill by wire transfer of immediately available funds an amount (such amount, the "Saw Mill Reimbursable Expenses") in cash equal to the lesser of:

     - the total amount of the costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of the Merger Agreement and the attempted financing and completion of the transactions contemplated by the Merger Agreement, including investment banking and commitment fees, the related documentation and the shareholders' meeting and consents ("Costs"), including without limitation, the legal fees of the providers of the Commitment Letters, and out-of-pocket expenses; and

     -  $1,500,000.

     Under the Merger Agreement, in the event the Merger Agreement is terminated under clause E in the "TERMINATION" above, Saw Mill, Parent or Merger Sub will pay the Company by wire transfer of immediately available funds an amount (such amount, the "Company Reimbursable Expenses") in cash equal to the lesser of:

     - the aggregate amount of Costs incurred in connection with pursuing the transactions contemplated by the Merger Agreement, and out-of-pocket expenses; and

     -  $1,500,000.

     Under the Merger Agreement, in the event the Merger Agreement is terminated by Merger Sub or the Company under clauses D or G of "TERMINATION" above, on the date of such termination, the Company will pay Saw Mill by wire transfer of immediately available funds a payment in the amount (such amount, the "Termination Fee") equal to $6.7 million minus the amount of Saw Mill Reimbursable Expenses, if any, paid by the Company on or prior to the date of such termination. If the Merger Agreement is terminated under clauses B, C or F and a potential Third Party Transaction has been publicly disclosed prior to such termination, then if within nine months after such termination a Third Party Transaction is consummated, on the date of consummation of such Third Party Transaction, the Company will pay the Termination Fee to Saw Mill by wire transfer of immediately available funds.

                       PROPOSAL 2:  ELECTION OF DIRECTORS

     Pursuant to the authority contained in the By-laws of the Company, the Board of Directors has established the number of directors to be six. The Board of Directors has nominated Vincent Martin, Mark Train, Wayne Oldenburg, Frank Jones, Wayne Fethke and David Drury for election as directors, all to serve until the 2001 Annual Meeting of Shareholders. Although Messrs. Oldenburg, Jones, Fethke and Drury have been nominated for election to the Board of Directors, it is not anticipated that any of these individuals will remain on the Board of Directors if the Merger Agreement is approved by shareholders at the Annual Meeting and the Merger is completed.

     As indicated below, all six persons nominated by the Board of Directors are incumbent directors. The Company anticipates that all of the nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, Proxies will be voted for any substitute nominee designated by the Company, except where a Proxy withholds authority with respect to the election of directors.

COMMITTEES

     The Company has both Audit and Compensation Committees of directors. The Audit Committee of the Board of Directors is comprised of David Drury (Chairman), Wayne Fethke, Wayne Oldenburg and Frank Jones. The responsibilities of the Audit Committee, in addition to such other duties as may be specified by the Board of Directors, include the following: (1) recommendation to the Board of Directors of independent accountants for the Company; (2) review of the timing, scope and results of the independent accountants' audit examination; and
(3) review of periodic comments and recommendations by the independent accountants and of the Company's response thereto regarding the adequacy of internal accounting controls. The Audit Committee met twice in the fiscal year ended December 31, 1999.

     The Compensation Committee of the Board of Directors is comprised of Wayne Fethke (Chairman), Wayne Oldenburg, Frank Jones and David Drury. The responsibility of the Compensation Committee, in addition to such other duties as may be specified by the Board of Directors, is to make recommendations to the Board of Directors with respect to compensation for the executive officers, the stock option program and the management incentive compensation program. The Compensation Committee met once in the fiscal year ended December 31, 1999.

     The Board of Directors held six meetings during the Company's fiscal year ended December 31, 1999. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served, if any.

     The Board of Directors does not have a nominating committee or other committee to consider nominees to serve on the Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

     The nominees for election to the Board of Directors of the Company are as follows:

VINCENT L. MARTIN

     Age: 60; Elected Director: 1985; Present Term Ends: 2000 Annual Meeting; Shares Beneficially Owned: 4,430,129

     Mr. Martin has been Chairman since June, 1999. Mr. Martin was Chief Executive Officer of the Company from November, 1985 to June, 1999 and has been a director since it was formed in November, 1985. Mr. Martin is a director of Modine Manufacturing Company.

MARK TRAIN

     Age: 58; Elected Director: 1985; Present Term Ends: 2000 Annual Meeting; Shares Beneficially Owned: 3,257,683

     Mr. Train has been Chief Executive Officer and President since June, 1999. Mr. Train was Executive Vice President, Secretary and Treasurer of the Company and has been a director since it was formed in November, 1985. Mr. Train is a member of the American Institute of Certified Public Accountants.

WAYNE OLDENBURG

     Age: 53; Elected Director: 1987; Present Term Ends: 2000 Annual Meeting; Shares Beneficially Owned: 147,078

     Since 1981 Mr. Oldenburg has served as Chief Executive Officer of Oldenburg Group, Inc., a privately-held industrial manufacturing company.

FRANK JONES

     Age: 60; Elected Director: 1987; Present Term Ends: 2000 Annual Meeting; Shares Beneficially Owned: 65,086

     For the past twelve years Mr. Jones has been an independent consultant in Tucson, Arizona. Mr. Jones is a director of Modine Manufacturing Company, Ingersoll International Incorporated, Star Cutter Co., Gardner Publications Inc. and General Tool Co. Inc.

DAVID DRURY

     Age: 51; Elected Director: 1989; Present Term Ends: 2000 Annual Meeting; Shares Beneficially Owned: 67,863

     Since July, 1999 Mr. Drury has been President of Poblocki & Sons, LLC, a privately-held manufacturer of commercial signs and displays. From November, 1997 through June, 1999 and from January 1, 1994 through September, 1994, Mr. Drury was an independent consultant in Milwaukee, Wisconsin. Mr. Drury served as President of Stolper-Fabralloy Co. LLC, a fabricator of gas turbine engine components, from

October, 1994 through October, 1997. Mr. Drury is a director of Plexus Corp. and St. Francis Capital Corporation.

WAYNE FETHKE

     Age: 55; Elected Director: 1987; Present Term Ends: 2000 Annual Meeting; Shares Beneficially Owned: 36,010

     Mr. Fethke has served as Chief Executive Officer of Fiskars Consumer Products Group whose parent is Fiskars OY AB of Helsinki, Finland, since 1978. Fiskars is a manufacturer of consumer cutlery and power electronics.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

NAME                                                 TITLE                                    AGE
----                                                 -----                                    ---
Vincent Martin....................................   Chairman of the Board                    60
Mark Train........................................   Chief Executive Officer and President    58
Michael Gubesch...................................   Vice President                           59
John Hengel.......................................   Vice President-Finance and Secretary     41
Timothy Hitesman..................................   Vice President                           55
Robert Sandberg...................................   Vice President                           50
William Talbert...................................   Vice President                           56
Howard Wolter.....................................   Controller and Assistant Secretary       68

     The terms of office and past business experiences of Messrs. Martin and Train are described above.

MICHAEL GUBESCH, Vice President

     Mr. Gubesch was appointed a Vice President of the Company in May, 1993 and is in charge of the Company's Janesville Products unit. Mr. Gubesch has been with Janesville Products since 1983 and was Vice President of Operations when Janesville Products was acquired by the Company in January, 1986.

JOHN HENGEL, Vice President-Finance and Secretary

     Mr. Hengel was appointed Vice President-Finance and Secretary in June, 1999 and serves as the Company's Chief Financial Officer. Prior to joining the Company in June, 1999, Mr. Hengel held various positions at PricewaterhouseCoopers LLP, most recently as a Director of Audit and Business Advisory Services. Mr. Hengel is a Certified Public Accountant.

TIMOTHY HITESMAN, Vice President

     Mr. Hitesman was appointed a Vice President of the Company in April, 1998 and is in charge of Osborn International. Mr. Hitesman has been with Osborn International since 1991 and was Vice-President of Operations until appointment as President of Osborn International in April, 1997.

ROBERT SANDBERG, Vice President

     Mr. Sandberg was appointed a Vice President of the Company in December, 1994. He has been in charge of the Company's Sackner Products unit since June, 1993, and of its Jason Components unit since September, 1998. Mr. Sandberg has been with Sackner Products since 1977 and was Vice President of Operations when it was acquired by the Company in June, 1991.

WILLIAM TALBERT, Vice President

     Mr. Talbert has been with the Company since 1987 and was appointed a Vice President of the Company in February, 1988. He is in charge of the Company's JacksonLea unit.

HOWARD WOLTER, Controller and Assistant Secretary

     Mr. Wolter has been the Controller and Assistant Secretary of the Company since April, 1989. Mr. Wolter has been with the Company since its formation.

                             EXECUTIVE COMPENSATION

     The following table sets forth summary information with respect to all compensation, including stock options granted and all cash bonuses and accrued deferred compensation, incurred by the Company during the last three fiscal years ended December 31, 1999, to or on behalf of the Chief Executive Officer ("CEO") and the four most highly paid executive officers, other than the CEO (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                  ---------------
                                          ANNUAL COMPENSATION       SECURITIES
                                        -----------------------     UNDERLYING         OTHER ANNUAL
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)(1)   OPTIONS/SARS(#)   COMPENSATION($)(2)
---------------------------      ----   ---------   -----------   ---------------   ------------------
Vincent Martin................   1999    412,500      160,421              0               6,400
  Chairman                       1998    405,000      175,500              0               6,400
                                 1997    390,000      248,182              0               6,350

Mark Train....................   1999    412,500      160,421              0               6,400
  President and Chief            1998    380,000      164,667              0               6,400
  Executive Officer              1997    365,000      232,273              0               6,350

David Anderson................   1999    203,769      127,360              0              10,400
  Vice President(3)              1998    195,423       71,711              0              10,400
                                 1997    184,812       85,324              0              10,350

Michael Gubesch...............   1999    164,000      164,000              0               6,400
  Vice President                 1998    156,000      156,000          5,000               6,240
                                 1997    148,000       93,283          5,000               5,920

Robert Sandberg...............   1999    159,000      159,000              0               6,400
  Vice President                 1998    126,000      126,000              0               5,040
                                 1997    124,385      124,385          5,000               4,975

---------------

(1) Bonus earned upon achievement of performance objectives. See "Compensation Committee Report."

(2) Company contributions under qualified employees savings and profit sharing plan.

(3) Mr. Anderson retired effective February 8, 2000.

     The Company, by policy, provides that each of its officers, including the named executive officers, is entitled to receive their base salaries for one year after termination if the Company terminates their employment without cause. If termination is for cause, which includes gross negligence in the course of employment and other forms of misconduct, the salary continuation is forfeited.

     Directors of the Company, other than salaried employees of the Company, receive directors' fees of $15,000 per year and $1,000 per meeting. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

                                 STOCK OPTIONS

     On April 16, 1987, the Company adopted a nonqualified stock option plan, which was amended on April 25, 1991 (the "Plan"). The Plan provides for the grant to key employees and outside directors of the Company of options covering shares of Common Stock. The Plan is administered by the Board of Directors which has discretion to increase the number of shares covered by the Plan, select optionees, designate the number of shares to be covered by each option, establish vesting schedules, specify the amount and type of consideration to be paid to the Company on exercise, and to specify certain other terms of the options. The exercise price of options granted under the Plan must be at least 85% of the fair market value of Common Stock on the date of grant. The Company has reserved 2,687,500 shares of Common Stock for issuance under the Plan subject to adjustment for certain dilutive events. At December 31, 1999, options to purchase 1,323,184 shares were outstanding. During fiscal 1999, options were granted to purchase 27,000 shares of Common Stock at per share exercise prices of $7.38 to $8.19 and options for 80,720 shares were exercised at exercise prices of $1.30 to $7.69 per share. A total of 743,048 shares of Common Stock remain available for future grants under the Plan.

     No stock options were granted to the named executive officers during the fiscal year ended December 31, 1999.

     The following table shows certain information regarding stock options held by the named executive officers as of December 31, 1999:

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING EXERCISE              IN-THE-MONEY
                                                              OPTIONS/SARS AT FY-END        OPTIONS/SARS AT FY-END
                            SHARES ACQUIRED                             (#)                          ($)*
                              ON EXERCISE        VALUE      ---------------------------   ---------------------------
NAME                              (#)         REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   -----------   -----------   -------------   -----------   -------------
Vincent Martin............         0              --              --             --             --           --
Mark Train................         0              --              --             --             --           --
David Anderson............         0              --          60,000             --         19,375           --
Michael Gubesch...........         0              --          41,915         10,000         43,112           --
Robert Sandberg...........         0              --          43,439          5,000         22,111           --

---------------

* Calculated based on the closing sale price of $7.25 per share on December 31, 1999.

                         COMPENSATION COMMITTEE REPORT

     As is the case each year, the Compensation Committee reviewed the proposed 2000 salary and bonuses and considered 1999 stock option grants for the executive officers at the Compensation Committee meeting on December 16, 1999. Base salaries for all executive officers are established at levels considered appropriate considering the scope of each officer's responsibilities. The proposed salary levels were compared to nationally recognized published compensation surveys and were in line with or below the average salary levels in the report for comparable positions of responsibility.

     A significant amount of the total compensation of Mr. Martin, Mr. Train and each other executive officer is dependent on the performance of the Company. Presidents of the Company's operating divisions (including Messrs. Anderson, Gubesch and Sandberg) earn bonuses equal to a stated percentage of their base salary based on the return on average capital employed for their respective divisions. The other corporate officers earn bonuses based on the Company's net income. For competitive reasons, the Compensation Committee has determined not to specify the target return rates. Executive officers other than Messrs. Martin and Train can elect, at the beginning of each fiscal year, to defer 25% of their bonus into a growth bonus program for three years. They receive interest on their deferred amounts plus a growth bonus equal to the four year compound annual growth in earnings per share (up to a maximum of 20%) calculated from a base equal to the earnings per share for the fiscal year ended just prior to election. This growth rate is multiplied by the maximum incentive bonus that could have been paid for the fiscal year of election. Because of the scope of their responsibilities as Chairman and Chief Executive Officer, respectively, and given the substantial equity stake they each have in the Company, the Compensation Committee separately considers the compensation of Messrs. Martin and Train. Their salaries, like those of the other officers, are determined by reference to published compensation surveys, and their salary levels are in line with or below such published salary levels for comparable positions of responsibility. The Compensation Committee believes a significant portion of the total annual compensation of Messrs. Martin and Train should be directly tied to the Company's performance. Accordingly, Messrs. Martin and Train also earn cash bonuses based on an increase in earnings per share in the current fiscal year compared to the prior year. The bonuses for 2000 are earned if earnings per share exceed $0.86 and increase to a maximum of 100% of base salary if the Company's earnings per share are 50% above this amount, i.e., $1.29. The Compensation Committee considers earnings per share a meaningful objective standard by which to measure the Company's performance and the effectiveness of the efforts of Messrs. Martin and Train.

     The Compensation Committee customarily grants stock options to the Company's officers in December of each year. In fixing such stock option grants, the Compensation Committee considers the current stock holdings of each officer, their responsibilities and historical and anticipated future contributions to the Company's performance. The Compensation Committee believes that selective grants of stock options, along with the performance-based cash compensation described above, promote an identity of interest between the Company's officers and its shareholders. The Compensation Committee did not grant any options in December, 1999 in view of the proposed transaction with Merger Sub and the Management Shareholders.

     The Compensation Committee is of the opinion that the compensation levels for the named executive officers are reasonable when compared to similar positions of responsibility and scope in similar industries and that an appropriate amount of total compensation is based on the performance of the Company, and therefore provides sufficient incentive for these individuals to attain improved results in the future.

                             COMPENSATION COMMITTEE

Wayne Fethke, Chairman                   David Drury
Frank Jones                              Wayne Oldenburg

                               STOCK PERFORMANCE

     The following chart tracks the value of $100 invested on January 1, 1995, in Jason Incorporated common stock compared to the change in the Russell 2000 Index and the Barclays Global Investors (BGI) Micro Cap Index. The chart shows that $100 invested five years ago in Jason Incorporated common stock was worth $80.56 at December 31, 1999, compared to $204.48 for the Russell 2000 and $233.68 for the BGI Micro Cap Index.
[PERFORMANCE CHART]

                                                          JASON                   RUSSELL 2000             BGI MICRO CAP INDEX
                                                          -----                   ------------             -------------------
Jan-95                                                   100.00                      100.00                      100.00
                                                          97.22                      103.94                      103.43
                                                          95.83                      105.64                      105.29
                                                         102.78                      107.83                      108.29
                                                         106.94                      109.48                      110.54
                                                         113.89                      114.90                      117.78
Jul-95                                                   108.33                      121.42                      124.86
                                                         108.33                      123.68                      129.46
                                                          94.44                      125.74                      132.60
                                                          72.22                      120.01                      126.16
                                                          79.17                      125.01                      128.97
                                                          72.22                      128.00                      131.57
Jan-96                                                    73.61                      127.76                      133.39
                                                          80.56                      131.63                      136.96
                                                          77.78                      134.00                      140.52
                                                          83.33                      141.09                      150.33
                                                          88.89                      146.59                      159.91
                                                          93.06                      140.41                      151.81
Jul-96                                                    91.67                      128.01                      137.10
                                                          83.33                      135.26                      144.18
                                                          83.33                      140.32                      149.48
                                                          77.78                      137.97                      146.71
                                                          79.17                      143.45                      150.51
                                                          72.22                      146.89                      154.52
Jan-97                                                    73.61                      149.67                      161.25
                                                          77.78                      145.86                      157.16
                                                          72.92                      138.77                      148.93
                                                          69.44                      138.95                      143.50
                                                          66.67                      154.25                      159.09
                                                          63.89                      160.57                      168.25
Jul-97                                                    69.44                      167.91                      176.66
                                                          83.33                      171.53                      183.89
                                                          91.67                      183.84                      200.70
                                                          88.89                      175.52                      194.01
                                                          87.50                      174.16                      190.70
                                                          88.89                      177.04                      189.75
Jan-98                                                    91.67                      174.22                      187.73
                                                          93.06                      187.09                      198.81
                                                         119.44                      194.73                      208.43
                                                         119.44                      195.62                      212.36
                                                         113.89                      184.98                      201.50
                                                         106.94                      185.29                      197.98
Jul-98                                                    97.22                      170.04                      185.25
                                                          88.89                      136.91                      147.92
                                                          87.50                      147.29                      156.58
                                                          88.89                      153.19                      160.89
                                                          95.83                      161.13                      173.05
                                                          94.44                      170.94                      179.32
Jan-99                                                    91.67                      173.07                      185.76
                                                          93.75                      158.91                      166.24
                                                          94.44                      161.08                      162.68
                                                          77.78                      175.33                      178.34
                                                          94.44                      177.71                      183.01
                                                          88.89                      185.41                      194.25
Jul-99                                                    91.67                      180.18                      194.06
                                                          77.78                      173.32                      190.36
                                                          87.50                      173.10                      189.83
                                                          84.03                      173.64                      188.23
                                                          86.11                      183.95                      208.22
                                                          80.56                      204.48                      233.68

                               SECURITY OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of February 15, 2000 by each person known to the Company to own beneficially more than 5% of the Common Stock, each director of the Company, the named executive officers, and all directors and officers as a group.

     The Company has determined beneficial ownership in accordance with the rules of the Commission. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of February 15, 2000 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                               NUMBER OF
                                                                SHARES
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED        PERCENT
            ------------------------------------               ---------      -------
VINCENT MARTIN..............................................   4,430,129(1)    21.7%
411 East Wisconsin Avenue, Suite 2120
Milwaukee, WI 53202

MARK TRAIN..................................................   3,257,683(2)    15.9%
411 East Wisconsin Avenue, Suite 2120
Milwaukee, WI 53202

                                                               NUMBER OF
                                                                SHARES
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED        PERCENT
            ------------------------------------               ---------      -------
STATE OF WISCONSIN INVESTMENT BOARD.........................   2,080,675(3)    10.2%
P.O. Box 7842
Madison, WI 53707

DIMENSIONAL FUND ADVISORS INC...............................   1,326,699(4)     6.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

UBS AG......................................................   1,316,689(5)     6.4%
Bahnhofstrasse 45
8021, Zurich, Switzerland

ROBERT FLEMING, INC.........................................   1,102,502(6)     5.4%
320 Park Avenue, 11th Floor
New York, New York 10022

DAVID ANDERSON..............................................      88,263(7)        (15)
9009 N. 51st Street
Milwaukee, WI 53223

MICHAEL GUBESCH.............................................      96,275(8)        (15)
156 South Norwalk Road
Norwalk, OH 44857

WAYNE OLDENBURG.............................................     147,078(9)        (15)
8600 West Bradley Road
Milwaukee, WI 53224

FRANK JONES.................................................      65,086(10)       (15)
6740 North St. Andrews Drive
Tucson, AZ 85718

ROBERT SANDBERG.............................................      67,712(11)       (15)
411 East Wisconsin Avenue, Suite 2125
Milwaukee, WI 53202

DAVID DRURY.................................................      67,863(12)       (15)
922 South 70th Street
West Allis, WI 53214

WAYNE FETHKE................................................      36,010(13)       (15)
636 Science Drive
Madison, WI 53711

All directors and officers as a group (thirteen persons)....   8,465,996(14)   40.6%

---------------

(1) Includes 4,430,004 shares that are subject to the Voting Agreement (see "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER") and 125 shares that are not subject to the Voting Agreement and that are held by a trust of which Mr. Martin is trustee.

(2) Includes 3,256,679 shares that are subject to the Voting Agreement (see "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER -- VOTING AGREEMENT") and 1,004 shares that are not subject to the Voting Agreement and that are held by trusts of which Mr. Train is trustee.

(3)  The State of Wisconsin Investment Board has reported to the Company that a
     Schedule 13G was filed with the Securities and Exchange Commission indicating that as of December 31, 1999, it had sole power to vote 2,080,675 shares.

(4) Dimensional Fund Advisors has reported to the Company that a Schedule 13G was filed with the Securities and Exchange Commission indicating that as of December 31, 1999, it had sole power to vote 1,326,699 shares.

(5) UBS AG has reported to the Company that a Schedule 13G was filed with the Securities and Exchange Commission indicating that as of December 31, 1999, it had sole power to vote 1,315,689 shares and shared power to dispose of 1,316,689 shares.

(6) Robert Fleming, Inc. has reported to the Company that a Schedule 13G was filed with the Securities and Exchange Commission indicating that as of December 31, 1999, it had sole power to vote 1,102,502 shares.

(7)  Includes options to purchase 60,000 shares.

(8)  Includes options to purchase 41,915 shares.

(9)  Includes options to purchase 27,813 shares.

(10) Includes options to purchase 27,813 shares.

(11) Includes options to purchase 43,439 shares.

(12) Includes options to purchase 27,813 shares.

(13) Includes options to purchase 27,813 shares.

(14) Includes options to purchase 432,068 shares

(15) Less than 1%.

                PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as independent certified public accountants to examine the financial statements of the Company for the 2000 fiscal year. Unless otherwise directed, the Proxy will be voted in favor of the ratification of such appointment.

     Although this appointment is not required to be submitted to a vote of shareholders, the Board of Directors believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. If shareholder ratification is not received, the Board of Directors will reconsider the appointment.

     PricewaterhouseCoopers LLP has served as auditors for the Company since its formation in 1985. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     If the Merger is completed, the Company will not have any public shareholders and, therefore, no public participation in any future shareholder meetings. However, if the Merger is not completed, the Company's public shareholders will continue to be entitled to attend and participate in meetings of the Company's shareholders. If the Merger is not completed, any shareholder who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act for the 2001 Proxy Statement and Annual Meeting should submit the proposal in writing to Mark Train, Chief Executive Officer, Jason Incorporated, 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin 53202. The proposal, together with any supporting statement, may not exceed 500 words in length. The Company must receive a proposal by February 7, 2001, in order to consider it for inclusion in the 2001 Proxy Statement. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after April 23, 2001, and the Company will not be required to present any such proposal at the 2001 Annual Meeting of Shareholders. If the Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies will have the right to exercise discretionary voting power with respect to such proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1999 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this Proxy Statement, have been audited by PricewaterhouseCoopers LLP, independent auditors, in accordance with auditing standards generally accepted in the United States.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

           PERSONS MAKING THE SOLICITATION; EXPENSES OF SOLICITATION

     Your Proxies are being solicited by the Company. The cost of this solicitation of Proxies will be paid by the Company. It is anticipated that the Proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by the Company's regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to beneficial owners of stock held by such persons. The Company will reimburse such parties for their expenses in so doing.

                                 ANNUAL REPORT

     Copies of the Company's 1999 Annual Report and the Annual Report on Form 10-K for the year ended December 31, 1999 accompany this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 1999 will be provided without charge on written request of any shareholder whose Proxy is being solicited by the Board of Directors. The written request should be directed to: Corporate Secretary, Jason Incorporated, 411 East Wisconsin Avenue, Suite 2120, Milwaukee, Wisconsin, 53202.

                  PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

     Neither the Company, Saw Mill, Parent, Merger Sub nor the Management Shareholders have made any provision to grant unaffiliated security holders access to the corporate files of such persons or to obtain counsel or appraisal services at the expense of such persons; however, shareholders of the Company are entitled to inspect the books and records of the Company as provided by the Company's by-laws and the WBCL.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                        SAW MILL CAPITAL FUND II, L.P.,
                            CALENDAR HOLDINGS, INC.,
                          CALENDAR ACQUISITION CORP.,
                               JASON INCORPORATED
                                      AND
                  THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN

                                JANUARY 30, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ARTICLE I
  THE MERGER AND THE OTHER TRANSACTIONS.....................      2
  SECTION 1.01  Contribution Agreement......................      2
  SECTION 1.02  Debt and Preferred Equity Financing.........      2
  SECTION 1.03  The Merger..................................      2
  SECTION 1.04  Effective Time; Closing.....................      2
  SECTION 1.05  Effect of the Merger........................      2
  SECTION 1.06  Articles of Incorporation; By-laws..........      3
  SECTION 1.07  Directors and Officers......................      3
  SECTION 1.08  Additional Actions..........................      3
ARTICLE II
  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
     DEPOSIT................................................      3
  SECTION 2.01  Effect on Capital Stock and Company Stock
     Options................................................      3
  SECTION 2.02  Exchange of Certificates....................      4
  SECTION 2.03  Company Stock Options; Plans................      5
  SECTION 2.04  Shares of Dissenting Shareholders...........      6
  SECTION 2.05  Adjustment of Merger Consideration and
     Option Consideration...................................      6
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............      7
  SECTION 3.01  Organization and Qualification;
     Subsidiaries...........................................      7
  SECTION 3.02  Articles of Incorporation and By-laws.......      8
  SECTION 3.03  Capitalization..............................      8
  SECTION 3.04  Authority Relative to this Agreement........      8
  SECTION 3.05  No Conflict; Required Filings and
     Consents...............................................      9
  SECTION 3.06  SEC Filings; Financial Statements;
     Undisclosed Liabilities................................      9
  SECTION 3.07  Absence of Certain Changes or Events........     10
  SECTION 3.08  Absence of Litigation.......................     10
  SECTION 3.09  Shareholder Vote Required...................     11
  SECTION 3.10  Opinion of Financial Advisor................     11
  SECTION 3.11  Brokers.....................................     11
  SECTION 3.12  Company Action; State Takeover Statutes.....     11
  SECTION 3.13  Information Supplied........................     11
  SECTION 3.14  Compliance with Laws........................     11
  SECTION 3.15  Tax Matters.................................     11
  SECTION 3.16  Change of Control Provisions................     12
  SECTION 3.17  Transactions with Affiliates................     12
  SECTION 3.18  Foreign Corrupt Practices Act...............     12
ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF SAW MILL, PARENT AND
     MERGER SUB.............................................     12
  SECTION 4.01  Organization and Qualification;
     Subsidiaries...........................................     12
  SECTION 4.02  Authority Relative to this Agreement........     12
  SECTION 4.03  No Conflict; Required Filings and
     Consents...............................................     13
  SECTION 4.04  Interim Operations of Parent and Merger
     Sub....................................................     13
  SECTION 4.05  Information Supplied........................     13
  SECTION 4.06  Brokers.....................................     13
  SECTION 4.07  Financing...................................     14
  SECTION 4.08  Capitalization of Merger Sub................     14

                                                                PAGE
                                                                ----
  SECTION 4.09  Solvency....................................     14
  SECTION 4.10  Pro Formas..................................     14
ARTICLE V
  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS........     15
  SECTION 5.01  No Conflict; Required Filings and
     Consents...............................................     15
  SECTION 5.02  Ownership of Owned Shares...................     15
  SECTION 5.03  Authority Relative to this Agreement........     15
  SECTION 5.04  No Finder's Fees............................     15
  SECTION 5.05  Transactions with Shareholders..............     15
ARTICLE VI
  CONDUCT OF BUSINESS PENDING THE MERGER....................     16
  SECTION 6.01  Conduct of Business by the Company Pending
     the Merger.............................................     16
ARTICLE VII
  ADDITIONAL AGREEMENTS.....................................     17
  SECTION 7.01  Shareholders' Meeting.......................     17
  SECTION 7.02  Preparation of Proxy Statement..............     18
  SECTION 7.03  Appropriate Action; Consents; Filings;
     Further Assurances.....................................     18
  SECTION 7.04  Confidentiality; Access to Information......     19
  SECTION 7.05  Fiduciary Responsibilities..................     20
  SECTION 7.06  Indemnification and Insurance...............     22
  SECTION 7.07  Notification of Certain Matters.............     23
  SECTION 7.08  Public Announcements........................     23
  SECTION 7.09  Cooperation with Financing..................     24
  SECTION 7.10  Shareholder Approval........................     24
  SECTION 7.11  Exchange Act and NASDAQ Filings.............     24
  SECTION 7.12  Solvency Opinion............................     24
  SECTION 7.13  State Takeover Laws.........................     24
  SECTION 7.14  Capital Stock of Merger Sub and Parent......     24
  SECTION 7.15  Debt and Preferred Equity Financing.........     25
  SECTION 7.16  Equity Securities of the Company............     25
ARTICLE VIII
  CONDITIONS TO THE MERGER..................................     25
  SECTION 8.01  Conditions to the Obligations of Each
     Party..................................................     25
  SECTION 8.02  Conditions to the Obligations of Merger
     Sub....................................................     25
  SECTION 8.03  Conditions to the Obligations of the Company
     and the Shareholders...................................     26
  SECTION 8.04  Conditions to the Obligations of Saw Mill
     and Parent.............................................     27
ARTICLE IX
  TERMINATION, AMENDMENT AND WAIVER.........................     27
  SECTION 9.01  Termination.................................     27
  SECTION 9.02  Method of Termination; Effect of
     Termination............................................     28
  SECTION 9.03  Fees and Expenses...........................     28
  SECTION 9.04  Amendment...................................     30
  SECTION 9.05  Waiver......................................     30
ARTICLE X
  GENERAL PROVISIONS........................................     30
  SECTION 10.01  Non-Survival of Representations and
     Warranties.............................................     30
  SECTION 10.02  Notices....................................     30
  SECTION 10.03  Certain Definitions........................     31
  SECTION 10.04  Accounting Terms...........................     33
  SECTION 10.05  Severability...............................     33

                                                                PAGE
                                                                ----
  SECTION 10.06  Entire Agreement; Assignment...............     33
  SECTION 10.07  Parties in Interest........................     33
  SECTION 10.08  Specific Performance.......................     33
  SECTION 10.09  Governing Law..............................     33
  SECTION 10.10  Headings...................................     33
  SECTION 10.11  Counterparts...............................     33
  SECTION 10.12  Construction...............................     33
  SECTION 10.13  Recitals...................................     34
  SECTION 10.14  Knowledge of Saw Mill, Parent and Merger
     Sub....................................................     34
  EXHIBITS:
  Exhibit A  -- Form of Contribution Agreement
  Exhibit B  -- Pro Formas
  Exhibit C  -- Owned Shares
  Exhibit D  -- Permitted Indebtedness for Borrowed Money
  Exhibit E  -- Required Consents
  Exhibit F  -- Agreements with Shareholder Related Parties
  Exhibit G-1 -- Senior Debt Commitment Letter
  Exhibit G-2 -- Subordinated Debt Commitment Letter
  Exhibit G-3 -- Preferred Equity Commitment Letter
  Exhibit H  -- Form of Legal Opinion
  DISCLOSURE SCHEDULES:
  Company Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of January 30, 2000 (this "Agreement") among Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Saw Mill ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Parent, ("Merger Sub"), Jason Incorporated, a Wisconsin corporation (the "Company"), Vincent L. Martin ("Chairman"), and Mark Train ("Chief Executive Officer", and together with the Chairman, the "Shareholders"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 10.03.

     WHEREAS, the Board of Directors of the Company formed a special committee of the Board of Directors consisting entirely of outside, independent members of the Company's Board of Directors (the "Special Committee");

     WHEREAS, the Special Committee has engaged independent legal and financial advisors (the "Independent Advisors"), and together with the Independent Advisors, has explored various strategic alternatives for the Company;

     WHEREAS, after exploring the various available strategic alternatives for the Company and after consultation with the Independent Advisors, the Special Committee has determined that the Acquisition is fair to, and is in the best interest of the Company and the holders of shares of Company Common Stock (as such term is defined in Section 3.03), and the Board of Directors of the Company has adopted the recommendation of the Special Committee;

     WHEREAS, immediately prior to the Closing (as defined below), Parent, Merger Sub, Saw Mill and the Shareholders shall (i) execute and deliver a contribution agreement substantially in the form attached hereto as Exhibit A (the "Contribution Agreement") and (ii) consummate the transactions contemplated thereby (the "Pre-Merger Contributions");

     WHEREAS, pursuant to the terms of the Contribution Agreement, immediately prior to the Closing, the Shareholders are contributing 2,552,817 shares of Company Common Stock at an agreed upon value per share of Company Common Stock as set forth in the Contribution Agreement and, pursuant to the terms of this Agreement, at the Closing, the Shareholders and certain of the Shareholders' related parties will be entitled to receive $11.25 per share of Company Common Stock (other than any Contributed Company Common Shares (as such term is defined in the Contribution Agreement)); accordingly, in connection with the consummation of the transactions contemplated by this Agreement, the Shareholders and such related parties of the Shareholders shall be entitled to receive aggregate consideration equal to approximately $10.896 per share of Company Common Stock owned by them;

     WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger, and the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has resolved to recommend, subject to its obligations under applicable law, that the holders of shares of Company Common Stock approve the Acquisition upon the terms of this Agreement;

     WHEREAS, the Boards of Directors of Merger Sub and Company have determined that the Merger is fair to and in the best interests of their respective shareholders;

     WHEREAS, the Merger is subject to the approval by the requisite holders of the outstanding shares of Company Common Stock and satisfaction of certain other conditions described in this Agreement;

     WHEREAS, the Surviving Corporation and/or Parent, as the case may be, shall, contemporaneously with the Merger, obtain the debt and preferred equity financing (the "Debt and Preferred Equity Financing") described in the Commitment Letters (as defined below) to fund a portion of the Merger Consideration (as defined below); and

     WHEREAS, it is intended that the transactions contemplated by this Agreement be recorded as a purchase of the Company for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                     THE MERGER AND THE OTHER TRANSACTIONS

     SECTION 1.01 Contribution Agreement. Subject to the conditions set forth in this Agreement, (i) Parent, Merger Sub, Saw Mill and the Shareholders hereby agree to execute and deliver the Contribution Agreement as of immediately prior to the Closing, (ii) Saw Mill and Parent hereby agree to consummate the Saw Mill Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing, (iii) Chairman and Parent hereby agree to consummate the Chairman Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing, (iv) Chief Executive Officer and Parent hereby agree to consummate the CEO Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing and (v) immediately after the consummation of the Saw Mill Contribution, the Chairman Contribution and the CEO Contribution, Parent and Merger Sub hereby agree to consummate the Parent Contribution (as such term is defined in the Contribution Agreement).

     SECTION 1.02 Debt and Preferred Equity Financing. Contemporaneously with the Merger, the Surviving Corporation and/or Parent, as the case may be, will consummate the Debt and Preferred Equity Financing. Upon receipt, Parent hereby agrees to immediately contribute the net proceeds of any Debt and Preferred Equity Financing received by Parent to Merger Sub (if received by Parent prior to the Merger) or to the Surviving Corporation (if received by Parent contemporaneously with the Merger).

     SECTION 1.03 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Section 180.1101 of the Wisconsin Business Corporation Law ("Wisconsin Law"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.04 Effective Time; Closing. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), including, without limitation, the approval of the Merger by an affirmative vote of the requisite holders of the outstanding shares of the Company Common Stock, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as is required by, and executed in accordance with, Section 180.1105 of Wisconsin Law. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (or such later time as may be agreed by the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York 10022 (or such other place as the parties may agree) (the date on which such closing takes place being the "Closing Date").

     SECTION 1.05 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and be enforceable against the Surviving Corporation to the same extent as if the same had been contracted by the Surviving Corporation.

     SECTION 1.06 Articles of Incorporation; By-laws.

          (a) From and after the Effective Time, subject to the terms of Section 7.06, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law (as herein defined) and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to read as follows: "The name of the Corporation is "Jason Incorporated".

          (b) From and after the Effective Time, subject to the terms of Section 7.06, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.07 Directors and Officers.

          (a) Directors. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and applicable Law.

          (b) Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and applicable Law.

     SECTION 1.08 Additional Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE II
          CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT

     SECTION 2.01 Effect on Capital Stock and Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any other holder of capital stock of the Company or any shares of capital stock of Merger Sub:

          (a) Cancellation of Company Owned Stock. All shares of Company Common Stock that are held (i) in the treasury of the Company, (ii) by any wholly owned subsidiary of the Company or (iii) by Merger Sub (including the Contributed Company Common Shares (as such term is defined in the Contribution Agreement)) shall be canceled and retired and shall cease to exist without any consideration payable therefor.

          (b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to Effective Time (other than Dissenting Shares (as herein defined) and shares of the Company Common Stock referred to in Section 2.01(a) (including the Contributed Company Common Shares (as such term is defined in the Contribution Agreement)) shall be converted into the right to receive from the Surviving Corporation in cash $11.25 per share of Company Common Stock (the "Merger Consideration") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Common Stock have been converted by the Merger as provided in this Section 2.01(b).

          (c) Conversion of Common Stock of Merger Sub. Each share of Merger Sub's common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become that certain number of fully paid and nonassessable (except as set forth in Section 180.0622 of Wisconsin Law as judicially interpreted) shares of Common Stock, par value $0.01, of the Surviving Corporation (the "Surviving Corporation Common Stock") equal to the Conversion Number (as herein defined) upon the surrender of the certificates previously representing such share(s) of Merger Sub's common stock. For purposes of this Agreement, the "Conversion Number" shall equal the sum of (i) the number of Contributed Company Common Shares (as such term is defined in the Contribution Agreement) plus (ii)
     (x) the amount of Saw Mill Contributed Cash (as such term is defined in the Contribution Agreement) plus 100 divided by (y) the per share Merger Consideration.

          (d) Conversion of Company Stock Options. Each Company Stock Option (as defined in Section 2.03(a) hereof), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation the Option Consideration (as defined in Section 2.03(a) hereof) without interest thereon. As of the Effective Time, all such Company Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash into which their Company Stock Options have been converted by the Merger as provided in this
     Section 2.01(d) and Section 2.03(a).

     SECTION 2.02 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Merger Sub shall designate a bank or trust company, reasonably satisfactory to the Company, to act as paying agent in the Merger (the "Paying Agent").

          (b) At the Closing, Merger Sub or Surviving Corporation shall deliver:

             (i) to the Persons who shall have surrendered to the Merger Sub at the Closing the certificates which, immediately prior to the Effective Time, represented shares of outstanding common stock of Merger Sub, the securities of the Surviving Corporation into which the shares of common stock of Merger Sub represented by such certificates have been converted pursuant to the provisions of this Article II; and

             (ii) to the Paying Agent, for the benefit of the holders of Company Common Stock entitled to receive Merger Consideration, the amount of Merger Consideration which such holders of Company Common Stock are entitled to receive pursuant to the provisions of this Article II.

          (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail or caused to be mailed to each holder of record of any certificate, which as of immediately prior to the Effective Time represented shares of Company Common Stock and as of the Effective Time represents the right to receive Merger Consideration (all such certificates, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

          (d) Withholding. Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Company Common Stock such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

          (e) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
     Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
     Article II.

          (f) No Liability. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Merger Sub, the Shareholders, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.03 Company Stock Options; Plans.

          (a) Except as set forth in this Section 2.03 and except to the extent that Merger Sub and the holder of any option otherwise agree, the Surviving Corporation shall promptly after the Effective Time pay to each holder of an outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's 1987 Nonqualified Stock Option Plan dated April 16, 1987, as amended and restated January 30, 1989 (the "Company Stock Option Plan"), in settlement of each such Company Stock Option, whether or not exercisable or vested, an amount of cash in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option, and (y) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to its settlement (the "Option Consideration") (such payment to be net of applicable withholding taxes). Upon receipt of the Option Consideration, the Company Stock Option shall be canceled. The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Company Stock Option.

          (b) Prior to the Effective Time, the Company shall use its commercially reasonable best efforts to obtain any consents from holders of the Company Stock Options and make any amendments to the terms of the Company Stock Option Plans or arrangements that are necessary to give effect to the transactions contemplated by Section 2.01(d) and this Section 2.03.

          (c) Except as may otherwise be agreed by Merger Sub and the Company, the Company Stock Option Plan shall terminate as of the Effective Time, and no holder of Company Stock Options or any participant in the Company Stock Option Plan shall have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, other than to receive Option Consideration payable pursuant to Section 2.03(a).

          (d) Except as may otherwise be agreed by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     SECTION 2.04 Shares of Dissenting Shareholders.

          (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised his or her appraisal rights (the "Dissenting Shares") under Wisconsin Law, shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under Wisconsin Law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Wisconsin Law. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the consideration provided for in this Article II.

          (b) The Company shall give Merger Sub and Saw Mill (i) prompt notice of any notices or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Any decision to settle, offer to settle, make any payments or otherwise negotiate, with respect to any such demands, shall be mutually agreeable to Saw Mill and the Company.

          (c) Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to Wisconsin Law, shall be canceled.

     SECTION 2.05 Adjustment of Merger Consideration and Option
Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and the Option Consideration shall be appropriately adjusted. The Merger Consideration and the Option Consideration have been calculated based upon the representations and warranties made by the Company in Section 3.03. The provisions of this
Section 2.05 shall not, in any event, derogate from the representation and warranty set forth in Section 3.03.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, all representations and warranties made by the Company herein are made solely by the Company and not by any member of the Special Committee in his individual capacity. No member of the Special Committee shall have any liability for any breach of any representation or warranty of the Company set forth herein.

     Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which is attached hereto (the "Company Disclosure Schedule") (any matter disclosed with respect to a particular Section on the Company Disclosure Schedule shall be deemed to be disclosed with respect to each other Section of this Article III to which it relates), the Company hereby represents and warrants to Merger Sub that:

     SECTION 3.01 Organization and Qualification; Subsidiaries.

          (a) Each of the Company and its subsidiaries is duly formed and organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite power and authority and all necessary and material governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing (or the equivalent thereof), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means, when used in connection with the Company and its subsidiaries, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (excluding any change or effect resulting from general economic conditions or relating to those industries specific to the business of the Company) or (ii) the ability of the Company to perform its obligations under this Agreement, except for such changes, effects, events, occurrences, conditions or developments directly resulting from the Company's performance of its obligations under this Agreement.

          (b) Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Section 3.01 of the Company Disclosure Schedule sets forth the name, owner, jurisdiction of organization and type and percentages of outstanding equity securities owned, directly or indirectly, by the Company, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity of which the Company owns directly or indirectly, any equity or equity related securities. Except as set forth in Section 3.01 of the Company Disclosure Schedule, all outstanding shares of stock or other equity securities of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement.

     SECTION 3.02 Articles of Incorporation and By-laws. The Company has heretofore made available to Merger Sub complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to the date hereof. Such Articles of Incorporation and By-laws are in full force and effect and have not been modified or amended in any way. The Company is not in any material violation of any provision of its Articles of Incorporation or By-laws.

     SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock par value $0.10 per share ("Company Common Stock"). As of the date hereof, there are 20,435,353 shares of Company Common Stock issued and outstanding. Section 3.03 of the Company Disclosure Schedule identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion and the exercise or conversion price of each outstanding Company Stock Option (the "Company Common Stock Equivalents") as well as the aggregate number of shares of Company Common Stock and the aggregate exercise price for all of the outstanding Company Common Stock Equivalents. All of the Company Common Stock Equivalents will be fully vested upon a change of control of the Company. Except for the Company Common Stock Equivalents or as contemplated by this Agreement, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as identified and described in Section 3.03 of the Company Disclosure Schedule, there are no outstanding stock appreciation rights or similar phantom equity securities with respect to the capital stock of the Company. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto, except as set forth in Section 180.0622 of Wisconsin Law as judicially interpreted. To the Company's Knowledge, other than the Voting Agreement, there are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company and, to the Company's Knowledge, there are no such agreements among its shareholders other than those listed in Section 3.03 of the Company Disclosure Schedule. To the Company's Knowledge, other than the Voting Agreement, there are no irrevocable proxies with respect to shares of capital stock of the Company or any Subsidiary that cover more than 2% of the Company's outstanding capital stock. A list of the holders of record of shares of the Company's capital stock and their respective state of residency as of a recent date is set forth in Section 3.03 of the Company Disclosure Schedule.

     SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Acquisition have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Acquisition (other than, with respect to the Merger, the adoption of this Agreement by the holders of the shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by Wisconsin Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, Parent, Saw Mill and the Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 3.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Subject to the approval of the Company's shareholders and compliance with applicable provisions of Wisconsin Law or any other applicable Law, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Acquisition will not
     (i) conflict with or violate the Articles of Incorporation or By-laws of the Company or any of its subsidiaries, (ii) to the Company's Knowledge, conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or its subsidiaries or by which any of their respective properties or assets is bound or affected or (iii) to the Company's Knowledge, result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company, its subsidiaries or any of its properties or assets is bound or affected, except as disclosed in Section 3.05(a) of the Company Disclosure Schedule and except, in the case of clauses (ii) and (iii) above, conflicts, violations, breaches or defaults which would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

          (b) To the Company's Knowledge, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the rules of the National Association of Securities Dealers ("NASD"), state takeover laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and Wisconsin Law or any other applicable Law and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

     SECTION 3.06 SEC Filings; Financial Statements; Undisclosed Liabilities.

          (a) To the Company's Knowledge, the Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997 and has made available to the Merger Sub all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since January 1, 1997 and prior to the date of this Agreement (collectively, the "Company SEC Reports"). To the Company's Knowledge, as of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company will deliver to the Merger Sub as soon as they become available true and complete copies of any Company SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

          (b) Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied as to form in all material respects with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements (the "Interim Financial Statements"), to normal and recurring year-end adjustments and the absence of footnotes none of which would, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect).

          (c) Except as set forth on Section 3.06 of the Company Disclosure Schedule, since December 31, 1998, to the Company's Knowledge, there has not been any Company Material Adverse Effect, or any event, condition or development which is reasonably likely to result in a Company Material Adverse Effect.

          (d) To the Company's Knowledge, neither the Company nor its subsidiaries have any known or asserted liabilities or obligations (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) including without limitation any liabilities or obligations with respect to environmental, health or safety matters, other than such liabilities or obligations (i) disclosed in the Company Disclosure Statement, (ii) that have been specifically disclosed or reserved for in the audited consolidated balance sheet of the Company for calendar year 1998 as filed with the SEC, (iii) that have been incurred in the ordinary course of business consistent with past practice since December 31, 1998, or (iv) that would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect.

          (e) Section 3.06 of the Company Disclosure Schedule sets forth a list of all of the Company's and its subsidiaries' indebtedness for borrowed money which is outstanding as of December 31, 1999, except for amounts of indebtedness which are not individually in excess of $250,000.

     SECTION 3.07 Absence of Certain Changes or Events. Except as disclosed in
Section 3.07 of the Company Disclosure Schedule or in the Company SEC Reports and except for the execution of this Agreement and the consummation of the transactions contemplated hereby, since December 31, 1998, (i) to the Company's Knowledge, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) in all material respects and (ii) neither the Company nor any of its subsidiaries have, directly or indirectly:

          (a) redeemed, purchased, otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any shares of capital stock of the Company, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of the Company's capital stock;

          (b) instituted any material change in its accounting methods, principles or practices;

          (c) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and/or employees, except (i) for increases or changes reflecting or based upon changed responsibilities or duties and increases or changes made in the ordinary course of business consistent with past practice and
     (ii) reasonable compensation payable to the members of the Special Committee in connection with their performance of services as members of the Special Committee; or

          (d) adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and/or employees other than changes which do not materially increase the aggregate cost of such plan or contract and changes made in the ordinary course of business consistent with past practices.

     SECTION 3.08 Absence of Litigation. Except as disclosed in the Company SEC Reports, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened in writing against the Company, its subsidiaries, or any of its properties or assets, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, would have or could reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor its subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.09 Shareholder Vote Required. The affirmative vote of the holders of the outstanding shares of Company Common Stock in accordance with Wisconsin Law and other applicable Law is the only vote of the holders of any class or series of securities of the Company necessary to approve the Merger, this Agreement and the other transactions contemplated hereby.

     SECTION 3.10 Opinion of Financial Advisor. The Special Committee has received the opinion, dated January 29, 2000 (the "Lehman Opinion"), of Lehman Brothers Inc. (the "Company Financial Advisor"), to the effect that the Merger Consideration is fair to the Company's shareholders (other than the Shareholders) from a financial point of view.

     SECTION 3.11 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has heretofore furnished to Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated hereby, and there have been no amendments to such agreements.

     SECTION 3.12 Company Action; State Takeover Statutes. The Company's Board of Directors (at a meeting duly called and held) has by requisite vote of directors (i) approved and adopted this Agreement, the Merger and all of the other transactions contemplated hereby and (ii) agreed to recommend that the shareholders of the Company approve and adopt this Agreement, the Merger and all of the other transactions contemplated hereby.

     SECTION 3.13 Information Supplied. The Proxy Statement (as defined below) and any other document to be filed with the SEC or any Governmental Authority in connection with the Acquisition (the "Other Filings") will not, at the respective times filed with the SEC or other Governmental Authority, to the Company's Knowledge, contain any untrue statement of a material fact (other than information furnished by Merger Sub, Parent or Saw Mill for which no representation or warranty is being made by the Company) or omit to state any material fact (other than information required to be furnished by Merger Sub, Parent or Saw Mill for which no representation or warranty is being made by the Company) required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Proxy Statement will, to the Company's Knowledge, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.14 Compliance with Laws. To the Company's Knowledge, neither the Company nor any of its subsidiaries is in violation of or has violated or failed to comply with any Law, including without limitation any relating to environmental, health or safety matters, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

     SECTION 3.15 Tax Matters.

          (a) The Company, each domestic subsidiary of the Company and, to the Company's Knowledge, each foreign subsidiary of the Company has filed all Tax Returns that it was required to file prior to the date hereof. To the Company's Knowledge, all such Tax Returns were filed in good faith and were complete in all material respects. All Taxes owed by any of the Company and each subsidiary of the Company (whether or not shown on any Tax Return) have been paid or reserved. Except as provided in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any domestic subsidiary of the Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any subsidiary of the Company does not file Tax Returns that the Company or any such subsidiary so not filing is or may be subject to taxation by that jurisdiction except for claims which, individually or in the aggregate, would not result or be expected to result in a Company Material Adverse Effect.

          (b) Neither the Company nor any subsidiary of the Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. Neither the Company nor any subsidiary of the Company has made any payments or is obligated to make any payments (other than payments required as a result of the operation of this Agreement) that may not be deductible under Code ss.162(m).

          (c) Neither the Company nor any subsidiary of the Company has any liability for the Taxes of any person other than the Company and the subsidiaries of the Company (i) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Neither the Company nor any subsidiary of the Company is a party to any Tax allocation or sharing agreement.

     SECTION 3.16 Change of Control Provisions. Except as disclosed on Section
3.16 of the Company Disclosure Schedule or as expressly provided for in or permitted by this Agreement, no director, officer or employee of the Company or any subsidiary of the Company (other than the Shareholders) will be entitled to receive additional compensation, other payments or other rights (whether as a result of any employee benefit plan, program or arrangement, any contract or other agreement, or otherwise) as a result of the execution of this Agreement, the consummation of the Merger, the consummation of any of the other transactions contemplated hereby or otherwise in connection with a change of control of the Company.

     SECTION 3.17 Transactions with Affiliates. Except as disclosed on Section
3.17 of the Company Disclosure Schedule and subject to the final sentence of this Section 3.17, neither the Company nor any of its subsidiaries is a party to any executory contract or other arrangement with any of its affiliates, and no affiliate of the Company or any of its subsidiaries (other than the Company and its subsidiaries) owns any material asset, property, or right, tangible or intangible, that is used in the Company's or any of its subsidiaries' businesses. For purpose of this Section 3.17, the term "affiliate" shall not include any of the Shareholders. Notwithstanding the foregoing, the Company makes the representations set forth in the first sentence of this Section 3.17 to its Knowledge with respect to the Company's Chinese and Romanian ventures.

     SECTION 3.18 Foreign Corrupt Practices Act. To the Company's Knowledge, neither the Company, any subsidiary of the Company, nor any director, manager, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has used any funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from company funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                        SAW MILL, PARENT AND MERGER SUB

     Saw Mill, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01 Organization and Qualification; Subsidiaries. Each of Merger Sub, Parent and Saw Mill is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite power and authority to carry on its respective business as now being conducted, except where the failure to have such power of authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 4.02 Authority Relative to this Agreement. Each of Merger Sub, Parent and Saw Mill has all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement by each of Merger Sub, Parent and Saw Mill and the consummation by each of Merger Sub, Parent and Saw Mill of the Acquisition have been duly and validly authorized by all necessary action and no other proceedings on the part of Merger Sub, Parent or Saw Mill are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by Wisconsin Law). This Agreement has been duly and validly executed and delivered by each of Merger Sub, Parent or Saw Mill and, assuming the due authorization, execution and delivery by the Company and the Shareholders, constitutes a legal, valid and binding obligation of each of Merger Sub, Parent and Saw Mill, enforceable against each of Merger Sub, Parent and Saw Mill in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 4.03 No Conflict; Required Filings and Consents.

          (a) Subject to compliance with applicable provisions of Wisconsin Law or any other applicable Law, the execution and delivery of this Agreement by each of Merger Sub, Parent and Saw Mill does not, and the consummation of the Acquisition by each of Merger Sub, Parent and Saw Mill will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, Parent or Saw Mill, (ii) to Merger Sub's, Parent's and Saw Mill's knowledge, conflict with or violate any Laws applicable to Merger Sub, Parent or Saw Mill or by which any of their respective properties or assets is bound or affected, or (iii) to Merger Sub's, Parent's and Saw Mill's knowledge, result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub, Parent or Saw Mill is a party or by which Merger Sub, Parent or Saw Mill or any property or asset of Merger Sub, Parent or Saw Mill is bound or affected, except, in the case of clauses (ii) and (iii), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Acquisition.

          (b) To Merger Sub's, Parent's and Saw Mill's knowledge, the execution and delivery of this Agreement by each of Merger Sub, Parent and Saw Mill does not, and the consummation of this Agreement by each of Merger Sub, Parent and Saw Mill will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, the HSR Act, and by Wisconsin Law or any other applicable Law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Acquisition.

     SECTION 4.04 Interim Operations of Parent and Merger Sub. Parent and Merger Sub were each formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement and obtaining the Commitment Letters (as herein defined)) and has conducted its operations only as contemplated hereby.

     SECTION 4.05 Information Supplied. None of the information supplied in writing or to be supplied in writing by Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, at the respective time filed with the SEC or such other Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined below), contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or investment banker's fee or commission in connection with the Merger based upon arrangements made by or on behalf of Merger Sub, Parent or Saw Mill.

     SECTION 4.07 Financing. Saw Mill has received written commitments from (a) Credit Agricole Indosuez (the "Senior Lender"), dated as of January 20, 2000 (the "Senior Debt Commitment Letter"), pursuant to which the Senior Lender has committed, subject to the terms and conditions contained therein, to provide up to $130,000,000 in senior debt financing for the Transactions, (b) Credit Suisse First Boston (the "Subordinated Debt Lender"), dated as of January 19, 2000 (the "Subordinated Debt Commitment Letter"), pursuant to which the Subordinated Debt Lender has committed, subject to the terms and conditions contained therein, to provide up to $125,000,000 in subordinated debt financing for the Transactions, and (c) Chase Capital Partners, Massachusetts Mutual Life Insurance Company and The Northwestern Mutual Life Insurance Company (collectively, the "Preferred Equity Investors"), dated as of January 27, 2000 (the "Preferred Equity Commitment Letter", and collectively with the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter, the "Commitment Letters"), pursuant to which the Preferred Equity Investors have committed, subject to the terms and conditions contained therein, to provide up to $35,000,000 in preferred equity financing for the Transactions. The proceeds from the Debt and Preferred Equity Financing, assuming the Commitment Letters have been funded pursuant to and in accordance with their respective terms, together with the Pre-Merger Contributions, shall provide sufficient funds to pay, pursuant to the Merger, the Merger Consideration, the Option Consideration and the repayment of indebtedness for borrowed money of the Company or any of its subsidiaries that is required to be repaid as a result of the Transactions, if any, and to pay all fees and expenses related to the Transactions. A true, correct and complete copy of (i) the Senior Debt Commitment Letter is attached hereto as Exhibit G-1, (ii) the Subordinated Debt Commitment Letter is attached hereto as Exhibit G-2, (iii) the Preferred Equity Commitment Letter is attached hereto as Exhibit G-3 and
(iv) Saw Mill's agreement of limited partnership (the "Saw Mill Limited Partnership Agreement") has been provided to the Special Committee prior to date hereof. The partners named in the Saw Mill Limited Partnership Agreement, taken together, have committed, subject to the terms and conditions contained therein, to contribute the Contributed Cash and the Contributed Company Common Shares to Saw Mill. Merger Sub is not aware of any facts which in its reasonable judgment would prevent the consummation of the financing contemplated by the Commitment Letters. As of the date hereof, the Commitment Letters and the Saw Mill Limited Partnership Agreement have not been modified or amended and are in full force and effect.

     SECTION 4.08 Capitalization of Merger Sub. Immediately prior to the Effective Time, the authorized capital stock of Merger Sub will consist of shares of common stock, par value $0.01 per share, of which only one share will be issued and outstanding and such share shall be owned by Parent.

     SECTION 4.09 Solvency. Immediately after giving effect to the Transactions, the Surviving Corporation shall be able to pay its debts as they become due, shall own assets having a fair market value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of contingent liabilities) and shall not have an unreasonably small amount of capital to conduct its business. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud present or future creditors of the Company, Parent, Merger Sub or Surviving Corporation.

     SECTION 4.10 Pro Formas. Set forth on Exhibit B is the current estimated sources and uses of funds in connection with the Contribution Agreement, the Debt and Preferred Equity Financing and the consummation of the Transactions, which reflect the current assumptions regarding the sources and uses of funds for such purposes, and Merger Sub shall notify the Special Committee of any material changes in such estimated sources and uses of funds.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder hereby severally but not jointly represents and warrants to the Company, Saw Mill, Parent and Merger Sub that:

     SECTION 5.01 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Acquisition will not, (i) to such Shareholder's knowledge, violate any Law applicable to such Shareholder,
     (ii) prevent or materially delay the consummation of the Merger or (iii) to such Shareholder's knowledge, result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party.

          (b) To such Shareholder's knowledge, the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable exchange, state takeover laws, the HSR Act, and filings and recordation of appropriate merger documents as required by Wisconsin Law or any other applicable Law.

     SECTION 5.02 Ownership of Owned Shares. Except as set forth on Exhibit C hereof, as of the date hereof, such Shareholder is the sole record and beneficial owner of the number of shares of Company Common Stock listed opposite such Shareholder's name on Exhibit C hereof, free and clear of any Liens (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of the Owned Shares or any interest therein) except pursuant to this Agreement, the Voting Agreement or applicable securities Laws. The Owned Shares constitute all of the capital stock of the Company owned of record or beneficially owned by such Shareholder. Exhibit C hereof sets forth for each Owned Share the date such Owned Share was acquired by the respective Shareholder and the purchase price paid for such Owned Share by the respective Shareholder.

     SECTION 5.03 Authority Relative to this Agreement. Each Shareholder has all necessary capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Merger Sub, Parent, Saw Mill, the other Shareholder and the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 5.04 No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

     SECTION 5.05 Transactions with Shareholders. Except as set forth on Exhibit F hereof, neither the Company nor any of its subsidiaries is a party to any executory contract or other arrangement with any Shareholder or any family member or affiliate of any Shareholder (other than the Company or any of its subsidiaries) (collectively, the "Shareholder Related Parties") and no Shareholder Related Party owns any material asset, property or right, tangible or intangible, that is used in the Company's or any of its subsidiaries' businesses.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Merger Sub shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to conduct its business in the ordinary course and in a manner consistent with past custom and practice (including with respect to quantity and frequency in all material respects). The Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, (iii) preserve the current relationships of the Company and its subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or its subsidiaries has significant business relations,
(iv) maintain all assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business consistent with past custom and practice, (v) maintain all insurance currently used in the conduct of the Company's and its subsidiaries' business as currently conducted, (vi) maintain the Company's and its subsidiaries' books of account and records in the usual, regular and ordinary manner and (vii) maintain and protect all of its material Intellectual Property Rights, in each case, in a manner consistent in all material respects with the Company's ordinary course of business, consistent with past practice. Except as contemplated by this Agreement, or as set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly do any of the following without the prior written consent of Merger Sub (which consent shall not be unreasonably withheld or delayed):

          (a) amend or otherwise change its Articles of Incorporation or By-laws;

          (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock or other equity securities of any type or class of the Company or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity securities, or any other ownership interest (including, without limitation, any phantom interests), of the Company or its subsidiaries or (ii) any assets of the Company or its subsidiaries, except for sales in the ordinary course of business consistent with past custom and practice and other asset sales for consideration or having a fair market value aggregating not more than $500,000;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity securities;

          (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof, other than the acquisition of assets pursuant to the Letter of Intent, dated September 27, 1999;

          (f) (i) other than under the Company's existing credit facilities as in effect as of the date hereof, incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to or investments in, any other person; or (ii) authorize or make capital expenditures which are not in accordance with the Company's calendar year 2000 budget which has been presented to the Company's board of directors prior to the date hereof;

          (g) enter into, establish, adopt, amend or renew any employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, or grant any salary or wage increase (other than in the ordinary course of business consistent with past custom and practice);

          (h) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than in the ordinary course of business consistent with past custom and practice or as may be required by applicable Law);

          (i) commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

          (j) make or institute any material change in accounting methods, procedures or practices in its accounting methods, procedures and practices unless mandated by GAAP;

          (k) enter into any agreement or other arrangement with any director, officer or shareholder of the Company, its subsidiaries or any affiliate of any of the foregoing, except (i) in the ordinary course of business consistent with past custom and practice and (ii) with respect to the payment of reasonable compensation to the members of the Special Committee in connection with their performance of services as members of the Special Committee;

          (l) take any action or omit to take any action which would result in a violation of any applicable Law or would cause a breach of any agreement, contract or commitment, which violation or breach would have or could reasonably be expected to have a Company Material Adverse Effect;

          (m) license, assign or otherwise transfer to any person or entity any rights to any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past custom or practice, or fail to maintain or enforce any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past custom or practice; or

          (n) authorize, propose, or agree to take, any of the foregoing actions prohibited under the other provisions of this Section 6.01.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     SECTION 7.01 Shareholders' Meeting.

          (a) Subject to the provisions of Section 7.05 and Section 9.01, the Company shall, consistent with applicable Law, call and hold a meeting of the holders of shares of Company Common Stock (the "Shareholders' Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Merger. The Company, through its Board of Directors, shall recommend to its shareholders approval and adoption of this Agreement and the Merger, which recommendation shall be contained in the Proxy Statement (as defined below); provided, however, that the Board of Directors may fail to make its recommendation to the shareholders of the Company or may withdraw, modify or change its recommendation to the shareholders of the Company, in accordance with Section 7.05(a). Subject to the foregoing, the Company shall solicit from the holders of shares of Company Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by Wisconsin Law.

          (b) Saw Mill, Parent and Merger Sub shall vote (or consent with respect to) any shares of Company Common Stock beneficially owned by them, or with respect to which they have the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement and the Merger at any meeting of the shareholders of the Company at which this Agreement and the Merger shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the shareholders of the Company by consent in lieu of a meeting).

     SECTION 7.02 Preparation of Proxy Statement.

          (a) The Company, the Shareholders, Merger Sub, Parent and Saw Mill shall furnish to each other all information concerning such person or such person's business that is required for the Proxy Statement (as herein defined). Under the direct control of the Special Committee, the Company shall, as soon as practicable, prepare and file (after providing Merger Sub with a reasonable opportunity to review and comment thereon) preliminary proxy materials (including, without limitation, a Schedule 13e-3 filing) relating to the meeting of the holders of shares of Company Common Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") with the SEC and shall use its best efforts to respond to any comments of the SEC (after providing Merger Sub with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff; provided, that, subject to Saw Mill's, Parent's and Merger Sub's compliance with the immediately preceding sentence, in no event shall the Company file the Proxy Statement with the SEC any later than the date forty-five (45) days after the date hereof. The Company shall notify Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Shareholders' Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing the Merger Sub the reasonable opportunity to review and comment thereon and without the approval of Merger Sub, which approval shall not be unreasonably withheld. To the extent practicable, the Special Committee and its counsel shall permit Merger Sub and its counsel and the Company and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Transactions; provided that in the event that such participation by Merger Sub or the Company is not practicable, the Special Committee shall promptly inform Merger Sub and the Company of the content of all such communications and the participants involved therein.

          (b) Subject to the provisions of Section 7.05 and Section 9.01, the Company agrees to include in the Proxy Statement the recommendation of the Company's Board of Directors, subject to any modification, amendment or withdrawal thereof as provided in this Agreement. The Proxy Statement shall contain a copy of the Lehman Opinion.

     SECTION 7.03 Appropriate Action; Consents; Filings; Further Assurances.

          (a) Subject to the provisions of Section 7.05 and Section 9.01, the Company, Merger Sub, Parent and Saw Mill shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub, Parent or the Company or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and

     (C) any other applicable Law; provided, that Merger Sub, Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Surviving Corporation Material Adverse Effect after the Effective Time. The term "Surviving Corporation Material Adverse Effect" means, when used in connection with the Surviving Corporation, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Surviving Corporation and its subsidiaries, taken as a whole.

          (b) The Company, the Shareholders, Merger Sub, Parent and Saw Mill shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

          (c) Each of Merger Sub, Parent, Saw Mill and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their respective commercially reasonable efforts, at, subject to Section 9.03(b), Merger Sub's expense, to obtain any third party consents, (A) necessary, proper or advisable to consummate the Transactions, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Surviving Corporation Material Adverse Effect from occurring after the Effective Time. In the event that Merger Sub, Parent or the Company shall fail to obtain any third party consent described in the immediately preceding sentence, it shall use its commercially reasonable efforts, at, subject to Section 9.03(b), Merger Sub's expense, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company, Merger Sub and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the Company, Merger Sub and Parent will take all action reasonably necessary to ensure that the Merger and the other Transactions may be lawfully consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

          (e) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of each party to this Agreement (including the Shareholders) shall take all such necessary action.

     SECTION 7.04 Confidentiality; Access to Information.

          (a) Merger Sub, Parent and Saw Mill shall each, and shall each use its reasonable best efforts to cause its Representatives (as defined below) to, keep confidential and not disclose to any other person (other than such Representatives) or use for its own benefit or the benefit of any other person any trade secrets or other confidential proprietary information in its or their possession or control regarding the Company or any of its subsidiaries. The obligation of Merger Sub, Parent and Saw Mill under this
     Section 7.04(a) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.04(a); or (ii) is required to be disclosed by Law or a Governmental Authority; provided, however, that, in any such case, the person subject to such requirement shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such information. The provisions of this Section 7.04(a) (other than the provisions of this sentence) shall terminate as of the Effective Time and all confidentiality agreements entered into between the Company and Saw Mill and/or any affiliate of Saw Mill (including Saw Mill Capital LLC) prior to the date hereof are hereby terminated and have no further force or effect. Notwithstanding the foregoing, nothing in this Section 7.04(a) shall prevent the Company from complying with its obligations contained in
     Section 7.09.

          (b) The Shareholders shall each, and shall each use his reasonable best efforts to cause his accountants, consultants, legal counsel, agents and other representatives, as applicable, to, keep confidential and not disclose to any other person or use for his or its own benefit or the benefit of any other person any trade secrets or other confidential proprietary information in his, its or their possession or control regarding Merger Sub, Parent, Saw Mill or any of their respective affiliates. The obligation of the Shareholders under this Section 7.04(b) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.04(b); or (ii) is required to be disclosed by Law or a Governmental Authority; provided, however, that, in any such case, the Shareholder subject to such requirement shall notify Merger Sub and Parent as early as reasonably practicable prior to disclosure to allow Merger Sub and Parent to take appropriate measures to preserve the confidentiality of such information.

          (c) Except as otherwise dictated by the legal duties or legal obligations of the Special Committee or the Company and subject to the requirements of agreements with third parties, from the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to) provide to Merger Sub (and its lenders, other financing sources, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access to all information and documents which Merger Sub may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company or its subsidiaries.

          (d) Except as otherwise dictated by the legal duties or legal obligations of the Special Committee or the Company and subject to the requirements of agreements with third parties, from the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to): (i) provide to Merger Sub and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Merger Sub or its Representatives may reasonably request.

          (e) No investigation by Merger Sub or the Company, as applicable, whether prior to the execution of this Agreement or pursuant to this
     Section 7.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (f) Merger Sub and its Representatives shall have the right to conduct any environmental and engineering inspections at any of the Company's properties (whether owned or leased), which inspections shall be, subject to Section 9.03(b), at Merger Sub's expense; provided, that in no event shall Merger Sub have the right to conduct so-called "Phase II" environmental tests without the Company's prior consent, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein to the contrary, all of Merger Sub's and their Representatives' activities pursuant to this Section 7.04(f) shall be conducted in a manner that does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries.

     SECTION 7.05 Fiduciary Responsibilities.

          (a) If, after the date of this Agreement, the Special Committee or the Company receives a bona-fide inquiry or proposal (any such inquiry, an "Acquisition Inquiry" or any such proposal, an "Acquisition Proposal") from a person whom the Special Committee, in good faith, reasonably determines has the financial capacity to consummate a merger, consolidation, tender offer, exchange offer, recapitalization or other business combination involving the Company or the acquisition (of any kind) of a material portion of the assets or capital stock of the Company or its subsidiaries (any such transaction, other than the Merger, a "Third Party Transaction") and the Special Committee reasonably concludes, after consultation with its legal counsel, that the failure to provide information to, or to engage in discussions or negotiations with, such person would be inconsistent with the fiduciary duties of the Company's directors to the Company's shareholders under applicable Law (the "Board's Fiduciary Duties"), then (i) the Special Committee may, through any of the Company's directors, officers, employees, agents, representatives or affiliates (the "Company's Agents"), directly or indirectly, (x) provide access to, furnish or cause to be furnished information concerning the Company's business, properties, assets, financial position, operations and/or prospects to such person pursuant to an appropriate confidentiality agreement, and (y) engage in discussions related thereto; and (ii) the Special Committee may, through any of the Company's Agents, participate in and engage in discussions and negotiations with such person regarding the Acquisition Inquiry or Acquisition Proposal, as the case may be. In the event that, after the date of this Agreement and prior to the Shareholders' Meeting, the Special Committee or the Company receives an Acquisition Proposal from a person whom the Special Committee, in good faith, reasonably determines has the financial capabilities to consummate such Acquisition Proposal and the Special Committee determines, in good faith and after consultation with its legal counsel, that the failure to do any or all of the following would be inconsistent with the Board's Fiduciary Duties, the Board of Directors of the Company (acting on the recommendation of the Special Committee) may do any or all of the following: (xx) withdraw, modify or change the Company's Board of Directors' approval or recommendation of this Agreement and the Merger; (yy) approve or recommend to the Company's shareholders such Acquisition Proposal; and (zz) terminate this Agreement. The Board of Directors of the Company shall not take the action described in clause (zz) above prior to three business days after the Board of Directors of the Company shall have given Merger Sub written notice stating that the Board of Directors of the Company intends to terminate this Agreement and setting forth the information specified in
     Section 7.05(d) hereof with respect to any Acquisition Proposal which the Board of Directors of the Company intends to accept or recommend. If the Company shall exercise its right to terminate this Agreement pursuant to clause (zz) of this Section 7.05(a), the Company shall deliver to Saw Mill (or at Saw Mill's direction, such other person as Saw Mill may designate in writing), and any such termination shall be conditioned upon Saw Mill's or such other person's receipt of, a wire transfer of same day funds in the amount of the Termination Fee (as defined in Section 9.03(d)). Notwithstanding anything contained in this Agreement to the contrary, so long as there has been no breach of Section 7.05(b), the exercise of the rights of the Board of Directors of the Company and the Special Committee pursuant to this Section 7.05 shall not constitute a breach of this Agreement by the Company.

          (b) Notwithstanding anything contained herein to the contrary, the Board of Directors of the Company, the Shareholders and the Special Committee shall not, and the Company shall cause its subsidiaries not to, and the Company agrees that it shall not authorize nor permit any of the Company's Agents to, directly or indirectly, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any non-public information to any person (other than Merger Sub, Parent, Saw Mill or any of their affiliates or representatives) concerning any potential Third Party Transaction; provided, that after the Special Committee (i) has received an Acquisition Inquiry or Acquisition Proposal and (ii) has reached the applicable conclusions required by the first sentence of Section 7.05(a) with respect to such Acquisition Inquiry or Acquisition Proposal, as the case may be, the Special Committee may, through any of the Company's Agents, directly or indirectly participate in or initiate discussions or negotiations or provide information and conduct any other activities it determines, in good faith, after consultation with its legal counsel, are necessary to satisfy the Board's Fiduciary Duties regarding such Acquisition Inquiry or Acquisition Proposal, as the case may be, but only in the manner and to the extent expressly permitted by Section 7.05(a).

          (c) Subject to Section 7.05(a) hereof, nothing contained in this
     Section 7.05 shall prohibit the Company's Board of Directors or the Special Committee from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's shareholders which, in the judgment of the Board of Directors of the Company or the Special Committee, after consultation with its legal counsel, is necessary under applicable Law or the rules of any stock exchange to meet the Board's Fiduciary Duties. The Company shall give Merger Sub prompt written notice and a copy of any such disclosure.

          (d) The Company shall promptly, but in any event within one business day, give Merger Sub written notice of any Acquisition Inquiry or Acquisition Proposal, which written notice shall include the material terms and conditions of such Acquisition Inquiry or Acquisition Proposal, as the case may be. The Company shall keep Merger Sub reasonably informed of the status of any such Acquisition Inquiry or Acquisition Proposal, including any change in the material terms or conditions thereof.

          (e) Notwithstanding anything contained herein to the contrary, the initial press release issued by the Company announcing the execution of this Agreement, which press release may not be issued in any manner other than as is customary for issuing a press release for a transaction such as the Merger, may include the following language and the inclusion of such language shall not be a breach of any provision of this Section 7.05 and Saw Mill, Parent and Merger Sub hereby consent to the inclusion of the following language in any such press release:

        "Notwithstanding its recommendation and consistent with the terms of the Merger Agreement, the Special Committee of the Company's Board of Directors requested that the Special Committee's financial advisor, Lehman Brothers Inc., and legal advisor, Michael Best & Friedrich LLP, be available to receive unsolicited inquiries from any other parties interested in the possible acquisition of the Company. If the Special Committee of the Company's Board of Directors concludes that the failure to provide information to, or engage in discussions or negotiations with, such parties would be inconsistent with its fiduciary duties to the Company's shareholders, Lehman Brothers Inc. and Michael Best & Friedrich LLP, in conjunction with the Special Committee of the Company's Board of Directors, may provide information to and engage in discussions and negotiations with such parties in connection with any such indicated interest."

          (f) Nothing in this Agreement shall require or be deemed to require the Special Committee or the Company's Board of Directors to take or refrain from taking any action which would violate any obligation (including any fiduciary duty) under applicable Law. In taking or refraining from taking such action, the Special Committee or the Company's Board of Directors shall act in good faith and shall obtain the written advice from its counsel; provided, that, in the event that the Special Committee or the Company's Board of Directors, as the case may be, shall exercise any of its rights under this Section 7.05(f) with respect to any action taken or any inaction, the Special Committee or the Company's Board of Directors, as the case may be, shall give prompt written notice to Saw Mill, of such action or inaction (along with a reasonable description thereof) and the basis for the exercise of such right(s).

     SECTION 7.06 Indemnification and Insurance.

          (a) The Surviving Corporation, the Shareholders and the Company agree that, except as may be limited by applicable Laws, for six and one half years from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director ("Covered Parties") of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (whether arising before or after the Effective Time) (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable Law or the Company's Articles of

     Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Covered Party becomes involved in any capacity in any Claim, then from and after the Effective Time, the Surviving Corporation shall periodically advance to such Covered Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Covered Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Covered Party is not entitled thereto.

          (b) The Surviving Corporation shall maintain in effect, for six and one half years from and after the Effective Time, directors' and officers' liability insurance policies for the Covered Parties on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time and otherwise on terms reasonably satisfactory to such directors.

          (c) Subject to the fiduciary duties of the Special Committee and the Company's Board of Directors under Wisconsin Law, in the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

          (d) The provisions of this Section 7.06 are for the benefit of, and shall be enforceable by, the Covered Parties. This Section 7.06 shall be binding on the Surviving Corporation and its successors and assigns.

     SECTION 7.07 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

          (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant or any condition to the obligations of any party to effect the Merger not to be complied with or satisfied;

          (b) the failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

          (c) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

          (d) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and

          (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting the Company or Merger Sub, which relates to the consummation of the Transactions;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

     SECTION 7.08 Public Announcements. Subject to the fiduciary duties of the Special Committee and the Company's Board of Directors under Wisconsin Law, during the period beginning on the date hereof and ending on the Closing, Merger Sub, Parent, Saw Mill and the Company shall consult with each other before issuing (and give one another a reasonable opportunity to comment on) any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except as may be required by Law or any listing agreement with the NASD or any national securities exchange to which Merger Sub,

Parent, Saw Mill or the Company is a party and, in such case, shall use reasonable efforts to consult with all the parties hereto prior to such release or statement being issued.

     SECTION 7.09 Cooperation with Financing. In order to assist with the financing of the Transactions, at or prior to Closing, the Company shall, and shall cause its subsidiaries to, take such commercially reasonable steps as are necessary to cause the following to occur:

          (a) At Merger Sub's request and, subject to Section 9.03(b), expense,
     (i) with respect to each real property leased by the Company or its subsidiaries within the United States, the Company shall use its commercially reasonable best efforts to deliver to Merger Sub, if required by the lender of any such financing, a nondisturbance agreement, a consent and waiver and/or an estoppel letter executed by the landlord, lessor and/or licensor of such leased property and (ii) with respect to each parcel of real property owned by the Company or its subsidiaries that is located within the United States, the Company shall deliver title insurance and surveys, in each case, in form and substance reasonably acceptable to Merger Sub;

          (b) At Merger Sub's request and, subject to Section 9.03(b), expense, the Company shall furnish such financial statements as may be reasonably requested by Merger Sub in connection with the financing of the Transactions; and

          (c) At Merger Sub's request and, subject to Section 9.03(b), expense, the Company shall cause its and its subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with Merger Sub and its lenders and authorized representatives in connection with a review of the Company and the financing of the Transactions, including the preparation by Merger Sub and its financing sources of any offering memorandum or other documents related to the financing of the Transactions and making senior management available to meet with any prospective providers of financing (including pursuant to any "road show").

     SECTION 7.10 Shareholder Approval. Subject to the provisions of Section
7.05 and Section 9.01, the Company shall take all reasonable action necessary in accordance with Wisconsin Law and its Articles of Incorporation and By-laws to obtain the requisite approval and adoption of this Agreement and the Merger by the shareholders of the Company.

     SECTION 7.11 Exchange Act and NASDAQ Filings. Unless an exemption shall be expressly applicable to the Company, or unless Merger Sub agrees otherwise in writing, the Company will file with the SEC and the National Association of Security Dealers ("NASD") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NASD rules and regulations, and when filed, to the Company's Knowledge, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 7.12 Solvency Opinion. If any of the providers of the Debt and Preferred Equity Financing require the delivery of a solvency opinion from an independent valuation firm at the Closing, Merger Sub shall cause such solvency opinion to also be delivered to the Special Committee.

     SECTION 7.13 State Takeover Laws. The Company shall take all reasonably necessary steps to exempt the Transactions contemplated by this Agreement, including the Merger, from the requirements of any applicable state takeover law and to assist Merger Sub in any challenge to the validity or applicability to the Transactions of any state takeover law.

     SECTION 7.14 Capital Stock of Merger Sub and Parent. Except as contemplated by this Agreement and the Contribution Agreement, during the period beginning on the date hereof and ending on the Closing, (i) Merger Sub shall not issue or commit to issue any capital stock to any person, (ii) Parent shall not sell, transfer or otherwise dispose of any capital stock of Merger Sub and (iii) Saw Mill shall not sell, transfer or otherwise dispose of any capital stock of Parent, in each case, without the approval of the Company (which approval shall not be unreasonably withheld or delayed).

     SECTION 7.15 Debt and Preferred Equity Financing. Merger Sub, Parent and Saw Mill shall be solely responsible for all negotiations with respect to definitive agreements regarding the financing contemplated by the Commitment Letters. Merger Sub, Parent and Saw Mill shall conduct such negotiations reasonably and in good faith and, at the request of the Special Committee, shall promptly inform the Special Committee as to the status of such negotiations. So long as the Company is in compliance with Sections 7.04(c), 7.04(d), 7.04(f) and 7.09, Saw Mill, Merger Sub and Parent shall use commercially reasonable efforts to satisfy the requirements of the Commitment Letters and to obtain the funding contemplated by and on the terms contained in the Commitment Letters, or if any of the Commitment Letters is terminated or such funds shall not otherwise be available, use commercially reasonable efforts to obtain an alternative source of financing, in each case, on financial and other terms no less favorable than those set forth in the respective Commitment Letters or to the extent not set forth therein, on terms reasonably acceptable to Saw Mill, Merger Sub and Parent. Following the date hereof, any amendment, termination, cancellation or modification of any Commitment Letter or any information known to Merger Sub which makes it unlikely to obtain the financing on the terms set forth in the Commitment Letters, shall be promptly disclosed to the Special Committee; provided, that Merger Sub shall consult with the Company Financial Advisor with respect to any such amendment or modification.

     SECTION 7.16 Equity Securities of the Company. During the period beginning on the date hereof and ending on the first to occur of (x) the Closing or (y) the date nine months after the date of the termination of this Agreement, neither Saw Mill, Parent nor Merger Sub shall, directly or indirectly, acquire or propose to acquire ownership, beneficially or of record, of any equity securities of the Company or any subsidiary thereof, except (i) pursuant to and as contemplated by this Agreement and (ii) immediately prior to the Closing, pursuant to and as contemplated by the Saw Mill Limited Partnership Agreement and the Contribution Agreement.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and the Shareholders to consummate the Merger are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exist) of the following conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the requisite holders of the outstanding shares of Company Common Stock in accordance with Wisconsin Law and the Company's Articles of Incorporation;

          (b) any applicable waiting period under the HSR Act relating to the Merger and/or the Pre-Merger Contributions shall have expired or been terminated;

          (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation's conduct or operation of the business of the Company after the Merger; and

          (d) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

     SECTION 8.02 Conditions to the Obligations of Merger Sub. The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Merger Sub of the following further conditions:

          (a) The Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time; each of the representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or by Company Material Adverse Effect shall be true and correct and (ii) that are not qualified by materiality or by Company Material Adverse Effect shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made at and as of such time; and Merger Sub shall have received a certificate signed by an executive officer of the Company as to compliance with the conditions set forth in this Section 8.02(a);

          (b) Saw Mill, Parent and Merger Sub shall have received an opinion of counsel from Michael Best & Friedrich LLP, which opinion of counsel shall be substantially in the form attached hereto as Exhibit H;

          (c) Surviving Corporation shall have obtained the Debt and Preferred Equity Financing on the terms and conditions set forth in the Commitment Letters or otherwise obtained debt and/or other financing sufficient to consummate the Merger (including the payment of the Merger Consideration, the Option Consideration and the repayment of indebtedness for borrowed money of the Company or any of its subsidiaries that is required to be repaid as a result of the Transactions, if any) and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation;

          (d) Since December 31, 1998, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect;

          (e) All Company Stock Options shall be extinguished and, as of immediately prior to Closing, the Company shall have no liability or obligation with respect to any such Company Stock Options, except as provided in Section 2.03;

          (f) Except as set forth on Exhibit D hereto, all outstanding indebtedness for borrowed money of the Company or any of its subsidiaries shall be paid in full, (ii) any letters of credit of the Company or any of its subsidiaries shall be terminated and (iii) the Company shall have obtained (x) the release of all liens or encumbrances on the capital stock of the Company or any of its subsidiaries and all assets of the Company or any of its subsidiaries securing indebtedness and (y) the release of all guarantees by the Company or any of its subsidiaries of indebtedness for borrowed money. At the Closing, the Company shall provide or arrange to be provided to Merger Sub all releases and other documents in form and substance reasonably satisfactory to Merger Sub demonstrating the release of such liens, encumbrances and guarantees;

          (g) The Company shall have obtained all consents, authorizations, approvals and waivers from third parties, in form reasonably acceptable to Merger Sub (x) which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Surviving Corporation to conduct its business in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect and (y) which are listed on Exhibit E hereto; and

          (h) The Dissenting Shares, if any, shall not include greater than 10% of the issued and outstanding shares of Company Common Stock.

     SECTION 8.03 Conditions to the Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company or the Shareholders, as the case may be, of the following further conditions:

          (a) Each of Merger Sub, Parent and Saw Mill shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time; each of the representations and warranties of Merger Sub, Parent and Saw Mill contained in this Agreement (i) that are qualified by materiality shall be true and correct and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case, as of date hereof and as of the Closing Date as if made at and as of such time; and the Company and Shareholders shall have received a certificate signed by an executive officer of Merger Sub, an executive officer of Parent and an authorized person of Saw Mill as to compliance with the conditions set forth in this
     Section 8.03(a).

     SECTION 8.04 Conditions to the Obligations of Saw Mill and Parent. The obligations of Saw Mill to execute and deliver the Contribution Agreement and to make the Saw Mill Contribution (as such term is defined in the Contribution Agreement) and the obligations of Parent to execute and deliver the Contribution Agreement and to consummate the Pre-Merger Contributions are subject to the satisfaction or, if permitted by applicable Law, waiver by Saw Mill of the following conditions:

          (a) the conditions set forth in Section 8.01 of this Agreement; and

          (b) the conditions set forth in Section 8.02.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:

          (a) by mutual written consent of the Company and Merger Sub;

          (b) by Merger Sub or the Company, if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to August 31, 2000, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, in each case, which is final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger or (iii) the Effective Time shall not have occurred on or before August 31, 2000; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur;

          (c) by Merger Sub or the Company, if the Shareholders' Meeting shall have been held and the holders of outstanding shares of Company Common Stock shall have failed to approve and adopt this Agreement and the Merger upon a vote taken at such meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to the Company if its breach of this Agreement has been the cause of or resulted in the failure to obtain such shareholder approval;

          (d) by Merger Sub, if the Board of Directors of the Company or any committee thereof (including the Special Committee) (i) shall withdraw, modify in a manner adverse to Merger Sub, or refrain from giving its approval or recommendation of this Agreement or any of the Transactions or
     (ii) recommends an Acquisition Proposal or a potential Third Party Transaction to the Company's shareholders pursuant to Section 7.05;

          (e) by the Company, upon a material breach of any representation, warranty, or agreement of any of Parent, Saw Mill or Merger Sub set forth in this Agreement; provided, however, that, if such breach is of a type curable and is curable by Parent, Saw Mill or Merger Sub, as the case may be, through the exercise of its reasonable best efforts and Parent, Saw Mill or Merger Sub, as the case may be, continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(e) for a period of 20 business days from the date on which the Company delivers to Parent, Saw Mill or Merger Sub, as the case may be, written notice setting forth in reasonable detail the circumstances giving rise to such breach;

          (f) by Merger Sub, upon a material breach of any representation, warranty, or agreement of the Company set forth in this Agreement; provided, however, that, if such breach (other than a breach of Section 7.05) is of a type curable and is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Merger Sub may not terminate this Agreement under this Section 9.01(f) for a period of 20 business days from the date on which Merger Sub delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach; or

          (g) by the Company in accordance with Section 7.05(a); provided, that in order for the termination of this Agreement pursuant to this Section 9.01(g) to be deemed effective, the Company shall have complied with all of the provisions of Section 7.05, including the notice provisions contained therein and the payment of the Termination Fee.

     SECTION 9.02 Method of Termination; Effect of Termination.

          (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the applicable other parties hereto in the manner hereinafter provided in
     Section 10.02.

          (b) In the event of the termination of this Agreement pursuant to
     Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, except for (i) fraud, (ii) as set forth in Section 9.03 and (iii) the provisions of Sections 7.04; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any intentional breach by the other party or parties of this Agreement.

     SECTION 9.03 Fees and Expenses.

          (a) Except as provided in this Section 9.03, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (i) the Company shall bear all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, and (ii) Merger Sub and the Company shall each pay one-half of the filing fee in connection with any filing by Merger Sub and the Company under the HSR Act which relates to the Merger.

          (b) In the event that this Agreement is terminated pursuant to Sections 9.01(a) or 9.01(b) and at the time of such termination the conditions contained in Section 8.02(d) have not been satisfied (other than from an event which is directly caused by or directly results from facts known by Merger Sub as of the date hereof) or pursuant to Sections 9.01(d), 9.01(f) or 9.01(g), on the date of such termination, the Company shall pay Saw Mill (or at Saw Mill's direction, to such other person as Saw Mill may designate in writing) by wire transfer of immediately available funds to an account specified by Saw Mill an amount (such amount, the "Saw Mill Reimbursable Expenses") in cash equal to the lesser of (x) the aggregate amount of (i) the costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and the attempted financing and consummation of the transactions contemplated by this Agreement (including investment banking and commitment fees), the related documentation and the shareholders' meetings and consents ("Costs"), including without limitation, the legal fees of the providers of the Commitment Letters and (ii) out-of-pocket expenses, in each case, of Parent, Merger Sub, Saw Mill and/or any of their respective affiliates (as such Costs and out-of-pocket expenses may be estimated by Saw Mill in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Saw Mill's definitive determination of such Costs and out-of-pocket expenses) and (y) $1,500,000; provided, however, that Saw Mill shall have no right to receive Saw Mill Reimbursable Expenses pursuant to this Section 9.03(b) if (i) Saw Mill's, Parent's or Merger Sub's breach of or failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement or (ii) if this Agreement is terminated pursuant to Section 9.01(d)(i) and the applicable withdrawal or modification referred to in
     Section 9.01(d)(i) is a direct result of (xx) Saw Mill's, Parent's and/or Merger Sub's breach of Section 7.15 which continues for a period of 20 business days from the date on which the Company delivers to Saw Mill written notice setting forth in reasonable detail the circumstances giving rise to such breach (other than if prior to such termination an event has occurred which has or which would reasonably be expected to have a Company Material Adverse Effect or the

     Company has materially breached any of its representations, warranties or covenants contained in this Agreement) or (yy) a material adverse change in any of the Commitment Letters, which results in a material adverse change in the capital structure for the Surviving Corporation as of immediately after the Closing (the "Surviving Corporation Capital Structure") as compared to the Surviving Corporation Capital Structure as contemplated as of the date hereof, which causes the Company Financial Advisor to either withdraw the Lehman Opinion or modify the Lehman Opinion in a manner which is materially adverse to the consummation of the Merger, but only if the Company Financial Advisor has provided Saw Mill with a period of at least 20 business days (which period shall commence upon written notice from the Company Financial Advisor setting forth its concerns regarding the changed Surviving Corporation Capital Structure and the reasons for the issuance of such negative opinion), during which time Saw Mill has had an opportunity to address or cure the Company Financial Advisor's concerns regarding the changed Surviving Corporation Capital Structure; provided, further, that if the Company at any time pays the Termination Fee, the Company shall thereafter have no obligation to pay any Saw Mill Reimbursable Expenses.

          (c) In the event that this Agreement is terminated pursuant to Section 9.01(e), Saw Mill, Parent or Merger Sub shall pay the Company by wire transfer of immediately available funds to an account specified by the Company an amount (such amount, the "Company Reimbursable Expenses") in cash equal to the lesser of (x) the aggregate amount of (i) the Costs incurred in connection with pursuing the transactions contemplated by this Agreement and (ii) out-of-pocket expenses, in each case, of the Company (as such Costs and out-of-pocket expenses may be estimated by the Company in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon the Company's definitive determination of such Costs and out-of-pocket expenses) and (y) $1,500,000; provided, however, that the Company shall have no right to receive Company Reimbursable Expenses pursuant to this Section 9.03(c) if the Company's breach of or failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement.

          (d) In the event that this Agreement is terminated by Merger Sub or the Company pursuant to Section 9.01(d) or Section 9.01(g), on the date of such termination, the Company shall pay Saw Mill (or at Saw Mill's direction, such other person as Saw Mill may designate in writing) by wire transfer of immediately available funds to an account specified by Saw Mill a payment in the amount (such amount, the "Termination Fee") equal to (i) $6,700,000 minus (ii) the amount of Saw Mill Reimbursable Expenses, if any, paid by the Company on or prior to the date of such termination; provided, however, that Saw Mill shall have no right to receive the Termination Fee pursuant to this Section 9.03(d) if this Agreement is terminated pursuant to Section 9.01(d)(i) and the applicable withdrawal or modification referred to in Section 9.01(d)(i) is a result of (x) Saw Mill's, Parent's and/or Merger Sub's breach of Section 7.15 which continues for a period of 20 business days from the date on which the Company delivers to Saw Mill written notice setting forth in reasonable detail the circumstances giving rise to such breach (other than if prior to such termination an event has occurred which has or which would reasonably be expected to have a Company Material Adverse Effect or the Company has materially breached any of its representations, warranties or covenants contained in this Agreement) or
     (y) a material adverse change in any of the Commitment Letters, which results in a material adverse change in the Surviving Corporation Capital Structure as compared to the Surviving Corporation Capital Structure as contemplated as of the date hereof, which causes the Company Financial Advisor to either withdraw the Lehman Opinion or modify the Lehman Opinion in a manner which is materially adverse to the consummation of the Merger, but only if the Company Financial Advisor has provided Saw Mill with a period of at least 20 business days (which period shall commence upon written notice from the Company Financial Advisor setting forth its concerns regarding the changed Surviving Corporation Capital Structure and the reasons for the issuance of such negative opinion), during which time Saw Mill has had an opportunity to address or cure the Company Financial Advisor's concerns regarding the changed Surviving Corporation Capital Structure. If this Agreement is terminated pursuant to Section 9.01(b),
     Section 9.01(c) or Section 9.01(f) and a potential Third Party Transaction has been publicly disclosed prior to such termination, then if within nine months after such termination a Third Party Transaction with the party or parties or any of their respective affiliates which proposed such Third Party Transaction is consummated, on the date of the consummation of such Third Party Transaction, the Company shall pay the Termination Fee to Saw Mill (or at Saw Mill's direction, such other person as Saw Mill may designate in writing) by wire transfer of immediately available funds to an account specified by Saw Mill.

     SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement by the shareholders of the Company, no amendment may be made which would (a) change the amount or the type of Merger Consideration to be received by the shareholders of the Company pursuant to the Merger, (b) change any other term or condition of the Agreement if such change would materially and adversely affect the Company or the holders of shares of Company Common Stock or (c) without the vote of the shareholders entitled to vote on the matter, change any term of the Articles of Incorporation of the Company. This Agreement may not be amended nor may any provision of this Agreement be waived except by an instrument in writing signed by the parties hereto.

     SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in Sections 8.01(a) and (b)) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X
                               GENERAL PROVISIONS

     SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01.

     SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

     if to Merger Sub, Parent or Saw Mill:

     c/o Saw Mill Capital LLC
     22 Saw Mill River Road
     Hawthorne, New York 10532
     Telecopy: (914) 592-8548
     Attention: Howard Unger
            Scott Budoff

     with copies to:

     Kirkland & Ellis
     Citicorp Center
     153 East 53rd Street
     New York, New York 10022
     Telecopy: (212) 446-4900
     Attention: Frederick Tanne, Esq.
            W. Brian Raftery, Esq.

     if to the Company:

     Jason Incorporated
     411 E. Wisconsin Avenue, Suite 2120
     Milwaukee, Wisconsin 53202
     Telecopy No.: (414) 277-9445
     Attention: Frank Jones

     with copies to:

     Michael Best & Friedrich LLP
     100 East Wisconsin Avenue
     Milwaukee, WI 53202
     Telecopy: (414) 277-0656
     Attention: K. Thor Lundgren, Esq.

     and

     Reinhart Boerner Van Deuren Norris & Rieselbach
     1000 North Water Street, Suite 2100
     Milwaukee, Wisconsin 53202
     Telecopy: (414) 298-8097
     Attention: Richard W. Graber, Esq.

     if to any Shareholder:

     c/o Jason Incorporated
     411 E. Wisconsin Avenue, Suite 2120
     Milwaukee, Wisconsin 53202
     Telecopy No.: (414) 277-9445
     Attention: Vincent L. Martin and Mark Train

     with a copy to:

     Foley & Lardner
     777 East Wisconsin Avenue
     Milwaukee, Wisconsin 53202-5367
     Telecopy No.: (414) 297-4900
     Attention: Joe Tyson

     SECTION 10.03 Certain Definitions. For purposes of this Agreement, the term:

          (a) "Acquisition" means the Merger and the other transactions contemplated by this Agreement (other than the Pre-Merger Contributions and the Debt and Preferred Equity Financing);

          (b) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (c) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

          (d) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Milwaukee, Wisconsin;

          (e) "Code" means the Internal Revenue Code of 1986, as amended;

          (f) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (g) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

          (h) "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights;

          (i) "Knowledge" means the actual knowledge of any of the Company's Chairman, Chief Executive Officer or Chief Financial Officer.

          (j) "Lien" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;

          (k) "Owned Shares" means the aggregate shares of Company Common Stock owned beneficially and of record by the Shareholders as of the date hereof as set forth on Exhibit C hereof (as such number may be reduced as a result of the consummation of the transactions contemplated by the Contribution Agreement);

          (l) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

          (m) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          (n) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not;

          (o) "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof;

          (p) "Transactions" means the Acquisition and the Debt and Preferred Equity Financing; and

          (q) "Voting Agreement" means that certain Voting Agreement, dated as of the date hereof, by and among Merger Sub and the Shareholders and the other shareholders of the Company named therein.

     SECTION 10.04 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

     SECTION 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.06 Entire Agreement; Assignment. This Agreement (including the Exhibits, and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, except that Parent, Merger Sub and the Company may assign their respective rights and obligations hereunder as collateral security to any person providing financing to Parent, Merger Sub and/or the Company; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 10.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 10.09 Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

     SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.12 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     SECTION 10.13 Recitals. The Recitals to this Agreement are a part of this Agreement and are hereby incorporated by reference.

     SECTION 10.14 Knowledge of Saw Mill, Parent and Merger Sub. For all purposes of this Agreement, the phrases "to Saw Mill's Knowledge", "to Parent's Knowledge", "to Merger Sub's Knowledge" and "known by Merger Sub" shall mean as of the applicable date, the actual knowledge of Howard Unger, Scott Budoff or William Gerstner.

                                   * * * * *

     IN WITNESS WHEREOF, Saw Mill, Parent, Merger Sub, Shareholders and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SAW MILL CAPITAL FUND II, L.P.

                                          By: Saw Mill Investments II, LLC,
                                            Its General Partner

                                            By: /s/ HOWARD UNGER
                                               ---------------------------------
                                               Name: Howard Unger
                                               Title: President

                                          CALENDAR HOLDINGS, INC.

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          CALENDAR ACQUISITION CORP.

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          JASON INCORPORATED

                                          By: /s/ MARK TRAIN
                                            ------------------------------------
                                            Name: Mark Train
                                            Title: Chief Executive Officer

                                          /s/ VINCENT L. MARTIN
                                          --------------------------------------
                                          VINCENT L. MARTIN

                                          /s/ MARK TRAIN
                                          --------------------------------------
                                          MARK TRAIN

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 dated as of March 13, 2000, to that Agreement and Plan of Merger ("Merger Agreement") dated as of January 30, 2000, among Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Saw Mill ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Jason Incorporated, a Wisconsin corporation (the "Company"), Vincent L. Martin ("Chairman") and Mark Train ("Chief Executive Officer" and together with the Chairman, the "Shareholders"). Capitalized terms used herein and not defined shall have the meaning given them in the Merger Agreement.

     WHEREAS, Section 7.02(a) of the Merger Agreement requires the Company to file the Proxy Statement with the SEC no later than March 15, 2000;

     WHEREAS, the parties agree that it is in the best interests of the parties to delay filing the Proxy Statement with the SEC by up to nine days.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

     1. The parties hereby agree that the proviso relating to filing of the Proxy Statement with the SEC contained in Section 7.02(a) of the Merger Agreement is hereby amended to read as follows:

          "provided that subject to Saw Mill's, Parent's and Merger Sub's compliance with the immediately-preceding sentence, in no event shall the Company file the Proxy Statement with the SEC any later than the date 54 days after the date hereof."

     2. All other terms and provisions of the Merger Agreement shall remain unchanged and in full force and effect.

                         [Signatures on Following Page]

     IN WITNESS WHEREOF, Saw Mill, Parent, Merger Sub, Shareholders and the Company have caused this Amendment No. 1 to the Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SAW MILL CAPITAL FUND II, L.P.

                                          By: Saw Mill Investments II, LLC,
                                            Its General Partner

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          CALENDAR HOLDINGS, INC.

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          CALENDAR ACQUISITION CORP.

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          JASON INCORPORATED

                                          By: /s/ MARK TRAIN
                                            ------------------------------------
                                            Name: Mark Train
                                            Title: Chief Executive Officer

                                            /s/ VINCENT L. MARTIN
                                            ------------------------------------
                                            Vincent L. Martin

                                            /s/ MARK TRAIN
                                            ------------------------------------
                                            Mark Train

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 2 dated as of May 8, 2000, to that Agreement and Plan of Merger dated as of January 30, 2000 (as amended, the "Merger Agreement"), among Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Saw Mill ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Jason Incorporated, a Wisconsin corporation (the "Company"), Vincent L. Martin ("Chairman") and Mark Train ("Chief Executive Officer" and together with the Chairman, the "Shareholders"). Capitalized terms used herein and not defined shall have the meaning given them in the Merger Agreement.

     WHEREAS, the parties wish to amend the Merger Agreement to reduce the number of shares of Company Common Stock to be contributed by the Shareholders.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

     1. The fifth "Whereas" clause of the Merger Agreement is hereby amended by deleting the reference to "2,552,817" contained therein and replacing it with "2,437,262".

     2. EXHIBIT A to the Merger Agreement is hereby amended and restated in its entirety as set forth on EXHIBIT A attached hereto.

     3. All other terms and provisions of the Merger Agreement shall remain unchanged and in full force and effect.

                         [Signatures on Following Page]

     IN WITNESS WHEREOF, Saw Mill, Parent, Merger Sub, Shareholders and the Company have caused this Amendment No. 2 to the Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SAW MILL CAPITAL FUND II, L.P.

                                          By: Saw Mill Investments II, LLC,
                                            Its General Partner

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          CALENDAR HOLDINGS, INC.

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          CALENDAR ACQUISITION CORP.

                                          By: /s/ HOWARD UNGER
                                            ------------------------------------
                                            Name: Howard Unger
                                            Title: President

                                          JASON INCORPORATED

                                          By: /s/ MARK TRAIN
                                            ------------------------------------
                                            Name: Mark Train
                                            Title: Chief Executive Officer

                                            /s/ VINCENT L. MARTIN
                                            ------------------------------------
                                            Vincent L. Martin

                                            /s/ MARK TRAIN
                                            ------------------------------------
                                            Mark Train

                                                                         ANNEX B

                                                                January 29, 2000

Special Committee of the Board of Directors
Jason Incorporated
411 East Wisconsin Avenue, Suite 2120
Milwaukee, Wisconsin 53202

Members of the Special Committee of the Board of Directors:

     We understand that Jason Incorporated (the "Company"), Saw Mill Capital Fund II, L.P. (collectively with its affiliates, "SMC" or the "Purchaser") and the Management Stockholders (as defined below), intend to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which a newly-formed subsidiary of the Purchaser will merge with and into the Company (the "Merger") and, upon effectiveness of the Merger, each issued and outstanding share of the Company's common stock (other than shares held by the Chairman, Vincent Martin, and the Chief Executive Officer, Mark Train, (the "Management Stockholders") and the Purchaser) will be converted into the right to receive $11.25 in cash (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement dated January 30, 2000 among Calendar Holdings, Inc., Calendar Acquisition Corp., the Company and the Management Stockholders.

     We have been requested by the Special Committee of the Board of Directors of the Company (the "Special Committee") to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company other than the Management Stockholders and the Purchaser (the "Public Stockholders"), of the consideration to be received by the Public Stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) the annual report of the Company for the fiscal year ended December 25, 1998 filed on Form 10-K, the quarterly reports of the Company for the fiscal quarters ended March 26, 1999, June 25, 1999 and September 24, 1999 filed on Form 10-Q, and such other publicly available information concerning the Company as we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from June 16, 1987 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the industries in which it operates, businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not

January 29, 2000
Page  2

made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the Public Stockholders in the Proposed Transaction is fair to the Public Stockholders.

     We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services which is contingent in part upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Special Committee and the Board of Directors and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          /s/ Lehman Brothers

                                          LEHMAN BROTHERS

                                                                         ANNEX C

     SECTIONS 180.1301 - 180.1331 OF THE WISCONSIN BUSINESS CORPORATION LAW DISSENTERS' RIGHTS

180.1301. DEFINITIONS

     In ss. 180.1301 to 180.1331:

     (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (1m) "Business combination" has the meaning given in s. 180.1130(3).

     (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

     (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

     (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

     (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

     (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302. RIGHT TO DISSENT

     (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

             1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

             2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

          (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

             1. A sale pursuant to court order.

             2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

     (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

          (a) Alters or abolishes a preferential right of the shares.

          (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

          (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

     (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or
180.1829(1)(c).

     (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

     (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303. DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS

     (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

          (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

          (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320. NOTICE OF DISSENTERS' RIGHTS

     (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

     (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

180.1321. NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

          (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

          (b) Not vote his or her shares in favor of the proposed action.

     (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322. DISSENTERS' NOTICE

     (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with
s. 180.0141 and shall include or have attached all of the following:

          (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

          (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

          (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

          (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

          (e) A copy of ss. 180.1301 to 180.1331.

180.1323. DUTY TO DEMAND PAYMENT

     (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1324. RESTRICTIONS ON UNCERTIFICATED SHARES

     (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

     (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325. PAYMENT

     (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2) The payment shall be accompanied by all of the following:

          (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

          (b) A statement of the corporation's estimate of the fair value of the shares.

          (c) An explanation of how the interest was calculated.

          (d) A statement of the dissenter's right to demand payment under s.
     180.1328 if the dissenter is dissatisfied with the payment.

          (e) A copy of ss. 180.1301 to 180.1331.

180.1326. FAILURE TO TAKE ACTION

     (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

180.1327. AFTER-ACQUIRED SHARES

     (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328. PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER

     (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

          (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

          (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

          (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330. COURT ACTION

     (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

          (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

          (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under
     s. 180.1327.

180.1331. COURT COSTS AND COUNSEL FEES

     (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

          (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

          (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

          (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                               JASON INCORPORATED
                                      PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Vincent Martin and Mark Train, or either of them, as Proxies, each with full power of substitution for himself, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Jason Incorporated held of record by the undersigned on May 30, 2000, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 27, 2000, and any or all adjournments or postponements thereof, with like effect as if the undersigned were personally present and voting.

1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 30, 2000, BY AND AMONG THE SAW MILL CAPITAL FUND II, L.P., A DELAWARE LIMITED PARTNERSHIP ("SAW MILL"), CALENDAR HOLDINGS, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF SAW MILL ("PARENT"), CALENDAR ACQUISITION CORP., A WISCONSIN CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), JASON INCORPORATED, VINCENT L. MARTIN AND MARK TRAIN, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE RESULTING RIGHT TO RECEIVE $11.25, WITHOUT INTEREST, FOR EACH SHARE OF THE $0.10 PAR VALUE COMMON STOCK OF THE COMPANY, OTHER THAN CERTAIN SHARES OWNED BY VINCENT L. MARTIN, MARK TRAIN, SAW MILL AND THEIR RESPECTIVE AFFILIATES.

         [  ]  FOR             [  ]  AGAINST             [  ]  ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

2.       ELECTION OF DIRECTORS:

         1-VINCENT MARTIN
         2-MARK TRAIN
         3-FRANK JONES
         4-WAYNE OLDENBURG
         5-WAYNE FETHKE
         6-DAVID DRURY

         [ ] FOR ALL NOMINEES      [ ] WITHHOLD AUTHORITY

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED)  [              ]


3. TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR 2000.

         [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN


4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


     Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment or postponement thereof and after notification to the Secretary of the Company at the Annual Meeting of the Shareholder's decision to terminate this proxy, then the power of said attorneys and proxies will be deemed terminated and of no further force and effect.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE PROPOSALS ABOVE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS LISTED ABOVE IF NO SPECIFICATION IS MADE. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith dated June 6, 2000.


                     JASON INCORPORATED 2000 ANNUAL MEETING



Check appropriate box                 Date
Indicate changes below:                    _______________________ NO. OF SHARES
Address Change?            [ ]  Name Change?   [ ]


                                            ___________________________________
                                           |                                   |
                                           |                                   |
                                           |___________________________________|


                                                  SIGNATURE(S) IN BOX Please
                                                  sign exactly as your name
                                                  appears hereon. When shares
                                                  are held by joint tenants,
                                                  both should sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by an authorized person.



                                      -63-